Filed Pursuant to Rule 424(b)(3)

Registration No. 333-110819
PROSPECTUS

ebank Financial Services, Inc.

2410 Paces Ferry Road, Suite 190
Atlanta, Georgia 30339
(770) 863-9229

Common Stock, $.01 Par Value Per Share

$1.08 per Share
3,703,704 Shares ($4,000,000)

        ebank Financial Services, Inc. is offering up to 3,703,704 shares of its Common Stock, $.01 par value for sale at a price of $1.08 per share, subject to a minimum subscription amount of 100 shares per investor, to raise funds as additional regulatory and working capital for ebank Financial Services, Inc. and our subsidiary bank, ebank. If the offering is fully subscribed, the number of outstanding shares of our common stock will increase by over 178% over the 2,074,723 shares outstanding prior to the offering, and the shares offered hereby will represent approximately 64.25% of our issued and outstanding common stock following the offering. The offering price represents a discount of approximately 26% to the book value of our common stock as of September 30, 2003 ($1.46 per share). Our common stock is quoted on the Nasdaq OTC Bulletin Board under the symbol “EBDC.” On April 12, 2004, the last reported bid price for our common stock on such market was $1.10 per share. This amended and restated Prospectus has been prepared to provide you with a copy of our audited financial statements and related notes and analysis for the fiscal year ended December 31, 2003, together with ceratin additional updated disclosures concerning our executive officers and directors and executive compensation programs.

        We have not reported profitable operations for any fiscal year since the inception of the Company, and we may not become profitable in the future. Additionally, we have not had enough shareholders or outstanding shares to support an active trading market in our common stock and it is possible that no such market may develop in the future.

        The offering will terminate 90 days following February 11, 2004, the date of the original Prospectus for the offering, although we may extend this offering for one additional 30-day period in our sole discretion. We may allocate shares available pursuant to the offering among subscribers in any manner determined by our Board of Directors, acting in the Board’s sole discretion.

        As of the date of this Prospectus, our directors and executive officers, including their affiliates, beneficially own approximately 13.4% of our common stock, including convertible Series A preferred shares but excluding warrants and options. Such percentage includes 193,741 shares purchased by five of our directors and executive officers pursuant to the offering prior to the date of this amended and restated Prospectus. We do not know at this time whether any of our directors or executive officers may elect to purchase additional shares in the offering.

        Subscription funds will be deposited upon receipt into a segregated account, pending our acceptance of the associated subscription. We will conduct the offering solely on a best efforts, no minimum basis, which means that there are no purchase commitments from underwriters and no minimum number of shares that we must sell in order to accept subscriptions and close the offering. Accordingly, we may raise less than $4,000,000 in the offering and the funds from any subscriptions we accept will be immediately available to the Company. If you subscribe for shares in the offering, your subscription will be irrevocable pending its acceptance or rejection by the Company. We reserve the right to accept or reject any individual subscription, and to amend or terminate the offering at any time. If your subscription is not accepted, or if we terminate the offering, funds received prior to any such decision will be returned promptly to you without interest.

        We will pay a commission equal to 4% of the subscription price to any eligible broker or dealer named in a Subscription Agreement as having assisted the subscriber in making their investment. We anticipate that this fee will be payable in connection with any subscription directly solicited by the Placement Agent, Jones, Byrd & Attkisson, Inc., and also may be payable in connection with other subscriptions. The following table presents an estimate of the maximum potential proceeds to the Company if the offering is fully subscribed, assuming payment of the 4% commission on all subscriptions and assuming that expenses of the sale, distribution and issuance of these securities paid by the Company will reduce the net proceeds by an estimated $232,918.

		Underwriting discounts	Proceeds to ebank
	Subscription Price	and commissions	Financial Services, Inc.

Per Share of Common Stock	$1.08	$0.0432	$1.0368

Total Maximum	$4,000,000.00	$160,000.00	$3,607,082

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Please note that these securities: (i) are not bank accounts or deposits; (ii) are not federally insured by the FDIC; and (iii) are not insured by any other state or federal agency.

        Investing in our common stock involves many risks. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” on page 8 for a discussion of these risks.

The date of this Prospectus is April 15, 2004

      This offering is being made only to residents of states where the offering is the subject of an effective registration statement under, and fully complies with, all applicable securities laws. We intend to conduct this offering in the States of Georgia, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia, subject to the effective registration of the offering under the laws of each such state. We are not offering to sell these securities, nor are we soliciting any offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

      You should rely only on the information in this Prospectus or other information referred to in this document. ebank Financial Services, Inc. has not authorized anyone to provide you with other or different information. This amended and restated Prospectus is dated April 15, 2004. You should not assume that the information contained in this Prospectus is accurate as of any date other than that date, and neither the distribution of this Prospectus nor the issuance of shares of ebank Financial Services, Inc. common stock in the offering shall create an implication to the contrary.

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SUMMARY OF THE OFFERING

      This section answers in summary form some questions you may have about ebank Financial Services, Inc. and the offering, and highlights some of the information in this Prospectus. Because this is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our common stock in this offering. You should read the entire Prospectus carefully, including the Risk Factors and the Financial Statements, before you decide to purchase shares of our common stock.

Summary Information Concerning the Offering:

Questions:		Answers:

Q:	What type of security is the Company offering for sale?	A:	We are offering for sale up to 3,703,704 shares of our common stock at a price of $1.08 per share.

Q:	Why is the Company making this offering?	A:	We are making this offering to raise up to $4 million of capital to support the future growth and development of the business of ebank Financial Services, Inc. We intend to use approximately $250,000 of the proceeds from the offering to repay certain outstanding debt of the Company. We expect to use substantially all of the remaining proceeds as additional regulatory and working capital for our subsidiary bank, ebank, to support future growth in its deposits and asset base. See “USE OF PROCEEDS,” page 18.

Q:	How much money will ebank Financial Services, Inc. receive from the offering?	A:	Our gross proceeds from the offering will depend on how many shares are purchased. If we sell all 3,703,704 shares offered, then we will receive gross proceeds of approximately $4.0 million, before deducting any dealer commissions, which will not exceed $160,000, and offering expenses payable by us estimated to be approximately $232,918.

Q:	What does the Company intend to do with the proceeds from the offering?	A:	The actual proceeds of the offering will be applied first to pay the expenses associated with the offering. The maximum net proceeds of the offering are estimated to be approximately $3,607,082. We intend to use approximately $250,000 of the net proceeds from the offering to repay certain outstanding debt of the Company. We expect to use substantially all of the remaining net proceeds as additional regulatory and working capital for our subsidiary bank, ebank, to support future growth in its deposits and asset base. See “USE OF PROCEEDS” on page 18.

Q:	Is the offering price intended to approximate the market price for the common stock?	A:	No. Our stock is not actively traded. Accordingly, both the offering price of $1.08 per share and the historical trading prices for our stock may not provide a reliable indication of future market prices. Our stock may trade above or below the offering price following any purchase of shares that you make in the offering.

Questions:		Answers:
Q:	How did the Company determine the offering price of $1.08 per share for its common stock?	A:	Our primary objectives in establishing the subscription price at $1.08 per share of common stock, which represents an approximately 26% discount to the book value as of September 30, 2003, were to maximize net proceeds obtainable and to enhance the success of the offering. In setting this price, we considered information we believed to be relevant, including existing conditions in the equity markets, the recent trading history of our common stock, and our financial condition and earnings, as well as the per share book value of the common stock.

Q:	Do we expect our directors and executive officers to invest in the offering, and how will this affect their ownership interest in the Company?	A:	As of the date of this amended and restated Prospectus, our directors and executive officers, including their affiliates, beneficially own 441,836 shares, or approximately 13.4%, of our common stock. This number includes common stock underlying shares of convertible Series A preferred but excludes warrants and stock options exercisable currently or within 60 days. Such number also includes 193,741 shares purchased by five of our directors and executive officers pursuant to the offering prior to the date of this amended and restated Prospectus. We do not know at this time whether any of our directors or executive officers may elect to purchase additional shares in the offering, or whether such purchases would increase or decrease their percentage of total ownership of our outstanding common stock. All sales of shares in the offering to our directors and executive officers, or to any affiliates of such persons, have been and will continue to be made at the same price and on the same terms as sales of shares to all other investors in the offering.

Q:	Is the offering being made subject to any overall minimum number of shares being sold or a minimum amount of capital being raised?	A:	No. There is no minimum number of shares or minimum aggregate dollar amount that must be sold as a condition to accepting subscriptions and closing the offering. Consequently, the funds tendered in payment of the purchase price for any subscription which we accept will be immediately available to the Company.

Q:	Do I have to be a resident of a certain state in order to invest in this offering?	A:	Yes. In an effort to maximize the number of existing shareholders included while limiting the delays and costs associated with compliance with state “Blue Sky” laws to a level deemed reasonable in relation to the amount of capital to be raised, this offering is being made only to investors who are residents of the States of Georgia, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia, subject to our ability to effect registration of the offering under the laws of each such state.

Q:	How long will the offering last?	A:	The offering will terminate on May 11, 2004, 90 days following the date of the original Prospectus, although

Questions:		Answers: we may extend this offering for one additional 30-day period in our sole discretion.

Q:	Can the Company amend or cancel the offering?	A:	Yes. We have the right to amend or terminate the offering at any time, in our sole discretion. If we amend the offering in any material way, we will offer subscribers the opportunity to change their subscriptions to the extent required by the SEC. If we terminate the offering, funds received prior to termination will be returned promptly to you without interest.
Summary Information Concerning the Company and the Common Stock:

Q:	What is ebank Financial Services, Inc.?	A:	ebank Financial Services, Inc., formerly known as ebank.com, Inc., a Georgia corporation, is the holding company for ebank, a federal savings bank which provides banking and other financial services to small business and retail customers through our offices in Atlanta, Georgia and via the Internet.

Q:	What are the Company’s recent operating results?	A:	We incurred a net loss attributable to common stock holders, after provision for preferred stock dividends, of $601,403 and $1,472,815 for the fiscal years ended December 31, 2003 and December 31, 2002, respectively. We have not reported profitable operations for any fiscal year since the inception of the Company, and we may not become profitable in the future. Our accumulated deficit stood at $12,717,739 at December 31, 2003, and was $12,597,636 at December 31, 2002.
For additional important information concerning our results of operations and financial condition, please refer to “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” beginning on page 33 of this Prospectus, and to our historical financial statements and related notes presented beginning on page F-1 of this Prospectus.

Q:	Where does the Company’s common stock trade?	A:	Our common stock is quoted under the symbol “EBDC” on the Over-the-Counter Bulletin Board, which is not an established exchange, and we have not had enough shareholders or outstanding shares to support an active trading market.

Q:	Does the Company pay any dividends on its common stock?	A:	No. At the present time, we do not pay dividends on our common stock and it is unlikely that we will do so in the foreseeable future. Thus, you may be able to realize a return on your investment in our common stock only through the sale of your shares.

Q:	Where is the Company located?	A:	Our principal executive offices are located at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339, and our

Questions:	Answers:

telephone number is (770) 863-9225. You may view our web site at www.ebank.com, but this Prospectus does not incorporate by reference any information on our web site. We are providing our Internet address for reference purposes only.

Q:	When was the Company formed?	A:	We were incorporated in August 1997 for the purpose of forming and operating ebank, originally known as Commerce Bank, a federal savings bank. We obtained regulatory approvals and opened ebank for business on August 17, 1998 as a traditional community bank, initially operating from one location in Atlanta, Georgia. From the outset, however, we planned to enhance our delivery of these services through the use of state-of-the-art technology and to capitalize on the flexibility provided by our thrift charter to pursue strategic opportunities in related areas of commerce.

Q:	How has the Company’s business developed, and how is it related to online commerce and the Internet?	A:	In April 1999, we acquired the Internet domain name ebank.com, and on June 30, 1999, we commenced Internet banking services. Like many Internet-related companies, we anticipated rapid growth and took several steps to position ourselves for this growth. As with many other such companies, however, market conditions for raising capital for Internet-related companies turned adverse in early 2000, and we were unable to raise the capital needed to support our original strategy.
In July 2000, we restructured our senior management team and obtained a $2.5 million line of credit, guaranteed by our organizing directors, to pay expenses related to our initial business strategy and to support the development of a new strategy.
We subsequently raised a total of $5.45 million through three private placements of preferred stock and warrants to pay off the $2.5 million line of credit and support the implementation of our revised business strategy.
Our revised strategy emphasizes our traditional banking business and the development of cost-effective strategies utilizing the Internet as one of our delivery channels. Our current Internet strategy is to maintain and promote awareness of our state-of-the-art Internet capabilities as another channel of delivering products, services, and communications to both our retail and commercial customers.
We will continue to operate ebank Financial Services, Inc. as a shell holding company and maintain our unitary thrift holding company charter. This charter provides us with several advantages, including the ability, to the extent dictated by future growth of our business, to open branches in all fifty states and to operate as a licensed

Questions:		Answers: mortgage lender in all fifty states. See “DESCRIPTION OF OUR BUSINESS” beginning on page 25.
Summary Information Concerning How to Participate in the Offering:

Q:	How do I invest in the offering?	A:	If you wish to invest in the offering, you should:
(1) Complete, date and sign the Subscription Agreement, including the Form W-9, accompanying this Prospectus; and
(2) Transmit the completed Subscription Agreement, together with payment in full for all shares subscribed, to the Placement Agent, Jones, Byrd & Attkisson, Inc., in time to be received before the subscription deadline, which is 5:00 p.m. Atlanta, Georgia Time on May 11, 2004, unless extended by us, by one of the methods described elsewhere in this Prospectus and in the Subscription Agreement. See “DESCRIPTION OF THE OFFERING — How to Subscribe” on page 23.

Q:	Is there any minimum amount that an investor must purchase to participate in the offering?	A:	Yes. You must subscribe for the purchase of at least 100 shares of common stock in order to participate in the offering.

Q:	Is there any upper limit on the amount of shares for which an investor may subscribe in the offering?	A:	Other than the maximum number of shares offered hereby, there is no limit on the number of shares for which you may subscribe in the offering.
However, certain investors may be required to obtain prior clearance, approval or nondisapproval from state or federal bank regulators, including the federal Office of Thrift Supervision, to own or control shares of our common stock. These requirements may be based, among other factors, on the overall size of such investors’ holdings of our securities. We will not be required to issue shares in the offering to any person covered by these rules unless we receive evidence satisfactory to us, in our sole discretion, that such clearance, approval or nondisapproval has been obtained. See “DESCRIPTION OF THE OFFERING — Regulatory Ownership Limitation” on page 24 and “SUPERVISION AND REGULATION — Supervision of ebank Financial Services, Inc.” on page 54.

Q:	How must I pay the offering price?	A:	The subscription price for any shares you wish to purchase in the offering must be paid by personal check, bank or cashier’s check, or wire transfer payable to ebank Financial Services, Inc. Stock Subscription Account.

Q:	If I subscribe for shares in response to the offering, can I change my mind?	A:	No. Once you submit your properly completed Subscription Agreement together with payment for the shares to the Company through the Placement Agent,

Questions:		Answers: your subscription is irrevocable, subject to our right to reject any subscription as described herein.

Q:	How will the Company determine which subscriptions to accept in the offering?	A:	For the first 30 days of this offering, we accepted subscriptions on a “first come, first served” basis only from holders of currently outstanding shares of our common stock and our Series A preferred stock, and from our directors, officers and employees who are residents of those states in which this offering is being made.
This initial subscription period was intended to permit those parties who already have a vested interest in the future growth and success of the Company to have the first opportunity to make an additional investment at the offering price, which represents an approximate 26% discount to the book value of our common stock at September 30, 2003.
Commencing on March 13, 2004, we began accepting subscriptions from the general public in those states in which this offering is being made. In determining which of such subscriptions to accept, we may consider various factors, including a subscriber’s potential to do business with, or to direct customers to, ebank, the relative amount of each subscribers’ proposed investment and the order in which subscriptions are received. See “DESCRIPTION OF THE OFFERING — Acceptance of Subscriptions and Allocation of Shares” on page 22.

Q:	What are some of the reasons why the Company might reject my subscription?	A:	As described above, during the first 30 days of this offering, we accepted subscriptions on a “first come, first served” basis only from existing shareholders, and from our directors, officers and employees, who are residents of those states in which this offering is being made. Thereafter, we began accepting subscriptions from members of the general public in those states where the offering is being made, subject to any criteria for acceptance of subscriptions which our Board of Directors and management may elect to follow. See “DESCRIPTION OF THE OFFERING — Acceptance of Subscriptions and Allocation of Shares” on page 22.
We will not be required to accept a subscription from any investor who is required to obtain prior clearance, approval or nondisapproval from state or federal bank regulators in the absence of satisfactory proof of such regulatory action.
We also will not accept any subscriptions from investors who are residents of states in which we are not offering these securities for sale. See “DESCRIPTION OF THE OFFERING — Regulatory Ownership Limitation” and

Questions:		Answers: “DESCRIPTION OF THE OFFERING — Limitations on Geographic Scope of Offering” on page 24.

Q:	Who should investors contact if they have more questions about the offering?	A:	If you have additional questions about the offering, you should direct them to the Placement Agent for the offering, Jones, Byrd & Attkisson, Inc., Att’n: Ron Attkisson, 2839 Paces Ferry Road, Suite 320, Atlanta, Georgia 30339, Telephone (770) 431-6200.

RISK FACTORS

      An investment in shares of our common stock involves risks. Before making an investment in our common stock, you should carefully consider the risks described below, together with the other information in this Prospectus. Our business, financial condition and results of operations could be adversely affected by any of the following risks. If we are adversely affected by these risks, then the trading price of our common stock could decline and you could lose all or part of your investment. The risks described below are the risks that we currently believe are material risks of an investment in our common stock. You should keep in mind that the risks described below are not the only risks that we face. Additional risks not presently known to us, or risks that we currently believe are not material, may also impair our business operations.

Risks Related to this Offering

Our stock is not traded on an established exchange and its price may be volatile, which may result in a significant difference between the fixed price at which we are selling our common stock in this offering and the prevailing market price for such stock following completion of the offering.

      We are offering to sell shares of our common stock at a fixed price of $1.08 per share. Our stock is quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is not an established exchange, and we have not had enough shareholders or outstanding shares to support an active trading market. Accordingly, both the fixed offering price of $1.08 per share and the historical prices at which our stock has traded may not provide a reliable indication of future market prices. For those reasons, the trading price of our common stock could fluctuate significantly. Volatility in our stock price could also result from the following factors, among others:

•	quarterly variations in operating results;

•	announcements of technological innovations or new services or products by us or our competitors;

•	changes in financial estimates by securities analysts;

•	changes in governmental regulations;

•	the operating and stock price performance of other companies in our industry; and

•	general stock market or economic conditions.

The market price for our common stock also may be affected by general volatility in the market prices for companies with business models which are, or are perceived to be, related to online commerce and the Internet.

      The market prices of equity securities of companies with business models related to the Internet and online commerce have been particularly volatile. Although our original Internet-based business strategy has been revised to emphasize our traditional banking business while developing cost-effective strategies utilizing the Internet as one of our delivery channels, we cannot guarantee that market fluctuations related to the Internet and online commerce will not continue to impact the price of our common stock. Accordingly, these fluctuations may limit the ability of investors in the offering to sell their shares at or above the offering price, or at all. Further, in the past, following periods of volatility in the market price for a company’s securities, shareholders have often instituted securities class action litigation. If litigation of that type were brought against us, it could result in substantial costs and could divert management’s attention and resources, which could have a material adverse effect on our business.

      Future sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock or impair our ability to raise future capital, leading to a decline in the value of your investment in the offering.

      If this offering is fully subscribed, we will have 5,778,427 shares of common stock outstanding immediately afterwards. This represents an increase of more than 178% over the 2,074,723 shares outstanding prior to the offering, and includes all 3,703,704 shares which are the subject of this offering. These offered shares would represent approximately 64.25% of our outstanding common stock following completion of the offering. Other than any shares which are purchased by our directors, executive officers and other major shareholders who may be deemed to be affiliates of the Company, all of whom are subject to certain limits on the timing and manner of their sales under Federal securities laws, all 3,703,704 of these shares may be resold in the public market immediately. Of the 3,150,298 shares of common stock outstanding as of March 30, 2004, 1,600,706 shares are freely tradable by the holders of such shares, who are not affiliates of the Company. An additional 584,966 of such shares which were issued either as payment of dividends on, or upon conversion of, shares of our Series A preferred stock are freely tradable, except for any such shares held by affiliates of the Company, because the underlying shares of Series A preferred have been held by the recipients of such shares for more than two years.

      There are an additional 4,187,716 shares of our common stock issuable in the future as follows:

•	2,396,800 shares are issuable at any time upon conversion of 2,396,800 outstanding shares of our Series A preferred. Under applicable Federal securities laws, the 1,804,800 of these shares not held by our directors, executive officers and other major shareholders who may be deemed affiliates of the Company would be freely tradable upon issuance, since the holders purchased their preferred shares more than two years ago. All 2,396,800 of these shares also are subject to the registration rights discussed below.

•	1,577,999 shares are issuable pursuant to presently exercisable warrants. These shares, while not freely tradable upon issuance, are subject to the registration rights discussed below.

•	212,917 shares are issuable pursuant to the exercise of options granted to directors and employees under our 1998 Stock Incentive Plan. Of the 212,917 shares subject to outstanding options, 165,750 shares are issuable pursuant to options that presently are exercisable. 34,417 of these shares, including 28,417 of the shares subject to options that are presently exercisable, would be freely tradable upon issuance, as they are subject to options that are not held by our directors or executive officers.

      Under registration rights granted to the purchasers of our outstanding Series A preferred stock and accompanying warrants issued in three private placements in 2001 and 2002, as well as to holders of outstanding warrants issued privately as compensation for certain services rendered to the Company, we are obligated to register for resale by such holders a total of 4,559,765 shares of common stock. These shares consist of: (i) 33,200 shares previously issued upon conversion of Series A preferred shares; (ii) 2,396,800 shares issuable on conversion of the Series A preferred; (iii) 1,577,999 shares issuable upon the exercise of warrants and (iv) 551,766 shares issued without registration in payment of dividends on the outstanding shares of Series A preferred. Certain of these shares previously were registered by us for resale by such holders, but, pursuant to the terms of the registration rights agreements, we notified the holders to suspend their use of the related resale prospectus in April 2002. In order to fulfill our obligation to provide such holders with a new resale prospectus as soon as the Company’s circumstances permit, we anticipate filing a new registration statement covering the resale of all such shares as soon as required following the completion of this offering.

      On March 29, 2004, our board of directors approved, subject to shareholder approval at the Company’s 2004 annual meeting, a proposal to amend our Articles of Incorporation to increase the total authorized number of shares of our common stock from 10,000,000 to 15,000,000 shares. This proposed amendment will not affect the authorized number of shares of preferred stock. If the amendment is approved by shareholders at our 2004 Annual Meeting, the additional 5,000,0000 authorized shares of common stock would be available to the Company for issuance from time to time (subject to the satisfaction of any additional shareholder approval requirements under applicable law or regulation) to effect future stock dividends, to raise capital, make strategic acquisitions, enter into strategic alliances, or to adopt additional benefit plans or to reserve additional shares for issuance under any such plans. Management does not have any present plans or proposals regarding any such transactions. However, the board of directors believes the availability of these additional shares would provide the Company with greater flexibility in determining whether to elect to pay any future dividend on its outstanding shares of Series A preferred stock in either cash or additional shares of common stock, pursuant to the terms of the Series A preferred stock.

      Future sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock or impair our ability to raise additional capital. The negative effect on the prevailing market price for our common stock could be even greater if sales of a significant number of shares were to occur over a relatively short period of time. These factors could lead to a decline in the value of your investment in our common stock and could limit your ability to sell any shares that you purchase in the offering at or above the offering price, or at all.

It is unlikely that we will pay cash dividends on shares of common stock for the foreseeable future, so you may realize a return on your investment only through selling your shares.

      Since the holding company will rely on dividends received from ebank to pay dividends to stockholders, we will not be able to pay dividends until ebank is profitable and may pay dividends to the holding company. Even after ebank becomes profitable, however, the Board of Directors expects for the foreseeable future to retain as much of ebank’s earnings as possible for reinvestment in ebank’s business operations and to support future growth. Additionally, we are obligated to pay cumulative dividends at a rate of 8% on the outstanding shares of Series A Preferred stock. Further, regulations of the federal Office of Thrift Supervision prevent ebank from paying dividends in excess of the bank’s net income for the year to date plus retained earnings for the preceding two years. See “SUPERVISION AND REGULATION — Supervision of ebank.” Accordingly, it is unlikely that we will pay dividends on shares of common stock for the foreseeable future. You should not purchase our common shares if you are depending upon dividend income from this investment.

Certain provisions of our Articles of Incorporation, our Bylaws and Georgia Law could make it more difficult for another company to purchase us, even though such a purchase may increase share value.

      Our Articles of Incorporation and Bylaws, and the Georgia Business Corporation Code, contain provisions that could have the effect of discouraging a third party from acquiring control of ebank Financial Services, Inc. without the approval of our Board of Directors. In many cases, shareholders could receive a premium for their shares in connection with a merger, acquisition, tender offer, proxy contest or other similar transaction, all of which may be deterred or prevented by these provisions. Among other things, these provisions:

•	authorize us to issue preferred stock, the terms of which may be determined at the sole discretion of our Board of Directors and may harm the voting or economic rights of the holders of our common stock;

•	provide for a classified Board of Directors of three classes, with each class serving staggered three year terms, so that no more than approximately one-third of our board of directors could be replaced at any annual meeting;

•	restrict the persons eligible to call a special meeting of shareholders;

•	restrict the ability of shareholders to nominate directors or to place other items on the agenda for each annual meeting; and

•	provide that directors may be removed only for cause.

      As a result of these provisions, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities.

If you are an existing holder of our common stock or our convertible Series A preferred, and you elect not to participate in this offering, you will suffer dilution of your percentage ownership of our common stock.

      The Board’s decision to accept subscriptions during the first 30 days of this offering only from existing shareholders, employees and directors was designed in part to enable us to raise capital while maximizing the opportunity for our existing shareholders to avoid or limit dilution of their ownership interest in the Company. In the case of holders of Series A preferred, the opportunity to limit dilution relates to the common equity interest underlying the conversion feature of such shares. To the extent that you do not elect to subscribe for shares in the offering and shares are purchased by others, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after the offering will be diluted by a greater proportion than would be the case if you do elect to subscribe.

Once you submit an executed Subscription Agreement together with payment of the subscription price, you may not revoke your subscription for shares in the offering.

      Once you transmit a properly completed Subscription Agreement to the Placement Agent for the offering, together with payment in full of the subscription price for the applicable number of shares in one of the forms prescribed, you may not revoke your subscription, even if less than all of the shares that we are offering are actually purchased. We have not established a minimum number of shares to be sold, and we intend to accept promptly all properly completed and fully paid subscriptions which are received by the Placement Agent up to the maximum amount of the offering.

We may not be able to sell all of the shares in this offering, which could limit the future growth and profitability of ebank’s operations, leading to a decline in the value of our common stock.

      We are offering these shares directly to potential investors on a best efforts, no minimum basis, which means that there are no purchase commitments from any underwriters and no minimum number of shares that we must sell as a condition to our accepting subscriptions and closing the offering. If we are not able to sell all of the shares offered hereby, we may be forced to limit the growth of our subsidiary ebank’s business due to capital adequacy requirements. If this occurs, the bank’s ability to grow or meet the needs of its customers may be adversely affected, as may its future results of operations due to a resulting inability to achieve sufficiently profitable financial leverage in its operations. These factors could be expected to result in a decline in the value of our shares of common stock. In an effort to increase the chances for success of this offering, we intend to pay a commission equal to 4% of the subscription price in connection with any subscription directly solicited by the Placement Agent for the offering, Jones, Byrd & Attkisson, Inc., and also will pay the same commission in connection with any subscriptions received from other investors who name an eligible NASD member firm in their executed Subscription Agreement as having assisted the investor with their subscription. Still, we can give no assurance that any particular number of shares will be sold or that, if additional capital is needed to support future growth, it will be available when desired or on such terms as we may find acceptable.

Our Board of Directors and management will have broad discretion to spend a large portion of the net proceeds of this offering, and may do so in ways with which you do not agree.

      If the offering is fully subscribed, we estimate the net proceeds to us from this offering to be approximately $3.61 million, after deducting offering expenses. While our Board of Directors and management will have significant discretion in applying the proceeds of this offering to support our future growth, we presently intend to use approximately $250,000 of these proceeds to repay debt at the holding company level, and to use substantially all of the remaining proceeds as additional regulatory and working capital to support growth in the deposits and asset base of our subsidiary ebank. The discretion of our

Board of Directors and management to allocate the net proceeds from the offering means that we may apply these proceeds to uses that you may not consider desirable. Any failure of management to apply these funds effectively could harm our business.

We cannot predict every event and circumstance which may impact our business and, therefore, the risks and uncertainties discussed herein may not be the only ones you should consider.

      The risks and uncertainties discussed in this Risk Factors section of the Prospectus are in addition to those that apply to most businesses generally. In addition, as we continue to grow our business, we may encounter other risks of which we are not aware at this time. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

Risks Related to Our Business

We have never operated profitably and may not be able to do so in the future, which would adversely affect your investment.

      We have not reported profitable operations for any fiscal year since the inception of the Company, and we may not become profitable in the future. We incurred a net loss attributable to common stock holders, after provision for preferred stock dividends, of $601,403 and $1,472,815 for the fiscal years ended December 31, 2003 and December 31, 2002, respectively. Our accumulated deficit stood at $12,717,739 at December 31, 2003, and was $12,597,636 at December 31, 2002. If we are not able to reverse this history and operate at a profit, the value of our common stock could be expected to decline over time, thereby reducing the value of your investment in the offering.

We may be required to raise additional capital in the future to implement our business plan, and we may not be able to secure such funds, or may not be able to do so on favorable terms, to support our growth plans.

      We believe that the net proceeds of this offering, assuming that it is fully subscribed, will be sufficient to satisfy our capital requirements, as currently planned, for at least the next 60 months. If all the shares are not sold in this offering, we may be forced to limit our growth due to capital adequacy requirements. If this occurs, ebank’s ability to grow or to meet the needs of its customers may be adversely affected, which could result in a decline in the value of our shares of common stock. If additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. Future efforts to raise capital through the sale of securities could reduce the proportionate interest of our shareholders. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly.

Competition with other financial institutions may cause us to increase marketing expenses, resulting in reduced profitability.

      The financial services industry in the United States is highly competitive and characterized by rapid change. We face competition from numerous sectors, and we expect competition in many of these sectors to increase. We compete with Internet-only banks and Internet versions of traditional branch-based banks. We compete for deposits with traditional banks, thrifts, credit unions, and other financial institutions, some of whom also offer Internet-based services, other financial service providers of direct-marketed savings and investment products, and other Internet-based financial institutions. In addition, we face competition from traditional branch-based and other financial service providers, including savings and commercial banks, credit unions, mutual fund companies, and brokerage companies. Most of our competitors have significantly greater capital and management resources, longer operating histories, greater brand recognition, and larger customer bases. Increased competition could cause us to increase marketing expenses and pay higher rates of interest to attract deposits, resulting in reduced profitability.

Our decisions regarding credit risk and reserves for loan losses may materially and adversely affect our business.

      Making loans and other extensions of credit are essential elements of our business, and we recognize there is a risk that our loans or other extensions of credit will not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of credit;

•	credit risks of a particular customer;

•	changes in economic and industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

      We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors, including:

•	an ongoing review of the quality, mix, and size of the overall loan portfolio;

•	our historical loan loss experience;

•	evaluation of economic conditions;

•	regular reviews of loan delinquencies and loan portfolio quality; and

•	the amount and quality of collateral, including guarantees, securing the loans.

      There is no precise method of predicting credit losses, and therefore we always face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease of our net income and our capital.

Because a significant portion of our loan portfolio consists of commercial real estate, commercial, land acquisition, and development and construction loans, our portfolio carries a higher degree of risk than would an average thrift portfolio comprised primarily of residential mortgage loans.

      Commercial real estate loans, commercial loans, land acquisition, and development and construction loans comprise approximately 65.7% of our loan portfolio at December 31, 2003. We believe that this represents a greater concentration of our loan portfolio in these types of “non-homogenous” loans than is typical for the average thrift institution, since most thrifts tend to concentrate their lending activities in the area of residential mortgage loans, which are considered “homogenous” by the regulators. Due to the degree to which our loan portfolio is concentrated in these riskier “non-homogenous” loans, the Office of Thrift Supervision, the bank’s primary regulator, has requested that the bank maintain a total risk-based capital ratio of 10.0% or higher, effective September 30, 2003. This ratio is somewhat higher than the risk-based capital ratio of 8.0% or higher that generally is necessary for the bank to be considered “adequately capitalized” under applicable OTS regulations. Commercial real estate loans, commercial loans, land acquisition, and development and construction loans generally carry a higher degree of credit risk than do residential mortgage loans because of, among other factors, larger loan balances, dependence on the successful completion of a project for repayment and/or loan terms with a balloon payment rather than full amortization over the loan term. In particular, it is typically more difficult to estimate loan losses for these types of loans than it is for residential mortgage loans. Also, because commercial real estate loans, commercial loans, land acquisition, development and construction loans tend to have larger loan balances than residential mortgage loans, a loss on these types of loans would have a significantly greater adverse effect on our operations than would a loss on a residential mortgage loan. In addition, while the financial stability of a residential mortgage loan borrower generally will affect only a single residential mortgage loan, the financial stability of commercial real estate, commercial and construction borrowers may affect multiple loans as these borrowers may have borrowed from us for multiple projects.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

      The inability of borrowers to repay loans could erode our earnings and capital. Like all financial institutions, ebank maintains an allowance for loan losses to provide for loan defaults and nonperformance, based on, among other things, prior experience with loan losses as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and such losses may exceed current estimates. As discussed above, we are particularly susceptible to this risk because a significant percentage of our loan portfolio is comprised of commercial real estate loans, commercial loans, land acquisition, development and construction loans. If it is necessary to increase our allowance for loan losses in the future, our results of operations could suffer.

      In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations and financial condition.

An economic downturn could reduce our customer base, our level of deposits, and demand for financial products and services such as loans.

      A general economic downturn would likely contribute to the deterioration of the quality of our loan portfolio and reduce the level of deposits in ebank. This would hurt our business. If an economic downturn occurs in the economy as a whole, or, as discussed below, in the Atlanta, Georgia region, which represents a significant concentration of loans in our loan portfolio, borrowers may be less likely to repay their loans as scheduled. Moreover, the value of real estate or other collateral that may secure our loan could be adversely affected. An economic downturn could, therefore, result in losses that materially adversely affect our business.

Because our business operations are concentrated in the Atlanta, Georgia metropolitan area, a downturn in the Atlanta, Georgia economy could have a material adverse effect on our business.

      Our success depends to a large degree on the general economic conditions in the Atlanta, Georgia metropolitan area. Substantially all of our total loan portfolio is concentrated in our local market area. Accordingly, the local economic conditions in this area have a significant impact on the loans that we make to our borrowers, the ability of our borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions. Any significant decline in economic conditions in the Atlanta area market, regardless of whether caused by such factors impacting the general economy or by other, more local factors, could have a material adverse effect on our financial condition and performance.

Changes in interest rates may reduce our profitability.

      Like other financial institutions, our operating results depend in large part upon the level of our net interest income, which is the difference between interest income from interest-earning assets, such as loans and mortgage-backed securities, and interest expenses on interest-bearing liabilities, such as deposits and other borrowings. Depending on the terms and maturities of our assets and liabilities, a significant change in interest rates could have a material adverse effect on our profitability. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions. Our interest-earning assets and our interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind.

While we intend to manage the effects of changes in interest rates by adjusting the terms, maturities, interest rate sensitivity and pricing of our assets and liabilities, our efforts may not be effective and our financial condition and results of operations could suffer.

Market conditions may adversely affect our ability to continue to rely on brokered deposits as a source of funds and cause us to seek alternative sources that may not be on terms favorable to us.

      We solicit deposits from brokers because our banking office does not attract enough deposits to fund all of the loans that we make. While we have the capability to generate deposits over the internet, we typically are required to pay higher rates to attract these deposits. Brokered deposits are available in bulk, and they do not require any investments in branch offices or branch personnel or spending for marketing or education of employees. At December 31, 2003, $32,463,657 or 34.0% of our deposits were brokered deposits, an increase from $16,339,801 at December 31, 2002, when 19.3% of our deposits were brokered. The weighted average interest rates on our brokered deposits were 2.25% and 2.96% at December 31, 2003 and December 31, 2002, respectively.

      Brokered deposits may be more costly than traditional core deposits. If market conditions change, brokers may transfer deposited funds from us into other investments or demand higher interest rates for new deposits. Moreover, brokers operate in a national market and will place funds with banks that offer to pay the highest interest rates. Unlike businesses and individuals who bank with us in our market, there is no basis for a business relationship with deposit brokers that would provide a stable deposit base. There is a higher likelihood that, unlike deposits from our customers, the funds that brokered deposits provide us will not remain with us after maturity.

      We could be confronted with the choice of curtailing our lending activity or paying above market interest rates in order to attract and retain deposits. Either action could reduce our net income. Any inability to keep our deposit growth on pace with our growth in our loan portfolio may affect our net income. In this situation, we may need to obtain alternative sources of funding, which may or may not be available to us on terms that we would consider favorable.

Our current borrowing limitation with the Federal Home Loan Bank may adversely affect our ability to rely on Federal Home Loan Bank advances as a source of funds and cause us to seek alternative sources that may not be on terms favorable to us.

      The Federal Home Loan Bank is an important source of funding for ebank. As of December 31, 2003 and December 31, 2002, the bank had $9,000,000 in outstanding advances and does not anticipate having any additional borrowing capacity with the Federal Home Loan Bank through 2004. In order to fund its loan growth, the bank may be required to pay above market rates to attract deposits and this would have a negative impact on its net interest margin.

      Any inability to match the required increase in our liquidity with the growth in our loan portfolio may affect our net income. In this situation, we may need to obtain alternative sources of funding, which may or may not be available to us on terms that we would consider favorable.

The failure or loss of third parties who provide much of our technology and outsourced products and services could result in interruptions to our operations.

      We receive and will continue to receive technology, information processing services, and technical and customer service support from third parties. These companies provide check processing, check imaging, Internet processing, Internet software, core banking software, and statement rendering services. We expect to use independent providers for additional products and services in the future. Some of the agreements with these service providers may be canceled without cause by either party upon specified notice periods, and future agreements may contain similar clauses. If one of our service providers terminates its agreement with us or fails to provide the services for which we have contracted, we may not be able to enter into a new agreement on similar terms, and our operations may be interrupted. Also, if we grow rapidly, we may exceed the capacity constraints of our providers. These constraints may result in slower response times or system failure. If our systems failed, or if they were interrupted or measurably slowed down for a significant period of time, we could lose customers and revenues.

The loss of or failure to hire additional key personnel could hurt our business.

      Our future success depends upon the continued service of our senior management team and key technical personnel. Our business may suffer if we lose the services of any of these individuals. In particular, we rely upon the services of James L. Box, our President and Chief Executive Officer. In May 2002, we entered into an employment agreement with Mr. Box, which is renewable by the parties on a year to year basis and contains certain confidentiality and non-compete provisions in the event that Mr. Box should cease to serve in his present capacity. If we lose the services of Mr. Box, or if we are unable to attract additional qualified personnel to carry out our strategy as we grow our business, our business could be materially adversely affected. In our experience, it can take a significant period of time to identify and hire personnel with the combination of skills and attributes required to carry out our strategy.

We may not be successful in continuing or managing our growth.

      Our growth has and will continue to place significant demands on all aspects of our business, including our systems, management, and personnel. We intend to use the funds raised in this offering to support anticipated increases in our retail loans and deposits, and to expand our residential mortgage and commercial real estate lending activities. Our ability to continue to grow depends, in part, upon our ability to:

•	attract new deposits, through either our existing branches and Internet-based business marketing efforts or through the establishment of new branch offices; and

•	identify new loan and investment opportunities.

      Our ability to manage growth successfully also will depend on whether we can maintain capital levels adequate to support our growth and maintain cost controls and asset quality. If we are unable to sustain our growth or respond to changing business conditions, our earnings could be adversely affected. If we grow too quickly, however, and are not able to control costs, maintain asset quality and adapt our operating systems, rapid growth also could adversely affect our financial performance.

Environmental liability associated with commercial lending could result in losses.

      In the course of business, ebank may in the future acquire, through foreclosure, properties securing loans it has originated or purchased which are in default. In commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, an affected bank might be required to remove these substances from the affected properties at its sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. In any such event, we might not have adequate remedies against the prior owner or other responsible parties or could find it difficult or impossible to sell the affected properties. This could have a material adverse effect on our business, financial condition and operating results.

Government regulation might negatively impact our operating results.

      We operate in a highly regulated environment and are subject to examination, supervision and comprehensive regulation by Federal regulatory agencies. Banking regulations, designed primarily for the safety of depositors, may limit our growth and the return to investors by restricting activities such as the payment of dividends; mergers with, or acquisitions by, other institutions; investments; loans and interest rates; interest rates paid on deposits; and the creation of branch offices. Laws and regulations could change at any time, and changes could adversely affect our business. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably.

Our security could be breached, which could damage our reputation, deter customers from using our services, and expose us to potential liability.

      We must protect our computer systems and network from physical break-ins, security breaches, and other disruptive problems caused by the Internet or other users. Computer break-ins or other security breaches could jeopardize the security of information stored in and transmitted through our computer systems and network and may result in interruptions, delays or cessations of service to users accessing Web sites that deliver our services. Any interruption would likely adversely affect our ability to retain or attract customers, could damage our reputation, and could subject us to litigation. We may need to expend significant capital or other resources to protect against the threat of security breaches or alleviate problems caused by breaches. To date, we have not experienced any material security breaches that compromised either customer data or our network. However, we cannot assure you that we will not experience any security breaches in the future.

      We could also be subject to liability if third parties penetrate our network security or otherwise misappropriate our users’ personal information or credit card information. This liability could include claims for unauthorized purchase with credit card information, impersonation, or other similar fraud claims. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if privacy practices are investigated.

FORWARD LOOKING STATEMENTS

      Some matters discussed in this Prospectus including, but not limited to, matters described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to the “safe harbor” created by those sections. You should understand that all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Changes to these risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) the potential economic effect of the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon; and (8) the war in Iraq. Therefore, the information contained in this Prospectus should be carefully considered when evaluating the business prospects of ebank Financial Services, Inc.

      Forward-looking statements include, but are not limited to statements containing the words “believes,” “anticipates,” “intends,” “expects,” “considers” and words of similar import, as well as among others, the factors discussed in the section entitled “Risk Factors” beginning on page 8 of this Prospectus.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Potential investors should not rely heavily on the forward-looking statements.

USE OF PROCEEDS

      The following table sets forth the calculation of our net proceeds from the offering at the subscription price of $1.08 per share. Since the offering is not conditioned on the sale of a minimum number of shares and since it is being conducted on a best efforts basis, with no purchase commitment from any underwriter, we are presenting this information assuming in the alternative that we sell 15%, 50% and 100% of the shares offered.

	Proceeds from Offering

	15%	50%	100%

Gross Offering Proceeds	$600,000	$2,000,000	$4,000,000
Maximum Amount of Potential Commissions(1)	24,000	80,000	160,000
Estimated Expenses of the Offering	232,918	232,918	232,918
Net Proceeds to ebank Financial Services, Inc.	$343,082	$1,687,082	$3,607,082

(1)	We intend to pay a fee of 4% of the subscription price to any eligible NASD member firm named on an executed Subscription Agreement as having assisted the holder with completing such subscription. We will not allow any other discounts or commissions in connection with the offering.

      We intend to use approximately $250,000 of the net proceeds from the offering to repay certain indebtedness of the Company at the holding company level. The debt to be repaid consists of a one year note in the amount of $250,000, due December 10, 2004 with a fixed interest rate of 6% per annum, $125,000 of the original proceeds of which were utilized to repay another bank loan which matured in December 2003 and the remainder of which was incurred for working capital purposes.

      We presently intend to use substantially all of the remaining proceeds from the offering as additional regulatory and working capital for our subsidiary bank, ebank, to support future growth in its deposits and asset base. In recent months, we have seen increased opportunities to expand the bank’s deposit base and a corresponding increase in demand for loans which management believes will enhance the profitability of ebank. We need additional capital to enable to bank to take advantage of these opportunities while continuing to meet or exceed all applicable capital requirements of the Federal Office of Thrift Supervision, the bank’s primary regulator.

CAPITALIZATION

      The following table sets forth our consolidated capitalization at December 31, 2003, as adjusted to reflect the completion of this offering. Since the offering is not conditioned on the sale of a minimum number of shares and since it is being conducted on a best efforts basis with no purchase commitment from any underwriter, we are presenting this information, as in the “USE OF PROCEEDS” section above, assuming in the alternative that we sell 15%, 50% and 100% of the shares offered. The “as adjusted” capitalization assumes the net proceeds to us for each of the three cases presented, after deducting the estimated commissions and offering expenses payable by us, are as presented in the “USE OF PROCEEDS” section above. This table should be read together with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and our consolidated financial statements included elsewhere in this Prospectus.

		As adjusted	As adjusted	As adjusted
		for sale of	for sale of	for sale of
	As reported,	15% of	50% of	100% of
	Dec. 31, 2003	Offering	Offering	Offering

Series A preferred stock, $.01 par value, 8% cumulative, convertible into one share of common stock; 10,000,000 shares authorized; 2,396,800 issued and outstanding; accumulated undeclared dividends of $401,874 (liquidation preference of $5,992,000)	$23,968	$23,968	$23,968	$23,968
Common stock, $.01 par value, 10,000,000 shares authorized, 2,074,723 shares issued and outstanding at December 31, 2003	20,747	26,303	39,266	57,784
Capital surplus	19,173,141	19,510,667	20,841,704	22,743,186
Accumulated deficit	(12,717,739)	(12,717,739)	(12,717,739)	(12,717,739)
Accumulated other comprehensive gain (loss)	(141,206)	(141,206)	(141,206)	(141,206)

Total shareholders’ equity	$6,358,911	$6,701,993	$8,045,993	$9,965,993

Book value per share of common stock	$1.42	$1.33	$1.27	$1.22

MARKET FOR COMMON EQUITY, ABSENCE OF COMMON STOCK

DIVIDENDS AND RELATED MATTERS

      Since our initial public offering on August 6, 1998, our common stock has been quoted on the OTC Bulletin Board, originally under the symbol “STCH” and, since May 3, 1999, under the symbol “EBDC.” As of March 1, 2004, we had approximately 314 common stock shareholders of record, with an estimated 900 total common shareholders (including approximately 445 non-objecting beneficial owners who are identified on the Company’s security position listings), and 136 Series A preferred shareholders of record.

      The following table sets forth for the periods indicated the high and low bid prices per share of common stock as reported on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low

2002
First quarter	$2.75	$1.60
Second quarter	$2.24	$1.53
Third quarter	$1.95	$1.40
Fourth quarter	$1.67	$.80
2003
First quarter	$1.45	$1.10
Second quarter	$2.00	$1.28
Third quarter	$2.20	$1.20
Fourth quarter	$2.00	$1.20

Dividends

      We are obligated to pay cumulative dividends at an annual rate of 8% on the outstanding Series A preferred stock. The dividends on each share accrue from the date of purchase, whether or not declared. At our option, we may pay these dividends in cash or in additional shares of our common stock. We anticipate that we will pay these dividends primarily in additional shares of common stock. On February 25, 2002, our Board of Directors declared a common stock dividend accrued on our Series A preferred stock from issuance date through February 28, 2002. The common stock dividend was paid on March 15, 2002 to Series A preferred stock shareholders of record on February 28, 2002. The dividend, which was based on the closing price of our common stock on the record date, resulted in the issuance of 216,675 shares of common stock. On February 24, 2003, our Board of Directors declared an additional dividend accrued on our Series A preferred stock through February 28, 2003. The common stock dividend was paid on March 25, 2003 to Series A preferred stock shareholders of record on February 28, 2003. The dividend, which was based on the closing price of our common stock on the record date, resulted in the issuance of 332,416 shares of common stock.

      We previously were obligated to pay cash dividends semiannually at a rate of 9% on the outstanding Series B-1 preferred stock through January 2, 2003 and to pay cash dividends semiannually at a rate of 9% on the outstanding Series B-2 preferred stock through January 2, 2004. Effective December 31, 2002, these dividend obligations were terminated when we acquired and cancelled all of the Series B-1 and Series B-2 preferred stock as partial consideration for the sale of all of the capital stock of Peachtree Capital Corporation. See “DESCRIPTION OF OUR BUSINESS — General” on page 25.

      To date, we have not declared or paid cash dividends on the common stock, and for the foreseeable future we do not intend to declare cash dividends on common stock. We currently intend to retain earnings to support operations and finance expansion of our business and therefore do not anticipate paying cash dividends. In addition, the Office of the Thrift Supervision regulates the dividends payable by our subsidiary, ebank. See “SUPERVISION AND REGULATION — Supervision of ebank — Dividends” on page 57.

DESCRIPTION OF THE OFFERING

General

      We are offering to sell up to 3,703,704 shares of our common stock at a price of $1.08 per share, subject to a minimum subscription amount of 100 shares for each investor. The offering price represents a discount of approximately 26% to the book value of our common stock as of September 30, 2003 ($1.46 per share). The Offering will terminate 90 days following the date of the original Prospectus (on May 11, 2004), although we may extend this offering for one additional 30-day period in our sole discretion.

      Subscription funds will be deposited upon receipt into a segregated account at ebank, pending our acceptance of the associated subscription. We will conduct the offering solely on a best efforts, no minimum basis, which means that there are no purchase commitments from any underwriters and no minimum number of shares that we must sell as a condition to our accepting subscriptions and closing the offering. Accordingly, we may raise less than $4,000,000 in the offering and the funds from any subscriptions we accept will be immediately available to the Company. If you subscribe for shares in the offering, your subscription will be irrevocable pending its acceptance or rejection by the Company. We reserve the right to accept or reject any individual subscription, and to amend or terminate the offering at any time. If your subscription is not accepted, or if we terminate the offering, funds received prior to any such decision will be returned promptly to you without interest.

Our Purpose for the Offering

      We are making this offering to raise up to $4 million of capital to support the future growth and development of the business of ebank Financial Services, Inc. We intend to use approximately $250,000 of the proceeds from the offering to repay certain outstanding debt of the Company. We expect to use substantially all of the remaining proceeds as additional regulatory and working capital for our subsidiary bank, ebank, to support future growth in its deposits and asset base. In recent months, we have seen increased opportunities to expand the bank’s deposit base and a corresponding increase in demand for loans which management believes will enhance the profitability of ebank. We need additional capital to enable the bank to take advantage of these opportunities while continuing to meet or exceed all applicable capital requirements of the Federal Office of Thrift Supervision, the bank’s primary regulator.

Determination of the Offering Price

      The subscription price for the shares of common stock in this offering was determined by our management and Board of Directors based upon information which they believed to be relevant. In this regard, management and the Board considered the recent trading history of our common stock and ebank’s financial condition and earnings, as well as the per share book value of the common stock. They also considered the amount of capital which the bank needed to raise in this offering as well as a variety of information concerning current conditions in the equity markets received from The Bankers Bank, which we engaged to consult with our management and Board of Directors in evaluating various capital raising alternatives for the Company. The Bankers Bank has not rendered any opinion concerning the fairness of the offering price to existing holders of our common stock and Series A preferred or to other investors in the offering, and we will not seek any such opinion in connection with the offering.

      The primary objectives in establishing the subscription price for the offering were to maximize net proceeds obtainable by the Company and to enhance the success of the offering.

      No assurance can be given that the market price of our common stock will not decline during the offering to a level below the subscription price, or that a shareholder will be able to sell shares purchased in the offering at a price equal to or greater than the subscription price. Our stock is quoted on the Over-the-Counter Bulletin Board, which is not an established exchange, and we have not had enough shareholders or outstanding shares to support an active trading market. Accordingly, both the fixed offering price of $1.08 per share and the historical prices at which our stock has traded may not provide a reliable indication of future market prices. For those reasons, the trading price of our common stock could fluctuate significantly.

Our Plan of Distribution for the Offering

      No underwriters are involved in this offering. We will conduct the offering solely on a best efforts basis, with no purchase commitments from any underwriters. Certain of our employees, officers or directors may respond to investor inquiries concerning this offering in states where they are permitted to do so without being required to register individually as “brokers” or “dealers,” but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation. We have engaged the firm of Jones, Byrd & Attkisson, Inc. to serve as our Placement Agent for purposes of soliciting investor responses and participation in the offering and responding to inquiries concerning the offering, and we will reimburse that firm for their reasonable expenses in connection with such engagement. Jones, Byrd & Attkisson, Inc. will not receive any separate commissions or fees for acting as Placement Agent for the offering, except as described below. Ronald L. Attkisson, a principal of Jones, Byrd & Attkisson, Inc., is a greater than 5% beneficial owner of the Company.

      Additionally, we will pay a commission equal to 4% of the subscription price in connection with any subscription directly solicited by the Placement Agent. We also will pay a 4% commission on the same basis in connection with subscriptions received from other investors who name another eligible NASD member firm in their executed Subscription Agreement as having assisted the investor with their subscription. In order to be qualified to receive this commission, an NASD member firm must be licensed to act as a broker or dealer in the state of the applicable investor’s residence, and must provide satisfactory written evidence of such licensure to the Company prior to the payment of any such commissions. These member firms may be deemed to be underwriters under the Securities Act of 1933, and therefore, the fees and commissions to be paid by us to the member firms may be deemed to be underwriting discounts and commissions. We will not allow any other discounts or commissions in connection with the offering.

      As described below under “Acceptance of Subscriptions and Allocation of Shares,” for the first 30 days of this offering, we accepted subscriptions only from current holders of our common stock and Series A preferred, and from our directors and employees who are residents of those states in which this offering is being made. Thereafter, from and after March 13, 2004, and for the remaining duration of the offering, we will accept subscriptions from all persons who are residents of those states in which this offering is being made, in addition to our existing shareholders, directors and employees. In order to limit the expenses of compliance with various state’s securities laws to a level that is reasonable in relation to the amount of capital which we are seeking to raise in this offering, the offering is only being conducted in seven states, subject to our ability to effect registration of the offering under the laws of each such state. See “Limitations on Geographic Scope of Offering” below.

Acceptance of Subscriptions and Allocation of Shares

      For the first 30 days of this offering, we accepted subscriptions only from holders of currently outstanding shares of our common stock and our Series A preferred stock, and from our directors and employees (including executive officers), who are residents of those states in which this offering is being made. The Board of Directors has set the offering price at an approximately 26% discount to book value in an effort to maximize investor participation and the amount of proceeds received in response to this offering. By accepting subscriptions during the first 30 days of the offering only from existing shareholders, directors and employees, the Board intended to permit those parties who already had a vested interest in the future growth and success of the Company to have the first opportunity to make an additional investment at the offering price. The Board also intended, to the maximum extent practicable (subject to the geographic limitations discussed below), to allow existing shareholders the opportunity to reduce the amount of dilution which they will experience to their equity interest in the Company as a result of this offering before accepting subscriptions from the general public. We accepted subscriptions received from existing shareholders, directors and employees during the initial 30-day period on a “first come, first served” basis.

      Commencing on the 31st calendar day following the date of the original Prospectus (March 13, 2004), we began accepting subscriptions for shares which then remained available for sale from the general public in those states in which this offering is being made (including any existing shareholders, employees or directors of the Company who did not subscribe during the initial 30-day period), up to the maximum number of shares available for sale in this offering (3,703,704 shares). This offering will terminate on May 11, 2004, although we may extend the offering termination date for one additional 30-day period in our discretion.

      In the case of existing holders of our common stock and Series A preferred, subscriptions for shares in this offering are not limited to pro rata amounts. Subject to the limitations concerning OTS approval discussed below, each shareholder may subscribe for any number of shares in excess of the number of offered shares that would represent the pro rata amount of that shareholder’s equity interest.

      Subscriptions from existing shareholders, employees and directors were accepted during the first 30 days of this offering on a “first come, first served” basis. Beginning on March 13, 2004, any remaining available shares may be allocated among subscribers in any manner determined by our Board of Directors, acting in the Board’s sole discretion. In determining the allocation of available shares among subscribers following March 13, 2004, our directors may, in their sole discretion take into account any factors that they deem relevant. Such factors may include, without limitation, a subscriber’s potential to do business with, or to direct customers to, ebank, as well as the ratio of each subscribers’ proposed investment to that of other subscribers and the order in which subscription applications are received.

      We are not bound by any subscription to purchase our common stock unless and until we accept that subscription in writing. Subject to the criteria discussed above, and to the limitations concerning OTS approval discussed below, we will decide which subscriptions to accept within thirty days of our receipt of the completed Subscription Agreement accompanied by payment for the shares as set forth below. If we reject all or any portion of a subscription, we will promptly refund to the subscriber by mail all or the appropriate portion of the amount remitted with the subscription, without interest. If we reject a subscription, if we terminate this offering, or if this offering expires, then we and our directors, officers, employees, agents, representatives, and affiliates will have no further liability to the subscribers whose subscriptions are being rejected once all appropriate refunds have been mailed to the address shown on each subscriber’s Subscription Agreement.

How to Subscribe

      Each investor who desires to purchase common stock in the offering should:

(1) complete, date and sign the Subscription Agreement, including the Form W-9, accompanying this Prospectus;

(2) make payment by personal check, bank or cashier’s check, or wire transfer payable to ebank Financial Services, Inc. Stock Subscription Account in the amount of $1.08 for each share subscribed for in the offering; and

(3) transmit the completed Subscription Agreement, together with payment in full for all shares subscribed (unless payment is made separately by wire transfer), by mail, hand delivery or overnight or express courier service, to:

ebank Financial Services, Inc.

c/o Jones, Byrd & Attkisson, Inc.
Att’n: Ron Attkisson
2839 Paces Ferry Road, Suite 320
Atlanta, Georgia 30339

      IMPORTANT: The full subscription price for shares must be transmitted along with the Subscription Agreement. The subscription price must be paid in United States currency by personal check, bank or cashier’s check, or wire transfer payable to ebank Financial Services, Inc. Stock

Subscription Account. Failure to include the full subscription price with the completed Subscription Agreement shall give us the right to reject all or any applicable portion of the subscription.

If payment of the subscription price is to be made by wire transfer, the following wire instructions should be used:

Account Name:	ebank Financial Services, Inc. Stock Subscription Account
Wire to:	The Bankers Bank of Georgia Atlanta, GA ABA Number: 061003415 Beneficiary Name: ebank Beneficiary ABA: 0610-92057
For Further Credit To:	Customer Name: ebank Financial Services, Inc. Stock Subscription Account
Customer Account Number: 001-3005456

      Your completed Subscription Agreement, together with payment in full for the number of shares for which you wish to subscribe in this offering, must be received by the Placement Agent as agent for the Company prior to 5:00 p.m. Atlanta, Georgia Time on May 11, 2004, unless we extend this date.

Regulatory Ownership Limitation

      We will not be required to issue shares of our common stock in the offering to any person who, in our sole judgment and discretion, is required to obtain prior clearance, approval or nondisapproval from any state or federal bank regulatory authority (including without limitation the federal Office of Thrift Supervision) to own or control shares of our common stock unless, prior to the expiration of the offering, evidence of such clearance, approval or nondisapproval has been provided to the Company.

      Federal law generally provides that no person or entity, acting directly or indirectly or through or in concert with one or more other persons or entities, may acquire control, as that term is defined in Office of Thrift Supervision regulations, of a federally insured savings association without giving 60 days written notice to the Office of Thrift Supervision and providing the Office of Thrift Supervision an opportunity to disapprove the proposed acquisition. These provisions also prohibit, among other things, any director or officer of a thrift holding company, or any individual who owns or controls more than 25% of the voting shares of a thrift holding company, from acquiring control of any savings association that is not a subsidiary of such thrift holding company, unless the acquisition is approved by the Office of Thrift Supervision. Acquisition of more than 10% of any class of a savings association’s voting stock, if the acquirer also is subject to any one of eight “control factors,” also constitutes a rebuttable determination of control which triggers a required filing to certify that the holder is not in control of the savings association under the regulations. For additional information concerning these regulatory limitations, see “SUPERVISION AND REGULATION — Supervision of ebank Financial Services, Inc.” elsewhere in this Prospectus.

Limitations on Geographic Scope of Offering

      Due to the fact that our common stock is quoted on the Over-the-Counter Bulletin Board and is not listed on any securities exchange, this offering is not eligible for certain exemptions from applicable registration requirements under the state securities (or “Blue Sky”) laws of various jurisdictions. These laws are not uniform across all fifty U.S. states, and the registration process and compliance with associated regulations governing the manner in which we may conduct this offering is considerably more burdensome and expensive in some jurisdictions than in others. Accordingly, in an effort to enable the Company to raise the additional capital for which this offering is being made within a reasonable amount of time and at a reasonable cost, we are making this offering only to investors who are residents of the States of Georgia, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia. Our offering of securities in each of these seven states is contingent upon our successful registration of the offering under the applicable Blue Sky law provisions of each such state. We will be required to delay commencement of the offering in the States of North Carolina and Ohio until a sufficient amount of shares have been sold in other jurisdictions to ensure compliance with applicable regulatory requirements in these states that the total expenses associated with our sale and distribution of the securities in this offering do not exceed specified percentages of the total proceeds from the offering, in accordance with the Blue Sky laws of each such state. If we determine, after the date of this amended and restated Prospectus, that we will not be able to complete the registration process in one or more of such states without unreasonable effort or expense to the Company, then we may elect not to sell securities to the residents of any such state pursuant to this offering. This geographic limitation will not allow us to offer securities to 100% of the holders of all outstanding shares of our common stock and Series A preferred. However, the jurisdictions in which the offering is being made were selected by the Board of Directors in an effort to maximize the number of existing shareholders who could be included while limiting the potential delays and costs associated with compliance with state Blue Sky law compliance to a level deemed reasonable in relation to the amount of capital to be raised.

Estimated Expenses of the Offering

      In addition to the 4% commission which we will pay to any eligible NASD member firm named as having assisted an investor with having completing their subscription, we estimate that we will incur expenses of approximately $232,918 in connection with the offering, consisting of (i) SEC Registration Fee of $323.60; (ii) state “Blue Sky” filing fees of $5,150.00; (iii) OTS Regulatory Fees of $5,600.00; (iv) printing and distribution costs of approximately $42,009.00; (v) legal fees and expenses of approximately $127,732.34; (vi) accounting fees and expenses of approximately $22,427.44; (vii) consulting fees and expenses of $25,000.00 paid to The Bankers Bank in connection with planning the offering; (viii) fees and expenses of the Company’s Transfer Agent of approximately $2,000.00; and (ix) miscellaneous fees and expenses of approximately $2,675.62. Accordingly, if the offering is fully subscribed and we paid the maximum sales commissions of $160,000, our net proceeds after payment of expenses associated with the offering would be estimated to be approximately $3,607,082.

Participation by Directors, Executive Officers and their Affiliates

      As of the date of this amended and restated Prospectus, our directors and executive officers (including their affiliates) beneficially own 441,836 shares (approximately 13.4%) of our common stock (including common stock underlying shares of convertible Series A preferred but excluding warrants and stock options exercisable currently or within 60 days). Such number also includes 193,741 shares purchased by five of our directors and executive officers pursuant to the offering prior to the date of this amended and restated Prospectus. We do not know at this time whether any of our directors or executive officers may elect to purchase additional shares in the offering, or whether such purchases would increase or decrease their beneficial ownership of our common stock as a percentage of the total number of outstanding shares of common stock following the completion of this offering. Any increase or decrease in such percentage of total beneficial ownership by our directors, executive officers and their affiliates will depend upon the number of shares purchased by such individuals in the offering relative to the total number of shares purchased by all investors in the offering. All sales of shares in the offering to our directors and executive officers, or to any affiliates of such persons, have been and will continue to be made at the same price and on the same terms as sales of shares to all other investors in the offering.

DESCRIPTION OF OUR BUSINESS

General

      ebank Financial Services, Inc., formerly known as ebank.com, Inc., a Georgia corporation, is the holding company for ebank, a federal savings bank, and from January 2, 2002 through December 31, 2002, Peachtree Capital Corporation, a Georgia corporation based in Atlanta which provides financial planning and securities brokerage services. We provide banking and other financial services to small business and retail customers through our offices in Atlanta, Georgia and via the Internet. We were incorporated in August 1997 for the purpose of forming and operating ebank, originally known as Commerce Bank, a federal savings bank. We completed our initial public offering in July 1998, raising $14.7 million, with net proceeds after offering expenses of $13.7 million, and we obtained final FDIC and Office of Thrift Supervision approvals to open ebank for business on August 17, 1998. Initially, we operated ebank in one location in Atlanta, Georgia as a traditional community bank, emphasizing personalized service and the banking needs of individuals and small businesses. From the outset, however, we intended to enhance our delivery of these services through the use of state-of-the-art technology. We also planned to capitalize on the flexibility provided by our thrift charter to pursue strategic opportunities in related areas of commerce. In April 1999, we acquired the Internet domain name ebank.com, and on June 30, 1999, we commenced Internet banking services.

      In January 2000, we launched a comprehensive new business strategy which included strategic alliances with several third parties and contemplated a rapid expansion of our Internet operations. Like many other companies with significant Internet operations, we expected to grow rapidly, and we incurred a substantial amount of operating and marketing expenses in preparing and positioning ourselves for this growth. To fund our growth plans, we commenced a private offering in the first quarter of 2000. As many other companies also discovered, market conditions turned adverse for raising capital for Internet-based companies, and we were forced to terminate our offering without raising any capital and reevaluate certain business strategies. One strategy that we were forced to reevaluate was our intended alliance with Talisman, Inc. Under our agreement with Talisman, Talisman granted us a license to use its Internet ATM technology in the United States, we granted Talisman a license to use our banking know-how, trademarks, business plans, and marketing materials outside the United States, and we exchanged equity interests in each other. We also agreed to enter into an outsourcing agreement pursuant to which Talisman would provide our core data processing services. Talisman reserved the right to rescind our entire transaction if we failed to enter into this outsourcing agreement. Due to the impact of our suspended offering, we did not enter into the outsourcing agreement and, in July 2000, Talisman exercised its right to terminate its agreements with us, including the license transfers and the share issuances. Consequently, we were unable to execute our business strategy, and we began to terminate our strategic alliances and take other steps to reduce expenditures.

      In July 2000, we restructured our senior management team. In July 2000, we obtained a $2.5 million line of credit, guaranteed by our organizing directors, to pay expenses related to our former business strategy and to support the development of a new strategy. We have revised our business strategy to emphasize our traditional banking business and to develop cost-effective strategies utilizing the Internet as one of our delivery channels. We also strengthened our management team and board by naming James L. Box as our chief executive officer and strengthened our board by appointing Richard D. Jackson and Don Stout to our board of directors. Mr. Jackson serves as chairman of our board. In March 2001, Lou Douglass resigned as president of our subsidiary, ebank, and Mr. Box assumed the position of president of ebank in addition to his position as chief executive officer of the parent holding company.

      In the second quarter of 2001, we closed a private stock offering and raised net proceeds of approximately $4.5 million from the sale of 500,000 units consisting of four shares of 8% cumulative convertible Series A preferred stock and a warrant to purchase two shares of common stock for $3.50 per share. We also closed a subsequent private stock offering in the second quarter of 2001 and raised net proceeds of approximately $875,000 from the sale of 97,500 units consisting of four shares of 8% cumulative convertible Series A preferred stock and a warrant to purchase two shares of common stock for $4.00 per share. We used a portion of the proceeds of these offerings to repay the $2.5 million line of credit. In a third private stock offering in January 2002, we raised net proceeds of $100,000 from the sale of 10,000 units consisting of four shares of 8% cumulative convertible Series A preferred stock and a warrant to purchase two shares of common stock for $4.00 per share. Pursuant to registration rights granted to the investors in the first two private offerings, we filed an initial shelf registration statement with the Securities and Exchange Commission on August 3, 2001. We filed a pre-effective amendment to the shelf registration statement on December 3, 2001 and the amended shelf registration statement was declared effective by the Securities and Exchange Commission on December 6, 2001. We agreed to add the common stock underlying the units issued in the third offering to the shelf registration statement when the first post-effective amendment to the shelf registration statement is filed. Pursuant to the terms of the registration rights agreements, however, we notified the holders in April 2002 to suspend their use of the related resale prospectus. In order to fulfill our obligation to provide such holders with a new resale prospectus, we anticipate filing a new registration statement covering the resale of all such shares as soon as required following the completion of the offering.

      On December 27, 2001 we entered into a definitive agreement to acquire all of the outstanding shares of Peachtree Capital Corporation, a Georgia corporation based in Atlanta which provides financial planning and securities brokerage services. This transaction was closed effective January 2, 2002. In exchange for all of the shares of Peachtree Capital Corporation, we paid $400,000 in cash and issued 76,792 shares of 9% cumulative convertible Series B-1 preferred stock and 76,792 shares of 9% cumulative convertible Series B-2 preferred stock to the then-current shareholders of Peachtree Capital Corporation, Caroline O. and Steven Harless. The total value of the Series B-1 and Series B-2 preferred stock was $450,000. The Series B-1 and Series B-2 preferred stock issued in the Peachtree Capital Corporation acquisition were subject to restrictions on transferability and resale, and could not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. However, we agreed to either amend any outstanding shelf registration statement, or file a new shelf registration statement, on behalf of the holders of the Series B-1 and Series B-2 preferred stock to assist in the disposition of the common stock received upon conversion of the Series B-1 and Series B-2 preferred stock. As described in more detail below, all of the previously issued and outstanding shares of the Series B-1 and B-2 preferred stock were cancelled as of December 31, 2002, when we acquired all of those shares of preferred stock as partial consideration for the sale of all of the capital stock of Peachtree Capital Corporation.

      G. Webb Howell and Richard C. Carter resigned from our board of directors effective January 2002, and February 2002, respectively. Mr. Howell and Mr. Carter both resigned from our board due to potential conflicts of interest that could develop as a result of a recent business acquisition by their employer. In February 2002, we added Caroline Harless and Greg Corona to our board of directors effective March 1, 2002.

      On September 27, 2002, we announced that our subsidiary, ebank, would establish a loan production office in Columbia, Maryland on October 1, 2002. The purpose of the loan production office was to originate home mortgages and home equity loans in several states (not including Georgia, where ebank is located) and sell the loans in the secondary market. The loan production office was established by the bank and managed by a previously unaffiliated individual, utilizing the services of a company controlled by this individual to provide facilities, including software, hardware, marketing, documentation and various other services relating to loan origination and loan sales. This company had a loan origination staff in place and a successful history of origination and selling home loans from its office located in Columbia, Maryland.

      Prior to making the arrangements to open the loan production office, the bank informally consulted staff of the Office of Thrift Supervisions (OTS) and no objection to the office was expressed. However, a few days after the September 27, 2002 announcement that the office would open on October 1, 2002, the OTS contacted the bank expressing regulatory concerns and requested detailed information about the arrangements for the loan production office. The concerns of the OTS focused mainly on the potential risks to the bank arising from funding and selling a large volume of loans relative to the bank’s size and capital and from operating a large unit located at such a distance from the bank’s main office, as well as policy concerns of federal banking regulators with respect to the use of the federal charter and federal preemption, particularly in connection with high cost loans. While the bank believed that the loan production office was a legitimate business activity of a federal savings bank, could be managed effectively and safely, would be profitable for the bank and would diversify the geographic markets in which the bank made home loans, the bank acceded to the wishes of the OTS and discontinued the operations of the loan production office on November 30, 2002, as announced on October 29, 2002. The loan production office was profitable for the bank for the period during which it was in operation.

      During the year in which Peachtree Capital Corporation was operated as a subsidiary of the Company, it became increasingly clear that the levels of operational synergies and profitability which both parties had anticipated as a result of the acquisition were not being realized. This led to various disagreements between the respective management teams of the Company and Peachtree Capital Corporation, which ultimately led both parties to conclude that it would be in their best interests to unwind the transaction. Accordingly, we entered into a definitive agreement, effective as of December 31, 2002, for the sale of all of the outstanding capital stock of Peachtree Capital Corporation to Caroline O. and Steven Harless. In exchange for all of the capital stock of Peachtree Capital Corporation, Caroline O. and Steven Harless, delivered to us (1) 76,792 previously issued shares of our Series B-1 convertible preferred stock valued at $225,000; (2) 76,792 previously issued shares of our Series B-2 convertible preferred stock valued at $225,000; and (3) a cash payment of $578,000. The amount of the consideration was determined based upon arm’s length negotiations. Pursuant to the agreement, Ms. Harless also resigned as a director of ebank Financial Services, Inc.

      Effective January 1, 2003, we changed the name of the holding company from ebank.com, Inc. to ebank Financial Services, Inc.

Recent Developments

      In early 2003, in contemplation of a private capital raising transaction, we entered into an agreement dated as of February 26, 2003 (the “Stock Purchase Agreement”) pursuant to which we agreed, subject to certain conditions, to sell 1,200,000 shares of our common stock for an aggregate consideration of $1,080,000 to Marshall Investments, L.P., a Georgia limited partnership in which Michael P. Marshall, Sr. is the general partner (“New Investor”), and to grant a related option which essentially would have permitted New Investor to maintain ownership of up to 20% of our issued and outstanding common stock through July 1, 2006.

      The obligation of New Investor to complete the purchase of shares was conditioned upon, among other things, all of the outstanding shares of the 8% Series A cumulative convertible preferred stock being retired and cancelled by the required closing date. We were not obligated to close the transaction if less than 80% of the outstanding shares of the 8% Series A cumulative convertible preferred stock was retired and cancelled by the required closing date. The Stock Purchase Agreement was subject to termination by either party if, through no fault of the terminating party, the closing of such transaction did not occur on or before June 26, 2003.

      Effective May 15, 2003, we commenced an exchange offer in the form of a private placement to the holders of all outstanding shares of 8% Series A cumulative convertible preferred stock, pursuant to which we offered (A) to exchange all of such shares for shares of common stock (on a one share for one share basis, as per the existing conversion feature) and (B) in connection therewith, to exchange all of such holders’ warrants to purchase common stock issued with the 8% Series A cumulative convertible preferred stock (the “Original Warrants”) for new warrants to purchase common stock with a lower exercise price of $1.75 per share and a new term of three years from the effective date of the exchange. We also offered to pay (in shares of our common stock) the dividend accrued through May 31, 2003 on all shares of 8% Series A cumulative convertible preferred stock tendered in the exchange offer.

      Upon expiration of the exchange offer, only 370,000 shares of Series A preferred, or 15% of such shares issued and outstanding, and Original Warrants exercisable for 185,000 underlying shares of Common Stock, or 15% of the outstanding Original Warrants, had been validly tendered for exchange and not withdrawn. In light of the very low percentage tendered, with the result that our acceptance of such tenders could not be expected to significantly reduce the preferred dividend burden on the Company or increase the liquidity of trading in our common stock, our Board of Directors concluded that there was a high probability that the ability of both the Company and the tendering security holders to realize the benefits expected as a result of the Exchange Offer would be substantially impaired. Accordingly, in reliance on one of the terms of the exchange offer which gave us the right to reject all tendered Series A preferred shares and Original Warrants if certain changes occurred which, in our reasonable judgement, might materially impair the benefits expected from the Exchange Offer, we elected not to accept any of the shares of Series A Preferred and Original Warrants tendered in the Exchange Offer.

      Following the failure to occur of the condition that all of the outstanding shares of the 8% Series A cumulative convertible preferred stock be retired and cancelled by June 26, 2003, the New Investor advised us of its election not to close the transactions contemplated by the Stock Purchase Agreement.

      In December 2003, pursuant to our compensation arrangement with Attkisson, Carter & Company (formerly, Attkisson, Carter & Akers) for serving as Dealer Manager and Exchange Agent with respect to the private exchange offer which we conducted in May and June of 2003 to holders of our Series A preferred stock, we reset the exercise price for 126,874 warrants previously issued for services rendered in two other private placements to $1.75 per share of common stock and reset the expiration date to three years from the date of expiration of the exchange offer.

      On February 23, 2004, Stephen R. Gross resigned from our board of directors effective March 1, 2004. Mr. Gross, one of the company’s founding directors, resigned from our board due to a potential conflict of interest that could develop as a result of a business affiliation. Following his resignation, we decreased the size of our board of directors from eight to seven. Subsequently, our board of directors restored the size of the board to eight and appointed Kevin W. Link as a director of the Company, effective April 1, 2004. Mr. Link was appointed as an additional Class III director and will stand for election by the Company’s shareholders at our 2004 Annual Meeting.

      On March 29, 2004, our board of directors approved, subject to shareholder approval at the Company’s 2004 Annual Meeting, a proposal to amend our Articles of Incorporation to increase the total authorized number of shares of our common stock from 10,000,000 to 15,000,000 shares. This proposed amendment will not affect the authorized number of shares of preferred stock.

Strategy

      Since July 2000, we have eliminated all operating activities at the holding company level and reduced costs substantially. We will continue to operate ebank Financial Services, Inc. as a shell holding company and maintain our unitary thrift holding company charter which provides us with several advantages, including the ability to open branches in all fifty states and to operate as a licensed mortgage lender in all fifty states. We will continue to conduct all of our banking operations through our subsidiary federal savings bank, ebank. Our primary focus is to operate ebank as a profitable community bank with a strong Internet presence as one of our many delivery channels. In that regard, we will continue to reduce costs and maintain asset quality, as well as look for additional opportunities to increase fee income.

      Our Internet strategy is to maintain and promote awareness of our state-of-the-art Internet capabilities as another channel of delivering products, services, and communications to both our retail and commercial customers. Some of the products and services we currently offer include electronic bill payment, loan products and deposit products.

      Customers can access ebank through any Internet service provider by means of an acceptable secure web browser. In doing so, customers can apply for loans, review account activity, enter transactions into an online account, pay bills electronically, receive statements by mail, and print bank statement reports from any personal computer with a secure web browser, regardless of its location. To open a new account, the customer completes the online enrollment form on our website, prints the signature card, signs it, and mails it to us. Customers can make deposits into an open account at ebank through direct deposit programs, by transferring funds between ebank accounts, by wire transfer, or by mail. Customers can also make withdrawals and have access to their accounts at ATMs that are affiliated with the Cirrus, Honor, Avail and Star networks.

Operations

Products and Services

      We provide a broad array of financial products and services to our small business and retail customers, including checking accounts, money markets, CDs, ATM cards, home equity loans, mortgage loans, commercial loans, credit cards and bill payment services. In addition, from January 2, 2002 through December 31, 2002, we provided comprehensive investment services, including personal financial planning; life, health and disability insurance; portfolio management; and financial advisory services for entrepreneurs and small businesses through our former subsidiary, Peachtree Capital Corporation. We provide small businesses with the same types of products and services that large banks have traditionally offered only to their largest customers. Some of our products and services include the following:

•	A full array of deposit products, including checking, money management accounts, and CDs.

•	Residential mortgage lending products, including home equity lines of credit and first and second mortgages.

•	Consumer loans and personal lines of credit.

•	Loans to small businesses and residential builders as well as commercial real estate developers.

•	ATM Cards — Each customer automatically receives a free ATM card when he or she opens an account. Customers can access their accounts at ATMs affiliated with the Cirrus, Honor, Avail and Star networks. We currently do not charge any ATM fees. In addition, although the operator of the ATM generally imposes fees, we currently reimburse these fees to our customers for their first six ATM usages each month.

•	Online Account Statements and Bill Payment — Customers can track the activity in their accounts directly through the Internet at any time and pay their bills electronically, obtain account balances and transaction history, transfer funds between various accounts, and even download account statements.

     Systems Conversion

      The Company successfully converted from its former banking platform provided by London Bridge Phoenix Software, Inc. to Fiserv’s Premier II banking platform in February 2004. The new banking platform, a fully integrated software solution, enables the Company to further increase operational efficiencies throughout the organization and better serve the Company and its customers.

     Security

      The security of our Internet banking applications is of utmost importance, and we are committed to providing the highest precautions appropriate to ensure that our customer information is safeguarded. We regularly evaluate the latest changes in Internet banking system security in an effort to maintain the highest standards of security.

      We address our system security at three levels. First, our primary concern is to ensure the security of customer information as it is sent from the customer’s personal computer to our web server. Second, we have taken steps to ensure the security of the environment in which our Internet banking server and customer information database reside. Third, we have implemented Internet security measures to prevent unauthorized users from logging in to the online banking section of our website.

      We use a combination of proprietary and industry standard security measures to protect customers’ assets. Customers are assigned unique customer access codes, user identifications, and passwords that must be used each time they log on to the system. We rely on encryption and authentication technology, including public key cryptography technology, to provide the security and authentication necessary to effect the secure exchange of information. Telephone transactions are secured through a personal identification number — the same technology used in ATMs.

      To ensure reliable access to our internet domain ebank.com, we have implemented contingency and disaster recovery programs to effectively minimize any service outage due to hardware or software failures. “Mirroring” creates a continuous backup of all data and is stored in two physical locations for assurance of customer access reliability. In the event of an interrupted access over the Internet, a customer will continue to have access to their funds through several means, including ATM/debit cards and paper checks. We monitor Internet and network traffic to our website and have the ability to detect and disarm unwanted entries. We also retain records of and periodically review this traffic history, as well as a transactional log of our customer transactions, to assist us in maintaining a proactive approach to our security needs.

      We restrict access to our computer operations areas to only those employees with proper identification, and we have installed dual password protection to the computer consoles. We contracted the services of an independent security consulting company to provide vulnerability testing on both our internal and external network structure, as well as enhanced Internet penetration testing.

     Intellectual Property

      We believe that our success will be attributable primarily to our integrated financial services delivery system and customer service rather than our technology and other proprietary rights, although our success and ability to compete also depend in part upon our proprietary rights. We rely on a combination of copyright, trademark, and trade secret laws and contractual restrictions to establish and protect our technology and other proprietary rights. We generally require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with us. Nevertheless, the steps we have taken may not be adequate to prevent misappropriation of our technology, or our competitors may independently develop technologies that are substantially equivalent or superior to our technology.

      Our corporate name is “ebank Financial Services, Inc.,” formerly “ebank.com, Inc,” and we operate our subsidiary bank, “ebank,” under a thrift charter granted to us by the Office of Thrift Supervision. We own the domain name “ebank.com,” which is registered with Network Solutions. However, we do not have a federal trademark to the name “ebank.”

      We previously acquired numerous top level domain names and country-code level domain names and we had service mark registrations, or applications pending, for the name “ebank.com” or “ebank” (with a design) in a number of countries. In line with our revised business strategy emphasizing our traditional banking business, we do not intend to maintain any of the service mark registrations or to pursue any of the service mark applications that relate to countries other than the United States.

      Our other proprietary rights reside in our plan of operations and our customer lists. We attempt to protect these assets through a combination of copyright, trademark, and trade secret laws, using employee and third party confidentiality agreements, and other methods. We do not have any patents or registered copyrights for any of our systems or products and services, as most of our technology is supplied and owned by third parties. As with all businesses, other parties may attempt to copy aspects of our technology, products, and services or to otherwise obtain and use information that we regard as proprietary, despite our efforts to protect them. Third parties may claim that our current or future products and services infringe on their patent, copyright, or trademark rights. Although we know of no other party making any such claims today, we cannot be sure that no such claim will be made in the future. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services, require us to enter into royalty or licensing agreements or discontinue using the challenged technology, and otherwise could have a material adverse effect on us.

Competition

      The financial services industry in the United States is highly competitive and characterized by rapid change. We face competition from numerous sectors, and we expect competition in many of these sectors to increase. We compete with Internet-only banks such as NetBank and internet versions of traditional branch-based banks such as Wachovia, Wells Fargo and Bank of America. We compete for deposits with traditional banks, thrifts, credit unions, and other financial institutions, some of whom also offer Internet-based services, other financial service providers of direct-marketed savings and investment products, and other Internet-based financial institutions. In addition, we face competition from traditional branch-based and other financial service providers, including savings and commercial banks, credit unions, mutual fund companies, and brokerage companies.

Employees

      As of March 30, 2004 we had 25 full-time employees and one part-time employee. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Properties

      Our principal executive offices are located at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339, and our telephone number is (770) 863-9225. Our existing full-service branch is also located at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339. Our Internet banking, operations, and mortgage processing divisions are located at 2690 Cumberland Parkway, Suites 200 and 230, Atlanta, Georgia 30339. All of the foregoing offices are currently being leased. You may view our Web site at www.ebank.com, but this amended and restated Prospectus does not incorporate by reference any information on our Web site. We are providing our Internet address for reference purposes only.

Legal Proceedings

      In May 2003, Thacker & Loucks, Inc., d/b/a Thacker & Loucks Financial Services, a Georgia corporation (“Thacker”), filed an action against the holding company in the State Court of Fulton County alleging a breach of contract by the holding company. The breach of contract alleged by Thacker relates to a Servicing Representative Agreement dated as of August 3, 2001 (the “Agreement”) by and between ebank, the holding company’s subsidiary, and Thacker. Under the Agreement, ebank agreed to discount from time to time an indeterminate number of certain types of contracts which met ebank’s underwriting criteria. Pursuant to the terms of the Agreement, in February of 2003, ebank provided Thacker with written notice of ebank’s intention to terminate the Agreement after the expiration of a 180-day notice period.

      The complaint filed by Thacker alleged that the holding company failed to approve loans which met or exceeded the underwriting criteria and failed to communicate with Thacker. The complaint filed by Thacker seeks contractual damages in the amount of Three Million Five Hundred Thousand Dollars, plus reasonable attorney’s fees and costs of the litigation.

      We believe that ebank has abided by all applicable terms of the Agreement, including those terms related to continuing performance during the notice period prior to termination, and that the claim asserted by Thacker is without merit.

      Thacker filed its original lawsuit against the holding company, which was not a party to the Agreement and was therefore the wrong entity. The holding company filed its Answer in June 2003, denying all claims and informing Thacker that it had sued the wrong entity. Thacker agreed to file a joint consent order dismissing the holding company from the action and substituting ebank, the actual party to the Agreement, as the actual Defendant. The consent order stipulated that ebank would be given an opportunity to file its own Answer. This Answer was filed in December 2003 and discovery has commenced in the amended action.

      There are no motions pending in this action. We intend to vigorously defend this lawsuit.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Selected Consolidated Financial Data

      The following selected consolidated financial data for the years ended December 31, 2003 and 2002 are derived from our financial statements and other data about us. The consolidated financial statements for December 31, 2003 and 2002 were audited by our independent certified public accountants Porter Keadle Moore, LLP. The selected consolidated financial data should be read in conjunction with our financial statements included elsewhere in this amended and restated Prospectus.

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

	(Dollars in thousands, except
	per share data)
Statement of Operations Data:
Interest income	$6,355	$6,605
Interest expense	2,418	2,704

Net interest income	3,937	3,901
Provision for loan losses	894	322

Net interest income after provision for loan losses	3,043	3,579
Noninterest income	1,165	3,672
Noninterest expense	4,328	8,241

Net loss	$(120)	$(990)

Weighted average shares outstanding	1,988,598	1,663,407
Net loss per share	$(0.30)	$(0.89)
Balance Sheet Data (at period end):
Total assets	$111,566	$101,417
Earning assets	109,893	98,505
Federal funds sold and investment securities	28,922	19,262
Loans, net of unearned income	81,020	78,345
Allowance for loan losses	(1,205)	(963)
Deposits	95,487	84,578
Borrowings	9,372	9,280
Shareholders’ equity	6,359	6,530
Book value per common share	$3.06	$3.78
Performance Ratios:
Return on average assets	(0.11)%	(1.05)%
Return on average equity	(1.83)%	(13.88)%
Interest rate spread	3.54%	3.97%
Net interest margin	3.72%	4.30%
Asset Quality Ratios:
Allowance for loan losses to period end loans	1.49%	1.23%
Net charge-offs to average loans	0.81%	0.28%
Nonperforming loans to period end loans	2.91%	0.30%
Nonperforming assets to period end total assets	2.12%	0.23%

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

	(Dollars in thousands, except
	per share data)
Capital and Liquidity Ratios:
Leverage (4.00% required minimum)	5.78%	5.98%
Risk-based capital
Tier 1	8.51%	8.40%
Total	9.76%	9.65%
Average loans to average deposits	84.82%	98.30%
Average equity to average assets	5.88%	7.53%

General

      Effective January 2, 2002, we acquired all of the outstanding shares of Peachtree Capital Corporation, a Georgia corporation based in Atlanta which provides financial planning and securities brokerage services. Accordingly, Peachtree Capital Corporation was operated as a wholly owned subsidiary of the company the fiscal year ended December 31, 2002, and its results are included in our reported results of operations for such periods. Subsequently, we entered into a definitive agreement, effective as of December 31, 2002, for the sale of all of the outstanding capital stock of Peachtree Capital Corporation to Caroline O. and Steven Harless in exchange for (1) 76,792 previously issued shares of our Series B-1 convertible preferred stock valued at $225,000; (2) 76,792 previously issued shares of our Series B-2 convertible preferred stock valued at $225,000; and (3) a cash payment of $578,000. Therefore, our results of operations for the fiscal year ended December 31, 2003 do not include the operations of Peachtree Capital Corporation.

      On September 27, 2002, we announced that our subsidiary, ebank, would establish a loan production office in Columbia, Maryland on October 1, 2002. The function of the loan production office was to originate home mortgages and home equity loans and to sell them in the secondary market. Although the Columbia office was established on October 1, 2002 as planned, we decided to discontinue operations on November 30, 2002, after consultations with the Office of Thrift Supervision, the bank’s primary regulator. Our results for the first quarter of fiscal 2003 include the proceeds from the sale of all loans generated by the Maryland operation, and we will not realize any additional income from this operation in future periods.

Analysis of the Fiscal Years Ended December 31, 2003 and 2002

      During the year ended December 31, 2003, our assets grew from $101,417,310 to $111,566,454. Our interest income, net of interest expense, increased slightly from $3,900,937 for the year ended December 31, 2002 to $3,937,023 for the year ended December 31, 2003. We increased our provision for loan losses from $321,719 for the year ended December 31, 2002 to $894,000 for the year ended December 31, 2003. Thus, after deductions for interest expense and provision for loan losses, our net interest income decreased from $3,579,218 for the year ended December 31, 2002 to $3,043,023 for the year ended December 31, 2003.

      Non-interest income decreased from $3,672,458 for the year ended December 31, 2002 to $1,164,539 for the year ended December 31, 2003. The significant decrease in non-interest income is primarily related to our Maryland loan operation, which generated $2,696,176 in gains associated with loans sold in the secondary market, and to Peachtree Capital Corporation which generated $806,479 in brokerage related income for the year ended December 31, 2002 as compared to only $752,792 in non-interest income related to our Maryland loan operation for the year ended December 31, 2003. There was no noninterest income associated with Peachtree Capital Corporation in the current year.

      Non-interest expense decreased from $8,241,353 for the year ended December 31, 2002 to $4,327,665 for the year ended December 31, 2003. The significant decrease in non-interest expense is primarily related to our ceasing the Maryland loan operation, which incurred $393,285 and $3,164,308 in operating expenses for the year ended December 31, 2003 and 2002 respectively. Peachtree Capital Corporation incurred $711,736 in operating expenses for the year ended December 31, 2002 and no operating expenses in the current year.

Results of Operations

      Net Loss. We incurred a loss of $120,103 and had a net loss attributable to common shareholders of $601,403, or $(0.30) per common share after taking into account $481,300 in cumulative dividends on the preferred stock, for the year ended December 31, 2003. We earned $3,937,023 in net interest income and $1,164,539 in noninterest income for the year, but these amounts were offset by noninterest expense of $4,327,664, and a provision for loan losses of $894,000.

      We incurred a loss of $989,677 and had a net loss attributable to common shareholders of $1,472,815, or $(.89) per common share after taking into account $483,138 in dividends on the preferred stock, for the year ended December 31, 2002. We earned $3,900,937 in net interest income and $3,672,458 in noninterest income for the year, but these amounts were offset by noninterest expense of $8,241,353, and a provision for loan losses of $321,719.

      Net Interest Income. Our primary source of revenue is net interest income, which is the difference between income on interest-earning assets and expense on interest-bearing liabilities. Our net interest income was $3,937,023 for the year ended December 31, 2003. Net interest spread, the difference between the yield we earn on interest-earning assets and the rate we pay on interest-bearing liabilities, was 3.54% for the year ended December 31, 2003. Our net interest margin, which is net interest income divided by average interest-earning assets, was 3.72% for the year ended December 31, 2003. Average loans comprised 73.8% of our average earning assets in 2003.

      Our net interest income was $3,900,937 for the year ended December 31, 2002. Net interest spread was 3.97% for the year ended December 31, 2002. Our net interest margin was 4.30% for the year ended December 31, 2002. Average loans comprised 83.5% of our average earning assets in 2002.

      Average Balances, Income and Expenses, and Rates. The following table depicts, for the periods indicated, information related to our average balance sheet. The average yields on assets and average costs of liabilities represent the annualized rates for December 31, 2003 and 2002. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities.

Average Balances, Income and Expenses, and Rates

	Year Ended December 31,			Year Ended December 31,
	2003			2002

	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate

	(Dollars in thousands)
Assets
Interest-earning assets:
Loans	$81,003	$5,291	6.53%	$75,780	$5,818	7.68%
Interest-bearing deposits	485	5	1.11	287	9	3.25
Investment securities	21,226	1,026	4.83	12,227	729	5.96
Federal funds sold	3,228	33	1.01	2,458	49	1.98

Total interest-earning assets	105,942	6,355	6.00	90,752	6,605	7.28

Other assets	5,830			3,859

Total assets	$111,772			$94,611

	Year Ended December 31,			Year Ended December 31,
	2003			2002

	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate

	(Dollars in thousands)
Liabilities
Interest-bearing liabilities:
Interest-bearing transaction accounts	$2,585	19	0.73	$3,352	55	1.64
Money market accounts	25,437	266	1.04	22,636	481	2.13
Savings deposits	334	5	1.54	226	4	1.72
Time deposits	60,783	1,749	2.88	45,710	1,798	3.93
Other borrowing	9,260	379	4.09	9,927	366	3.69

Total interest-bearing liabilities	98,399	2,418	2.46	81,851	2,704	3.30

Noninterest-bearing deposits	6,361			5,166
Other liabilities	441			465
Shareholders’ equity	6,571			7,129

Total liabilities and shareholders’ equity	$111,772			$94,611

Net interest spread			3.54			3.97

Net interest income/margin		$3,937	3.72		$3,901	4.30

      Interest Rate Sensitivity. A significant portion of our assets and liabilities are monetary in nature, and consequently they are very sensitive to changes in interest rates. This interest rate risk is our primary market risk exposure, and it can have a significant effect on our net interest income and cash flows. We review our exposure to market risk on a regular basis, and we manage the pricing and maturity of our assets and liabilities to diminish the potential adverse impact that changes in interest rates could have on our net interest income.

      One monitoring technique we employ is the measurement of our interest rate sensitivity “gap,” which is the difference between the amount of interest-earning assets and interest-bearing liabilities that mature or may reprice within a given period of time. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and it is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. We generally would benefit from increasing market interest rates when we have an asset-sensitive, or a positive, interest rate gap and we would generally benefit from decreasing market interest rates when we have liability-sensitive, or a negative, interest rate gap. When measured on a “gap” basis, we are in a negative gap position over the cumulative one-year time frame as of December 31, 2003. However, gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but we believe those rates are significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Because time deposit accounts, given their longer terms to maturity, react more slowly to market interest rate movements than do many other types of deposit accounts, decreases in interest rates may have an adverse effect on our net interest income, while increases in interest rates may have a positive effect.

      Net interest income is also affected by other significant factors, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities. We perform asset/liability modeling to assess the impact of varying interest rates and the impact that balance sheet mix assumptions will have on net interest income. We attempt to manage interest rate sensitivity by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities that reprice in the same time interval helps us to hedge risks and minimize the impact on net interest income of rising or falling interest rates. We evaluate interest sensitivity risk and then formulate guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

      The following tables summarize the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003 and 2002 that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated in the following tables, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank’s savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the “Within Three Months” category, although historical experience has proven these deposits to be more stable over the course of a year.

Interest Rate Sensitivity Analysis

	December 31, 2003

	Within	After Three but	After One	After Five
	Three	Within Twelve	but Within	Years or
	Months	Months	Five Years	Nonsensitive	Total

	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-bearing deposits in banks	$70	$0	$0	$0	$70
Loans	39,407	8,127	10,481	23,113	81,128
Investment securities	450	0	0	20,761	21,211
Federal funds sold	7,483	0	0	0	7,483

Total interest-earning assets	$47,410	$8,127	$10,481	$43,874	$109,892

Liabilities
Money market and NOW accounts	$28,036	$0	$0	$0	$28,036
Savings deposits	334	0	0	0	334
Time deposits	7,621	32,859	20,302	0	60,782
Other liabilities	5,372	0	0	4,000	9,372

Total liabilities/capital	$41,363	$32,859	$20,302	$4,000	$98,523

Interest-sensitivity gap	$6,047	$(24,732)	$(9,821)	$38,874	$11,368

Cumulative interest-sensitivity gap	$6,047	$(18,685)	$(28,506)	$11,368	$11,368

Ratio of interest-sensitivity gap to total earning assets	5.50%	(22.50)%	(8.94)%	36.29%
Ratio of cumulative interest-sensitivity gap to total earning assets	5.50%	(17.00)%	(25.94)%	10.35%

	December 31, 2002

	Within	After Three but	After One	After Five
	Three	Within	but Within	Years or
	Months	Twelve Months	Five Years	Nonsensitive	Total

	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-bearing deposits in banks	$628	$0	$0	$0	$628
Loans(1)	43,775	3,378	13,299	18,223	78,675
Investment securities	450	0	1,000	12,638	14,088
Federal funds sold	5,114	0	0	0	5,114

Total interest-earning assets	$49,967	$3,378	$14,299	$30,861	$98,505

Liabilities
Money market and NOW accounts	$24,953	$0	$0	$0	$24,953
Savings deposits	332	0	0	0	332
Time deposits	8,975	24,202	21,107	0	54,284
Other liabilities	30	5,250	0	4,000	9,280

Total liabilities/capital	$34,290	$29,452	$21,107	$4,000	$88,849

Interest-sensitivity gap	$15,677	$(26,074)	$(6,808)	$26,861	$9,656

Cumulative interest-sensitivity gap	$15,677	$(10,397)	$(17,205)	$9,656	$9,656

Ratio of interest-sensitivity gap to total earning assets	15.92%	(26.47)%	(6.91)%	27.26%
Ratio of cumulative interest-sensitivity gap to total earning assets	15.92%	(10.55)%	(17.46)%	9.80%

(1)	Includes mortgage loans held for sale.

      Rate/Volume Analysis of Net Interest Income. The following table reflects the effect on interest income, interest expense, and net interest income, in the periods indicated, of changes in average balance and rate from the corresponding prior period. We have determined the effect of a change in average balance by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. We have included changes resulting from average balance/rate variances in changes resulting from rate. The balance of the change in interest income or expense and net interest income is attributed to a change in average rate.

	Year Ended December 31, 2003
	as Compared to the Year Ended December 31, 2002

		Increase	Increase
	Net Increase	(Decrease)	(Decrease)
	(Decrease)	Due to Rate	Due to Volume

	(Dollars in thousands)
Assets
Interest-earning assets
Loans	$(527)	$(988)	$461
Interest-bearing deposit	(4)	2	(6)
Investment securities	299	(307)	604
Federal funds sold	(16)	(233)	217

Total interest income	(250)	(1,526)	1,276

Interest-bearing liabilities — deposits	(299)	(858)	559
Other borrowing	13	48	(35)

Total interest expense	(286)	(810)	524

Change in net interest income	$36	$(716)	$752

	Year Ended December 31, 2002
	as Compared to the Year Ended December 31, 2001

		Increase	Increase
	Net Increase	(Decrease)	(Decrease)
	(Decrease)	Due to Rate	Due to Volume

	(Dollars in thousands)
Assets
Interest-earning assets
Loans	$(838)	$25	$(863)
Interest-bearing deposit	5	3	2
Investment securities	539	633	(94)
Federal funds sold	(110)	(48)	(62)

Total interest income	(404)	613	(1,017)

Interest-bearing liabilities — deposits	(1,467)	64	(1,531)
Other borrowing	260	424	(164)

Total interest expense	(1,207)	488	(1,695)

Change in net interest income	$803	$125	$678

      Provision and Allowance for Loan Losses. We have established an allowance for loan losses through a provision for loan losses charged to expense. The allowance represents an amount which we believe will be adequate to absorb losses on existing loans that may become uncollectible. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of such factors as the balance of impaired, non-performing and potential problem loans, changes in the nature and volume of the loan portfolio, delinquency levels, loss experience, current economic conditions and other factors that may affect the borrower’s ability to pay, and overall portfolio quality. Management reviews the level of the allowance on a monthly basis, at a minimum, and establishes the allowance for loan losses based on the foregoing factors. We adjust the amount of the allowance periodically based on changing circumstances. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.

      The methodology we use for determining the amount and adequacy of our allowance involves a monthly review of specific loans and groups of loans that make up the loan portfolio. Loans are reviewed to determine whether they should be reported as performing, potential problem, non-performing or impaired. Performing loans are generally grouped with similar loans and the allowance is calculated based on the group. The percentage of the allowance is based on historical loss experience of the bank or of other institutions with portfolios with similar characteristics. The allowance requirement associated with the bank’s performing loans is added to the allowance requirement for all other loans including potential problem, non-performing and impaired loans. The requirement for the total portfolio is compared to the allowance on a monthly basis and the allowance is adjusted as necessary.

      Potential problem, non-performing and impaired loans are reported in the Classified Asset Summary report. Potential problem loans are loans that are current with respect to principal and interest. Therefore, these loans are still on interest accrual and are not reported as non-performing. However, we classify a current loan as a potential problem loan if we develop serious doubts about the borrower’s future performance under the terms of the loan contract.

      A loan is determined to be non-performing when we conclude it is doubtful that we will be able to collect all interest due from the borrower. Once this determination is made, we place the loan on nonaccrual status. This conclusion may be based on the borrower’s financial condition, economic and business conditions, and the results of our previous collection efforts. Generally, we will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. When we place a loan in nonaccrual status, we reverse all interest which has been accrued on the loan but remains unpaid and we deduct this interest from earnings as a reduction of reported interest income. We do not accrue any additional interest on the loan balance until we conclude the collection of both principal and interest is reasonably certain. Since interest income is not recorded for nonaccrual loans, all loans placed on nonaccrual are reported as “non-performing” loans.

      When it is probable that we will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement, a loan is also determined to be impaired. Individually identified impaired loans are measured based on the present value of expected payments, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on obtainable market prices, or, for loans that are solely dependent on the collateral for repayment, the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

      Loans included in the Classified Asset Summary report are further classified into one of four categories, including (1) Special Mention, (2) Substandard, (3) Doubtful and (4) Loss. Each classification requires a different provision percentage with the Loss classification requiring a 100% allowance. In order to determine the appropriate level of allowance for loan losses for specific loans included in our Classified Asset Summary, we may use either our historical loss experience or the historical loss experience of institutions with similar loans. However, if a classified loan is deemed impaired and the impaired loan amount exceeds the appropriately determined fair value, the allowance for loan losses is increased by the amount of the shortfall using a valuation allowance. The valuation allowance is a component of the total allowance for loan losses. Specific reserves may also be set aside for certain loans where repayment is not probable and there is a deficiency in the underlying collateral. In general, the aggregate allowance for loan losses is calculated by first adding together the allocated allowance for loan losses associated with performing loans and the allocated allowance for loan losses identified in the Classified Asset Summary report to arrive at an initial total. Management then considers the amount of the allowance so derived in light of general risk factors which are relevant to the determination of an appropriate overall allowance, but are not associated with any specific loans. These factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. Management then determines, in light of its assessment of these factors, any additional, unallocated amounts which should be added to the sum of the allocated allowances to arrive at the total allowance for loan losses.

      The increase in the unallocated loan loss allowance in 2002 resulted from management’s view that it was likely, due to the existing economic instability compounded by continuing uncertainty over the aftermath of the September 11, 2001 terrorist attacks and the impending war in Iraq, that there were additional loan losses embedded in the loan portfolio at December 31, 2002 which were not accounted for in the allowance percentages applied to the performing loan groups or to specific loans in the Classified Asset Summary. In this regard, management was particularly concerned with the bank’s exposure at December 31, 2002 to commercial real estate loans, which generally have greater credit risk associated with them than with residential real estate loans. Accordingly, management increased the amount included in the unallocated allowance for loan losses at December 31, 2002 to reflect these risks. During the nine months ended September 30, 2003, the bank reduced its exposure to commercial real estate loans by 9.2%, from $20,657,617 to $18,761,768. However, these loans increased to $20,946,392 as of December 31, 2003 as local market conditions improved for commercial real estate loans. The bank was encouraged by the OTS, the bank’s primary regulator, to increase the allocated allowance for performing loans in the real estate — individual category due to ongoing developments concerning consumer bankruptcy rates related to unemployment and their anticipated effect on residential mortgage foreclosures. Accordingly, a significant portion of the previously unallocated allowance was shifted to the allocated allowance for performing loans in the real estate — individual category at December 31, 2003 to reflect management’s assessment of these shifts in the bank’s overall exposure to loan losses.

      In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses, and they may require us to record additions to the allowance based on their review of information available to them at the time of their examinations.

      For the year ended December 31, 2003, there were twenty loans totaling $3,950,738 included in our Classified Asset Summary. These loans were evaluated individually and were allocated $350,500 of the $1,204,754 allowance for loan losses. The remaining $854,254 provision for loan losses is associated with loans evaluated in groups.

      At December 31, 2003, the allowance for loan loss allocation associated with classified loans is as follows:

	Total			Potential						Non-
	Classified		Allocated	Problem		Allocated	Impaired		Allocated	performing		Allocated
	Loans	No.	Provision	Loans	No.	Provision	Loans	No.	Provision	Loans	No.	Provision

Commercial	$2,128,529	11	$243,669	—	—	—	$2,128,529	11	$243,669	$1,306,297	10	$150,510
Real Estate — Commercial	1,690,622	2	84,531	768,534	1	38,427	922,088	1	46,104	922,088	1	46,104
Real Estate — Individual	29,332	1	5,866	—	—	—	29,332	1	5,866	29,332	1	5,866
Installment — Individual	102,255	6	16,434	—	—	—	102,255	6	16,434	102,255	6	16,434

Totals	$3,950,738	20	$350,500	$768,534	1	$38,427	$3,182,204	19	$312,073	$2,359,972	18	$218,914

      For the fiscal year ended December 31, 2002, there were thirteen loans totaling $1,972,560 included in our Classified Asset Summary. These loans were evaluated individually and were allocated $179,820 of the $963,301 allowance for loan losses. The remaining $783,481 provision for loan losses is associated with loans evaluated in groups.

      At December 31, 2002 the allowance for loan loss allocation associated with classified loans is as follows:

	Total			Potential						Non-
	Classified		Allocated	Problem		Allocated	Impaired		Allocated	performing		Allocated
	Loans	No.	Provision	Loans	No.	Provision	Loans	No.	Provision	Loans	No.	Provision

Commercial	$1,048,485	8	$114,060	$74,783	1	$3,739	$973,702	7	$110,321	$104,600	6	$11,850
Real Estate — Commercial	793,699	1	39,685	793,699	1	39,685	—	—	—	—	—	—
Real Estate — Individual	—	—	—	—	—	—	—	—	—	—	—	—
Installment — Individual	130,376	4	26,075	—	—	—	130,376	4	26,075	130,376	4	26,075

Totals	$1,972,560	13	$179,820	$868,482	2	$43,424	$1,104,078	11	$136,396	$234,976	10	$37,925

      For the fiscal year ended December 31, 2003, there were twenty-one loans delinquent over 30 days totaling approximately $3,494,000. Of this amount, there were eight delinquent commercial loans totaling $1,457,000, two delinquent commercial real estate loans totaling $883,000, eight delinquent individual real estate loans totaling $1,049,000 and three delinquent consumer loans totaling $105,000. There were three loans, totaling approximately $326,000, past due 90 days or more. One of the three 90-day plus delinquent loans in the amount of $291,000 remained on interest accrual at December 31, 2003 as a result of significant principal payments received in December. Two loans totaling approximately $35,000 were classified as non-performing at December 31, 2003. Of these two loans, one loan in the amount of $22,528 was fully repaid in January 2004.

      For the fiscal year ended December 31, 2002, there were twenty-two loans delinquent over 30 days totaling approximately $2,811,000 all of which continued to accrue interest. Of this amount, there were seven delinquent commercial loans totaling $619,000, two delinquent commercial real estate loans totaling $1,096,000, three delinquent individual real estate loans totaling $696,000 and ten delinquent consumer loans totaling $400,000. There were two loans, totaling approximately $9,000, past due 90 days or more and both loans remained on accrual and were not classified as non-performing at December 31, 2002. Both loans were fully repaid in 2003.

      At December 31, 2003, our allowance for loan losses amounted to $1,204,754, or 1.49% of total loans. We strengthened our provision for loan losses during the year ended December 31, 2003 by $894,000 as compared to an increase in the provision of $321,719 for the year ended December 31, 2002. During the second quarter, we increased our provision by $586,000, primarily as a result of a significant increase in our non-performing loans during that period. The increase in our allowance in allowance for loan losses during the year ended December 31, 2003 of $241,453 resulted from a $894,000 provision for loan losses and recoveries of $828, partially offset by five net loans charged off of $653,375. At December 31, 2002, our allowance for loan losses amounted to $963,301, or 1.23% of total loans. The increase in our allowance for loan losses during the year ended December 31, 2002 of $124,651 resulted from a $321,719 provision for loan losses and recoveries of $12,630, partially offset by six net loans charged off of $209,698.

      As of December 31, 2003, we had eighteen non-performing loans totaling $2,359,972. As of June 30, 2003, we had sixteen non-performing loans totaling $1,311,012 as compared to only $215,187 in nonperforming loans at March 31, 2003. As discussed above, we increased our provision by $586,000 in the second quarter as a result of the increase in non-performing loans. At December 31, 2002, we had ten non-performing loans totaling $234,976. If interest income had been accrued, interest income associated with nonaccrual loans would have been approximately $89,097 and $7,600 as of December 31, 2003 and 2002, respectively.

Allowance for Loan Losses

      The following table sets forth an analysis of our allowance for loan losses for the periods indicated.

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Average loans outstanding	$81,003	$75,781

Loans outstanding at period end	$81,020	$78,345

Total nonperforming loans	$2,360	$235

Beginning balance of allowance	$963	$839
Loans charged off:
Commercial	(384)	(210)
Real estate — commercial	0	0
Installment loans to individuals	(269)	0
Total charge-offs	(653)	(210)
Recoveries of previous charge-offs:
Installment loans to individuals	1	12
Total recoveries	1	12
Net loans charged-off	(652)	(198)
Provision for loan losses	894	322

Balance at period end	$1,205	$963

Net charge-offs to average loans	0.80%	0.26%
Allowance as percent of total loans	1.49%	1.27%
Nonperforming loans as a percentage of total loans	2.91%	0.30%
Allowance as a percent of nonperforming loans	51.06%	409.79%

      At December 31, 2003 and 2002, the allowance was allocated as follows:

		Percentage of		Percentage of
		Loans in		Loans in
	Year Ended	Each	Year Ended	Each
	December 31,	Category to	December 31,	Category to
	2003	Total Loans	2002	Total Loans

Commercial	$532,669	19.11%	$290,079	18.01%
Real estate — individual	188,000	47.02%	107,866	42.93%
Real estate — commercial	232,531	25.82%	176,685	29.16%
Installment loans to individuals	197,300	8.05%	194,209	9.90%
Unallocated	54,254	—%	194,462	—%

Total	$1,204,754	100.00%	$963,301	100.00%

      Changes in the allocation of loan loss allowance to each loan category are driven by several factors, including (1) changes in the relative mix of the loan categories from period to period, (2) changes arising from the loan loss reserve percentages applied to performing loans and to loans evaluated separately in the Classified Asset Summary, and (3) changes in the composition of loans within the Classified Asset Summary (such as the 149% increase in commercial loans included in our Classified Asset Summary for the year ended December 31, 2003). As discussed in greater detail above, the unallocated loan loss allowance at December 31, 2002 was significantly increased due to management’s view that it was likely, in light of ongoing economic instability and the potential effects on the higher-risk components of the bank’s loan portfolio, that there were additional loan losses embedded in the loan portfolio at

December 31, 2002 which were not accounted for in the allowance percentages applied to the performing loan groups or to specific loans in the Classified Asset Summary. Due to guidance received from the OTS, the bank’s primary regulator, concerning consumer bankruptcy rates related to unemployment and their anticipated effect on residential mortgage foreclosures, a significant portion of the previously unallocated allowance was shifted to the allocated allowance for performing loans in the real estate — individual category at December 31, 2003.

      Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Non-interest Income and Expense

      Non-interest Income. Our primary sources of noninterest income for 2003 were mortgage origination fees and gains on mortgages sold to investors, gains on the sale of investments and service charges on deposit accounts. We generated $763,001, $267,167 and $97,737 in mortgage related income, gains on sales of investments, and deposit service charges, respectively, during the year ended December 31, 2003, which represented 65.52% and 22.94% and 8.39%, respectively, of the total noninterest income of $1,164,539. Additionally, we reported a gain on the sale of real estate owned of $18,634 and a fraud loss recovery of $18,000 representing 1.60% and 1.55% of non-interest income, respectively.

      Our primary sources of noninterest income for 2002 were mortgage origination fees and gains on mortgages sold to investors, service charges on deposit accounts and brokerage fees. We generated $2,703,991, $806,479 and $93,163 in mortgage related income, brokerage fees, and deposit service charges, respectively, during the year ended December 31, 2002, which represented 73.63% and 21.96% and 2.54%, respectively, of the total noninterest income of $3,672,458. Additionally, we reported a gain on the sale of Peachtree Capital Corporation of $68,825 representing 1.87% of non-interest income.

      We were able to achieve a substantial increase in mortgage related income in 2003 and 2002 over prior years primarily as a result of our Maryland based loan production office. On September 27, 2002, we announced that our subsidiary, ebank, would establish a loan production office in Columbia, Maryland on October 1, 2002. The function of the loan production office was to originate home mortgages and home equity loans and sell them in the secondary market. Although the Columbia office was established on October 1, 2002 as planned, we decided to discontinue operations on November 30, 2002, after consultations with the Office of Thrift Supervision, the bank’s primary regulator. Mortgage related income generated by the Maryland operation was $752,792 or 98.66% of the $763,001 total for the year ended December 31, 2003. Mortgage related income generated by the Maryland operation was $2,696,176 or 99.71% of the $2,703,991 total for the year ended December 31, 2002. We will not earn any additional income from the Maryland loan production office.

      On an annualized basis, our non-interest income represented 1.04% and 3.62% of our total assets at December 31, 2003 and 2002, respectively. Our other sources of noninterest income included loan maintenance fees, bankcard fees, commissions on check sales, safe deposit box rent, ATM fees, wire transfer fees, and official check fees.

      Non-interest Expense. Our non-interest expense for the years ended December 31, 2003 and 2002 totaled $4,327,665 and $8,241,353 respectively. The following table sets forth the primary components of noninterest expense for these periods.

	Noninterest Expense

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Salaries and other compensation	$2,235	$3,439
Employee benefits	385	512
Net occupancy and equipment expense	805	1,847
Professional and other outside services	466	1,877
Other expense	437	566

Total	$4,328	$8,241

      Operating expenses for years ended December 31, 2003 and December 31, 2002 totaled $4,327,664 and $8,241,353, respectively. Operating expenses associated with the Maryland loan production office for the year ended December 31, 2003 totaled $393,285 and consisted primarily of salary and other compensation expense of approximately $435,000 net of expense reductions resulting from expense reversals associated with estimates at December 31, 2002. The Maryland loan production office expenses incurred in 2003 are associated with the $7.8 million in mortgage loans held for sale at December 31, 2002. There were no operating expenses paid in connection with Peachtree Capital Corporation in 2003.

      Operating expenses for the year ended December 31, 2002 include expenses associated with Peachtree Capital Corporation acquired at the beginning of 2002 and the Maryland loan production operation from October 1, 2002 until the office was closed on November 30, 2002. Operating expenses associated with the Maryland loan operation were incurred until all loans generated by the operation were sold in the first quarter of 2003. Operating expenses associated with Peachtree Capital Corporation for the year ended December 31, 2002 totaled $711,736, including salaries and other compensation of $449,296, occupancy expense of $95,297, advertising expense of $3,323, professional fees of $4,177 and other expenses of $159,643. Operating expenses associated with the Maryland loan production office for the year ended December 31, 2002 totaled $3,164,308, including salaries and other compensation of $1,300,498, occupancy expense of $272,366, advertising expense of $1,159,404, legal expense of $122,244, professional fees of $50,360 and other expenses of $259,436.

      Adjusted for operating expenses associated with the Maryland operation and Peachtree Capital Corporation, salaries, other compensation and employee benefits increased by approximately $22,000 in 2003. Net occupancy and equipment expense decreased approximately $675,000 primarily as a result of significant decreases in rent and depreciation expense on fixed assets. Professional and other outside service expense decreased approximately $29,000. Other operating expenses increased approximately $25,000 after adjusting for the effects of the Maryland loan operation and a $23,000 decrease in deferred loan costs associated with loans originated via the bank’s ongoing operations in 2003.

      Management anticipates that a significant cost for 2004 will likely be those associated with the Sarbanes-Oxley Act of 2002 compliance implementation. The Sarbanes-Oxley Act of 2002 includes provisions addressing audits, financial reporting and disclosure, conflicts of interest and corporate governance at public companies. Section 404 of this Act deals with managements report on internal controls, and will require much in the way of resources to plan, implement and document internal controls. Some of the resources will be in the form of management effort devoted to complying with the new rules, but a significant cost will likely be in increased accounting and consulting fees. The Company cannot at this time quantify the costs with any accuracy. However, even small public companies are expected to incur significant costs to achieve compliance. These costs are expected to increase the level of non-interest expense which the Company would otherwise incur during fiscal 2004.

      Income Tax Expense. As of December 31, 2003, our accumulated deficit was approximately $12,718,000. We had a cumulative net operating loss carryforward of approximately $11,188,000 for income tax purposes for the year ended December 31, 2003. Our ability to realize a deferred tax benefit as a result of net operating losses will depend upon whether we have sufficient taxable income of an appropriate character in the carryforward periods. We recognize deferred tax assets for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities and operating loss carryforwards. We then establish a valuation allowance to reduce the deferred tax asset to the level that it is “more likely than not” that we will realize the tax benefit. We have fully offset the deferred tax assets resulting primarily from the provision for loan losses and the operating loss carry forwards by a valuation allowance in the same amount.

Analysis of Financial Condition

      Total consolidated assets increased by $10,149,144, or 10.0%, to $111,566,454 during the year ended December 31, 2003. The increase was generated primarily through increases in investments of $7.1 million, net loans of $2.4 million and Federal funds sold of $2.4 million. The increase in net loans is primarily attributable to an increase in commercial loans of $2.7 million and an increase of $7.8 million in individual real estate loans offset by a decrease of $7.8 million loans held for sale. The change in loan portfolio mix reflects management’s efforts to expand its mortgage and consumer loan portfolio and decrease its reliance on commercial and commercial real estate loans.

      Total consolidated liabilities increased by $10,320,453, or 10.9%, to $105,207,543 during the year ended December 31, 2003. The increase was generated primarily through an increase in deposits of $10.9 million. The increase in deposits is primarily attributable to increases in our money market and NOW account deposits of $3.1 million and certificates of deposit of $6.5 million.

      Loans. Loans often provide higher yields than the other types of earning assets, and thus one of our goals is for loans to be the largest category of our earning assets. At December 31, 2003 and 2002, loans accounted for 73.7% and 79.5%, respectively of our earning assets. Loans averaged $81.0 million and $75.8 million for the years ended December 31, 2003 and 2002, respectively.

      The following tables show the composition of our loan portfolio by category for the periods indicated:

Composition of Loan Portfolio

	December 31,		December 31,
	2003		2002

		Percent		Percent
	Amount	of Total	Amount	of Total

	(Dollars in thousands)
Commercial	$15,500	19.11%	$12,764	18.01%
Real estate-commercial	20,946	25.82	20,658	29.16
Real estate-individual	38,153	47.02	30,417	42.93
Consumer and other	6,529	8.05	7,016	9.90

Total loans	81,128	100.00%	70,855	100.00%

Less:
Net deferred loan fees	(108)		(330)
Allowance for loan losses	(1,205)		(963)

Total net loans	$79,815		$69,562

      In the context of this discussion, we define a “real estate loan” as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. We follow the common practice of financial institutions in our market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. We take this collateral to reinforce the likelihood of the ultimate repayment of the loan; however, this tends to increase the magnitude of our real estate loan portfolio component. Generally, we limit our loan-to-value ratio to 80%. A significant portion of our commercial loans provide working capital to small businesses. Our largest categories of loans, individual real estate and commercial real estate loans, totaled $59.1 million and represented 72.8% of the loan portfolio at December 31, 2003, compared to $51.1 million and 72.1% of the loan portfolio at December 31, 2002. Individual real estate loans totaled $38.2 million and represented 47% of the loan portfolio at December 31, 2003, compared to $30.4 million or 43% of the loan portfolio at December 31, 2002. Consumer and other loans totaled $6.5 million and represented 8.1% of the loan portfolio at December 31, 2003, compared to $7.0 million, or 9.9% of the loan portfolio at December 31, 2002. We increased individual real estate by approximately $7.7 million during the year ended December 31, 2003. Our commercial and commercial real estate loans increased by approximately $3.0 million during the year ended December 31, 2003. The shift from commercial and commercial real estate loans to individual real estate loans significantly lowers credit risk characteristics of our loan portfolio.

      The repayment of loans in the loan portfolio as they mature is one of our sources of liquidity. The following table sets forth our loans maturing within specified intervals at December 31, 2003 and 2002. This information is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Of course, loan renewals are subject to our review and credit approval, as well as modification of the original loan terms.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2003

		Over One Year
	One Year	Through	Over Five
	Or Less	Five Years	Years	Total

	(Dollars in thousands)
Commercial	$6,382	$7,573	$1,545	$15,500
Real estate-commercial	8,742	7,248	4,956	20,946
Real estate-individual	15,910	3,430	18,813	38,153
All other loans	1,256	1,227	4,046	6,529

	$32,290	$19,478	$29,360	$81,128

Loans maturing after one year with:
Fixed interest rates				$33,594
Floating interest rates				$15,244

	December 31, 2002

		Over One Year
	One Year	Through	Over Five
	Or Less	Five Years	Years	Total

	(Dollars in thousands)
Commercial	$4,262	$7,452	$1,050	$12,764
Real estate-commercial	6,257	11,467	2,934	20,658
Real estate-individual	4,765	2,285	23,367	30,417
All other loans	1,760	1,448	3,808	7,016

	$17,044	$22,652	$31,159	$70,855

Loans maturing after one year with:
Fixed interest rates				$38,356
Floating interest rates				15,455

      Investment Securities. Our average investment securities portfolio represented 20.02% and 13.47% of our average earning assets for the years ended December 31, 2003 and 2002, respectively. Investments at

December 31, 2003 consisted of investments in U.S. government agency bonds, corporate securities and common stock in the Federal Home Loan Bank of Atlanta.

      In June 2003, management of the Company made the decision that it was in the Company’s best interest to sell certain securities in the held to maturity portfolio. At the end of 2002, we expected interest rates to increase slightly in 2003. Our investment portfolio consisted primarily of Federal Home Loan Bank and other similar fixed rate agency bonds. At the end of 2002 and through the first quarter of 2003, we intended to hold our investments to maturity and had the capacity to do so. In the first quarter of 2003, we purchased approximately $4.7 million in primarily corporate bonds. We purchased an additional $500,000 in corporate bonds in early April 2003. It became apparent in the second quarter of 2003, as interest rates continued to fall to historically low levels, that interest rates would likely remain low for a considerable period. We considered the interest rate environment unique as rates approached 40 year lows. At the end of the second quarter of 2003, we concluded that interest rates would likely remain low for the next eighteen to twenty-four months and decided to restructure our investment portfolio by selling the corporate bond portion of our portfolio. The Company sold held to maturity securities with a book value of $3,719,394 and realized a gain totaling $230,935 on the sale. As a result, management re-classified the entire portfolio of held to maturity securities to available for sale as of June 30, 2003. Securities with a book value of $11,553,902 were transferred to available for sale and a gross unrealized gain of $82,742 was recorded. We will not classify any investment securities as held-to-maturity for at least two years.

      The following table summarizes the book value of securities for the dates indicated.

	December 31,	December 31,
Securities Portfolio	2003	2002

	(Dollars in thousands)
Investment securities:
U.S. Government agencies	$20,489	$10,998
Corporate	500	0
CMO	0	2,640
Common stock	0	60
Other stock	450	450

Total	$21,439	$14,148

      The following table shows, at amortized cost, the scheduled maturities and average yields of securities held at December 31, 2003 and December 31, 2002.

Investment Securities Maturity Distribution and Yields

	December 31, 2003

			After One
			But Within		After
	Within One Year		Five Years		Five Years

	Amount	Yield	Amount	Yield	Amount	Yield

	(Dollars in thousands)
Investment securities:
U.S. government agencies	$0	0%	$0	0%	$20,489	5.47%
Corporate	0	0	0	0	500	5.88
Other stock	450	0	0	0	0	0

Total investment securities	$450	0%	$0	0%	$20,989	5.48%

	December 31, 2002

			After One
			But Within		After
	Within One Year		Five Years		Five Years

	Amount	Yield	Amount	Yield	Amount	Yield

	(Dollars in thousands)
Investment securities:
U.S. government Agencies	$0	0%	$1,000	6.00%	$9,998	6.06%
CMO(1)	0	0	0	0	2,640	4.38
Common stock(2)	60	0	0	0	0	0
Other stock	450	0	0	0	0	0

Total investment securities	$510	0%	$1,000	6.00%	$12,638	5.72%

(1)	CMO are presented in this table based on their weighted average expected life.

(2)	Yield based on dividends paid.

      Short-term Investments. Our short-term investments, which consist of federal funds sold, averaged $3.2 million and $2.5 million for the years ended December 31, 2003 and 2002. These funds are a primary source of our liquidity and are generally invested in an earning capacity on an overnight basis.

      Deposits and Other Interest-bearing Liabilities. Average interest-bearing liabilities totaled $98.4 million, or 88.0% of average assets in 2003. Average interest-bearing liabilities totaled $81.8 million, or 86.5% of average assets, for the year ended December 31, 2002.

      Deposits. Average interest-bearing deposits totaled $89.1 million and $71.9 million for the years ended December 31, 2003 and 2002. At December 31, 2003, total deposits were $95.5 million. The following table sets forth our deposits by category for the periods indicated.

Deposit Composition

	December 31,		December 31,
	2003		2002

		Percent of		Percent of
	Amount	Deposits	Amount	Deposits

		(Dollars in thousands)
Demand deposits	$6,336	6.64%	$4,995	5.91%
Escrow deposits	0	0	15	0.02

Total non-interest-bearing	6,336	6.64	5,010	5.92
Now accounts	2,599	2.72	3,445	4.07
MMDA	25,437	26.65	21,508	25.43
Savings	333	0.35	332	0.39
Certificates of deposits of $100K or more	10,425	10.92	13,088	15.48
Brokered deposits of $100K or more	28,901	30.26	12,281	14.52

Total certificates of deposit of $100K or more	39,326	41.18	25,369	30.00
Certificate of deposits less than $100K	17,893	18.74	24,855	29.39
Brokered deposits less than $100K	3,563	3.73	4,059	4.80

Total certificates of deposit less than $100K	21,456	22.47	28,914	34.19

Total	$95,487	100.00%	$84,578	100.00%

Total brokered deposits	$32,464		$16,440

      The following table reflects the maturity distribution of our certificates of deposit of $100,000 or more at December 31, 2003 and 2002.

Maturities of Certificates of Deposits of $100,000 or more

			After Six
	Within	After Three	Through
	Three	Through	Twelve	After Twelve
	Months	Six Months	Months	Months	Total

		(Dollars in thousands)
December 31, 2003	$1,843	$3,371	$18,792	$15,320	$39,326

December 31, 2002	$2,210	$2,796	$6,080	$14,283	$25,369

      Borrowed funds. At December 31, 2003 and 2002, we had outstanding balances of $9,372,444 and $9,280,053, respectively. The average rate we paid on borrowings for the years ended December 31, 2003 and 2002 was 4.09% and 3.69%, respectively. In 2001, we entered into agreements with the Federal Home Loan Bank to borrow $9,000,000 to fund loan growth. Additionally, we borrowed $250,000 from a bank in order to fund the purchase of Peachtree Capital Corporation. As of December 31, 2003, the bank had two loans outstanding with the FHLB, totaling $9,000,000, and no unused FHLB line of credit. One of these two loans, in the amount of $5,000,000, was due December 1, 2003 and was renewed by the bank for an additional one-year term, to December 1, 2004. Additionally, the bank has an overnight federal funds line of credit with The Bankers Bank of Atlanta to cover short-term liquidity needs. This line, which is usually priced 25 to 40 basis points higher than the prevailing overnight federal funds rate, had an outstanding balance of $491,000 at September 30, 2003 and no outstanding balance at December 31, 2003. The bank also was a party to outstanding investment repurchase agreements in the aggregate amount of $6,000,000 at September 30, 2003, with no investment repurchase agreements outstanding at December 31, 2003. In December 2003, we borrowed $247,000 from a bank in order to fund the operations of the holding company and to repay $125,000 borrowed from a bank in 2001.

Capital

      Total shareholders’ equity at December 31, 2003 was approximately $6.4 million, compared with shareholders’ equity of $6.5 million as of December 31, 2002. This $0.1 million decrease in shareholder’s equity was attributable to a net loss for the year ended December 31, 2003 of $120,103. In January 2003, the Company contributed $310,000 in additional capital, provided by proceeds from the sale of Peachtree Capital Corporation, to its subsidiary ebank.

      We are subject to various regulatory capital requirements administered by federal banking agencies. Our failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, under regulatory guidelines, ebank, our banking subsidiary, may not pay a dividend to ebank Financial Services, Inc., if doing so would cause ebank to be less than adequately capitalized.

      Quantitative measures established by regulation to ensure capital adequacy require ebank to maintain minimum amounts and ratios. The primary regulatory agency for ebank, the Office of Thrift Supervision, requires ebank to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 4.0%, and total risk-based capital to risk-weighted assets of 8.0%. At December 31, 2003, ebank had total, core, tangible, and Tier 1 capital to risk weighted assets ratios of 9.76%, 5.78%, 5.78% and 8.51%, respectively.

      The bank maintains adequate levels of capitalization as measured by the following capital ratios and the respective minimum capital requirements by the Office of Thrift Supervision.

	Bank	Minimum
	Capital	Regulatory
	Ratio	Requirement

Capital ratios at December 31, 2003
Tier 1 capital	8.51%	4.00%
Tier 2 capital	1.25%
Total risk-based capital ratio	9.76%	8.00%
Leverage ratio	5.78%	2.00%

      The Office of Thrift Supervision has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into average assets. For all except the highest rated banks, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors. To be categorized as adequately capitalized, the bank must maintain the minimum requirements for total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the preceding table.

      The Office of Thrift Supervision may issue directives that impose capital requirements which are higher than the generally applicable minimum requirements if it determines that our capital is or may become inadequate. The Office of Thrift Supervision has issued no directive to the bank and has made no determination of capital inadequacy, but it requested in the third quarter of 2003 that the bank maintain a total risk-based capital ratio of 10.0% or higher (the threshold to be categorized as “well capitalized”), effective September 30, 2003. The Office of Thrift Supervision based its request on the fact that the proportion of the bank’s loan portfolio which consists of “non-homogenous” (i.e. nonresidential mortgage) loans is somewhat higher than that of the average thrift institution. The most recent notice from the Office of Thrift Supervision categorized the bank as well capitalized under the regulatory framework for prompt corrective action. However, at December 31, 2003, the bank temporarily fell below the requested 10.0% “well capitalized” level for its total risk-based capital ratio. Management promptly notified the OTS that its total risk based capital was 9.76% at December 31, 2003. The bank nevertheless remained adequately capitalized (above 8%) at December 31, 2003. Since the holding company contributed cash to the bank in the first quarter of 2004, management expects the bank’s total risk-based capital ratio to be above 10.0% at March 31, 2004. Management believes that this temporary decline in total risk-based capital will not significantly impact the bank or the company.

      We believe that, as of December 31, 2003, we meet all capital requirements to which we are subject.

Liquidity Management

      Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Our primary sources of funds are principal and interest payments on loans receivable, cash flows from operations, increases in deposits and advances from the Federal Home Loan Bank of Atlanta. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in our market area. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit (federal funds purchased) from correspondent banks and to borrow on a secured basis through securities sold under agreements to repurchase.

      We sold 1,469,450 shares during our initial public offering in 1998, with net proceeds after offering expenses of $13.7 million. We used approximately $8.5 million of the proceeds of the offering to capitalize ebank, and we retained the remaining offering proceeds to provide working capital for ebank Financial Services, Inc. As noted above, we commenced a private offering to fund expenses related to our new business strategy that we launched in the first quarter of 2000. Due to adverse market conditions, we suspended this offering. We incurred a substantial amount of expenditures at the holding company level and, as a result of the failed offering, lacked sufficient liquidity at the holding company level to pursue our business strategy. Consequently, in July 2000, we announced the restructuring of management, which included the elimination of some senior level positions, and the reevaluation of certain business strategies to reduce costs at the holding company level. In July 2000, we closed on a $2.5 million line of credit to repay amounts due to our bank subsidiary and provide working capital for the holding company.

      In the second quarter of 2001, we closed a private stock offering and raised net proceeds of approximately $4.5 million from the sale of 500,000 units. In a subsequent private stock offering in the second quarter of 2001, we raised net proceeds of approximately $875,000 from the sale of 97,500 units. We used a portion of the proceeds of these two offerings to repay the $2.5 million line of credit. In a third private stock offering in January 2002, we raised net proceeds of $100,000 from the sale of 10,000 units.

      Our funds sold position, which is usually our primary source of liquidity, averaged $3.2 million and $2.5 million for the years ended December 31, 2003 and 2002, respectively. The actual funds sold position was $7.5 million and $5.1 million on December 31, 2003 and 2002, respectively.

      We believe at December 31, 2003 we had a satisfactory liquidity position at the bank level as total cash, cash equivalents, and federal funds sold amounted to approximately $8.23 million, or 7.37% of total assets. We also consider our ability to maintain and expand our deposit base and borrowing capabilities to be a source of liquidity. During 2003, total deposits increased from $84.6 million to $95.5 million, representing an increase of 12.9%. As of September 30, 2003, we had entered into $6 million of security repurchase agreements that enabled us to borrow funds at favorable rates using our investment securities as collateral. As of December 31, 2003, we had repaid all security repurchase borrowings and had additional security repurchase borrowing capacity of approximately $20 million. We will increase deposits as required to fund loan growth, for loan purchases in the secondary markets and for purchases of investments. We closely monitor and attempt to maintain appropriate levels of interest-earning assets and interest-bearing liabilities so that maturities of assets are such that adequate funds are available to meet our customer withdrawals and loan demand. We believe that our existing funding sources are adequate to ensure sufficient cash flow to meet our current and future obligations.

Off-Balance Sheet Arrangements

      We do not hold any financial interests in entities which are accounted for by either the bank or the holding company on an off-balance sheet basis. However, ebank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments may include commitments to extend credit and standby letters of credit and financial guarantees.

      A commitment to extend credit is an agreement to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Those commitments are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

      The exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit, letters of credit and financial guarantees is represented by the contractual amount of these instruments. ebank uses the same credit underwriting procedures for making commitments, letters of credit and financial guarantees as for on-balance sheet instruments. We evaluate each customer’s creditworthiness on a case-by-case basis and the amount of the collateral, if deemed necessary, is based on the credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, personal property or other acceptable collateral.

      All of these instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The total amounts of these instruments does not necessarily represent future cash requirements because a significant portion of these instruments often expire without being used.

      We are not involved in off-balance sheet contractual relationships, other than those disclosed in this Prospectus, that could result in liquidity needs or other commitments, or that could significantly impact earnings. See Note 12 to the consolidated financial statements for additional information on off-balance sheet arrangements.

Recent Accounting Pronouncements

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities. In December 2003, the FASB issued a revised version of FIN No. 46 to resolve certain questions and confusion related to the application of the original FIN No. 46. The provisions of these interpretations are effective immediately for all variable interest entities created after January 31, 2003 and, for the first fiscal year or interim period beginning after June 15, 2003, for variable interest entities in which an enterprise holds variable interest in that it acquired before February 1, 2003. The Company does not have an interest in a variable interest entity, and therefore, the adoption of these interpretations will not have an impact on the Company’s financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”), which changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150, which is effective for interim periods beginning after June 15, 2003, requires that those instruments be classified as liabilities in statements of financial position. Since the Company has no such instrument, the adoption of SFAS 150 did not have an impact on the Company’s financial position or results of operations.

SUPERVISION AND REGULATION

      Thrift holding companies and federal savings banks are extensively regulated under both federal and state law. The following is a brief summary of banking statutes and rules and regulations that affect ebank Financial Services, Inc. and ebank. These laws and regulations are generally intended to protect depositors, not shareholders. These regulations are very complex and we refer you to the particular statutory and regulatory provisions for a thorough understanding.

Gramm-Leach-Bliley Act

      On November 12, 1999, the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999, was signed into law by President Clinton. The Act permits bank holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are “complementary” to financial activities.

      The Act contains a number of provisions specifically applicable to federal thrifts. For example, the Act provides regulatory relief for community banks with satisfactory or outstanding Community Reinvestment Act ratings in the form of less frequent compliance examinations and creates privacy provisions that address consumer needs without disrupting necessary information sharing between community banks and their financial services partners.

      The Act also prohibits new unitary thrift holding companies from engaging in nonfinancial activities or affiliating with nonfinancial entities. The prohibition applies to a company that becomes a unitary thrift holding company pursuant to an application filed with the Office of Thrift Supervision after May 4, 1999. However, a grandfathered unitary thrift holding company, such as ebank Financial Services, Inc., retains its authority to engage in nonfinancial activities.

      The Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us. From time to time other changes are proposed to laws affecting the banking industry, and these changes could have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business and earnings of fiscal or monetary policies, economic controls, or new federal or state legislation.

Supervision of ebank Financial Services, Inc.

      We are a registered holding company under the Savings and Loan Holding Company Act and the Financial Institutions Code of Georgia. We are regulated under these acts by the Office of Thrift Supervision and are required to file various reports with, and are subject to examination by, the Office of Thrift Supervision.

      As a thrift holding company owning only one savings institution, we are considered a unitary thrift holding company, and we obtained our charter before the implementation of the restrictions under the Gramm-Leach-Bliley Act. This means that, as long as our subsidiary ebank continues to qualify as a “qualified thrift lender” as described below, we may engage in a broad range of business activities not permitted to commercial bank holding companies or multiple-thrift holding companies. See “Supervision and Regulation — Qualified Thrift Lender Requirements.”

      We would be required to obtain approval from the Office of Thrift Supervision in order to acquire control of another savings association or thrift holding company. We may, however, acquire as much as 5% of the voting stock of a savings institution or savings and loan holding company without seeking regulatory approval.

      Federal law generally provides that no person or entity, acting directly or indirectly or through or in concert with one or more other persons or entities, may acquire control, as that term is defined in Office of Thrift Supervision regulations, of a federally insured savings association without giving 60 days written notice to the Office of Thrift Supervision and providing the Office of Thrift Supervision an opportunity to disapprove the proposed acquisition. These provisions also prohibit, among other things, any director or officer of a thrift holding company, or any individual who owns or controls more than 25% of the voting shares of a thrift holding company, from acquiring control of any savings association that is not a subsidiary of such thrift holding company, unless the acquisition is approved by the Office of Thrift Supervision. Under Office of Thrift Supervision regulations, the term “savings association” includes federally charted savings banks as well as the holding companies of such institutions.

      Control, as defined under Office of Thrift Supervision regulations, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association’s voting stock, if the acquirer also is subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. These control factors include the acquirer being one of the two largest stockholders of any class of voting stock. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to the determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association’s stock must file with the Office of Thrift Supervision a certification that the holder is not in control of the institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.

Supervision of ebank

      General. ebank operates as a federal savings bank incorporated under the laws of the United States. ebank’s primary federal regulator is the Office of Thrift Supervision, but the bank is also regulated by the FDIC. The Office of Thrift Supervision conducts regular examinations of ebank and regulates or monitors virtually all areas of the bank’s operations, including:

•	security devices and procedures,

•	adequacy of capitalization and loss reserves,

•	loans,

•	investments,

•	borrowings,

•	deposits,

•	mergers,

•	issuances of securities,

•	payment of dividends,

•	interest rates payable on deposits,

•	interest rates or fees chargeable on loans,

•	establishment of branches,

•	corporate reorganizations,

•	maintenance of books and records, and

•	adequacy of staff training to carry on safe lending and deposit gathering practices.

      Capital Requirements. The Office of Thrift Supervision requires that all savings institutions maintain an amount of capital in excess of certain minimum levels and has implemented regulations imposing three different capital tests. These regulations require that ebank maintain:

      “Tangible capital” in an amount of not less than 1.5% of total assets. “Tangible capital” generally is defined as:

•	core capital,

•	less intangible assets and investments in certain subsidiaries, and

•	excluding purchased mortgage-servicing rights.

      “Core capital” in an amount not less than 4.0% of total assets. “Core capital” generally includes:

•	common shareholders’ equity,

•	noncumulative perpetual preferred stock and related surplus,

•	minority interests in the equity accounts of consolidated subsidiaries less unidentifiable intangible assets (other than certain amounts of supervisory goodwill),

•	certain investments in certain subsidiaries, and

•	90% of the fair market value of readily marketable purchased mortgage-servicing rights and purchased credit card relationships.

      “Risk-based capital” equal to 8.0% of “risk-weighted assets.” “Risk-based capital” includes core capital plus supplementary capital, less certain deductions. Supplementary capital includes preferred stock, subordinated debt, and general loan and lease loss allowances up to 1.25% of risk-weighted assets. The amount of supplementary capital included as risk-based capital cannot exceed 100% of core capital. To determine total risk-weighted assets:

•	each off-balance sheet asset must be converted to its on-balance sheet credit equivalent amount by multiplying the face amount of each such item by a credit conversion factor ranging from 0% to 100% (depending upon the nature of the asset);

•	the credit equivalent amount of each off-balance sheet asset and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 200% (again depending upon the nature of the asset); and

•	the resulting amounts are added together and constitute total risk-weighted assets.

      The risk-based capital standards also take into account interest rate risk, concentration of credit risk, risk from nontraditional activities and actual performance, and expected risk of loss on multi-family mortgages. In addition, the regulations require an institution to maintain a minimum ratio of core capital to total risk-weighted assets of 4%.

      The Office of Thrift Supervision may issue directives that impose capital requirements which are higher than the generally applicable minimum requirements if it determines that our capital is or may become inadequate. The Office of Thrift Supervision has issued no directive to the bank and has made no determination of capital inadequacy, but it has requested that the bank maintain a total risk-based capital ratio of 10.0% or higher effective September 30, 2003. The Office of Thrift Supervision based its request on the fact that the proportion of the bank’s loan portfolio which consists of “non-homogenous” (i.e. non-residential mortgage) loans is somewhat higher than that of the average thrift institution. The most recent notice from the Office of Thrift Supervision categorized the bank as well capitalized under the regulatory framework for prompt corrective action. However, as of December 31, 2003 our total risk based capital was slightly below 10% at 9.76%. Management promptly notified the OTS that its total risk based capital was 9.76% at December 31, 2003. The bank was nevertheless adequately capitalized (above 8%) at December 31, 2003. Further, since the holding company contributed additional capital to the bank in the first quarter of 2004, management expects the bank’s total risk based capital to be above 10% at March 31, 2004.

      The above capital requirements are viewed as minimum standards by the Office at Thrift Supervision. The OTS regulations contain prompt corrective action provisions that require certain mandatory remedial actions and authorize certain other discretionary actions to be taken by the OTS against a savings association that falls within specified categories of capital deficiency. The relevant regulations establish five categories of capital classification for this purpose, ranging from “well-capitalized” or “adequately capitalized” through “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” In general, the prompt corrective action regulations prohibit an OTS-regulated institution from declaring any dividends, making any other capital distributions, or paying a management fee to a controlling person, such as its parent holding company, if, following the distribution or payment, the institution would be within any of the three undercapitalized categories.

      In addition, the Georgia Department of Banking and Finance requires thrift holding companies to maintain a 5% Tier 1 capital ratio on a consolidated basis. Tier 1 capital is substantially the same as core capital.

      Deposit Insurance. Deposits at ebank are insured by the FDIC up to $100,000 for each insured depositor. The FDIC establishes rates for the payment of premiums by federally insured commercial banks and savings banks, or thrifts, for deposit insurance. The FDIC maintains a separate Bank Insurance Fund for banks and Savings Association Insurance Fund for savings banks and thrifts. Insurance premiums are charged to financial institutions in each category and are used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured banks and thrifts have paid for deposit insurance under a risk-based premium system, with higher risk institutions paying higher premiums. Risk is determined by each institution’s federal regulator on a semi-annual basis and based on its capital reserves and other factors. Increases in deposit insurance premiums or changes in risk classification would increase ebank’s cost of funds.

      As an insurer, the FDIC issues regulations, conducts examinations, and generally supervises the operations of its insured institutions. The FDIC has the power to sanction, and may suspend or terminate the deposit insurance held by, any insured institution which does not operate in accordance with or conform to applicable laws and regulations. The FDIC may suspend or terminate deposit insurance if it finds that an institution has engaged in unsafe or unsound practices or is operating in an unsafe or unsound condition. The FDIC requires an annual audit by independent accountants and also has the authority to examine insured institutions itself.

      Transactions With Affiliates and Insiders. The bank is subject to restrictions on the amount of loans or credit to and investments it may make with directors and other insiders and with affiliated companies. Extensions of credit to insiders generally may not exceed 15% of the bank’s capital and surplus and typically must be on terms no more favorable than those available to any other comparable borrower. Special approval and collateralization requirements also may apply.

      With regard to affiliated companies, the aggregate of all covered transactions — a term that includes extensions of credit as well as certain other transactions — is limited in amount, as to any one affiliate, to 10% of the bank’s capital and surplus and, as to all affiliates combined, to 20% of the bank’s capital and surplus. Certain covered transactions must also meet specified collateral requirements. The bank generally is prohibited from purchasing low quality assets from an affiliate.

      ebank may engage in transactions with affiliates only if the transactions are on substantially the same terms, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with non-affiliates. Extensions of credit to affiliates must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and must not involve more than the normal risk of repayment or present other unfavorable features.

      Dividends. ebank is subject to regulatory restrictions on the payment of dividends, including a prohibition on payment of dividends from its capital. Dividends may only be paid out of the bank’s net income (if any) for the year to date plus retained earnings for the preceding two years. The bank must notify the Office of Thrift Supervision prior to the payment of any dividends. In addition, under the FDIC Improvement Act, the bank may not pay a dividend if it would cause the bank to become undercapitalized.

      Branching. As a federal savings bank, ebank does not have any regulatory restrictions on its ability to branch in any state, except that we must first obtain the approval of the Office of Thrift Supervision.

      Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision to evaluate our record of meeting the credit needs of our local community, including low and moderate-income neighborhoods. The Office of Thrift Supervision must also consider these factors when it evaluates mergers, acquisitions, and applications to open a branch or facility. Failure to meet these standards could result in restrictions on our operations. ebank’s most recent Community Reinvestment Act rating is satisfactory.

      Liquidity. Federal regulations require us to maintain an average daily balance of liquid assets based on the amount of our deposits and short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers’ acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds, and specified United States government, state, or federal agency obligations. This liquidity requirement may be changed from time to time by the Office of Thrift Supervision to any amount from 4% to 10% depending upon economic conditions and the deposit flows of member institutions. The current number is 5%. The Federal Reserve Board has also adopted regulations that require savings associations to maintain nonearning reserves against their transaction accounts, primarily NOW and regular checking accounts. These reserves may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision. Because required reserves must be maintained in the form of cash or a non-interest-bearing account at a Federal Reserve Bank, this reserve requirement will reduce the amount of the bank’s interest-earning assets.

      Qualified Thrift Lender Requirement. In order to exercise the powers granted to federally chartered savings associations and maintain full access to Federal Home Loan Board advances, ebank must meet the definition of a “qualified thrift lender.” ebank will qualify as a qualified thrift lender as long as its “qualified thrift investments” equal or exceed 65% of its “portfolio assets” on a monthly average basis in nine out of every 12 months. Qualified thrift investments generally consist of small business loans, as well as various housing related loans and investments such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities, certain obligations of the FDIC, and shares of stock issued by any Federal Home Loan Board, the FHLMC, or the FNMA. Qualified thrift investments also include certain other specified investments, subject to a percentage of portfolio assets limitation. For purposes of the qualified thrift lender test, the term “portfolio assets” means the savings institution’s total assets minus goodwill and other intangible assets, the value of property used by the savings institution to conduct its business, and liquid assets held by the savings institution in an amount up to 20% of its total assets. The bank’s qualified thrift investments currently represent approximately 81.34% of its portfolio assets.

      Office of Thrift Supervision regulations provide that any savings association that fails to meet the definition of a qualified thrift lender must either convert to a national bank charter or limit its future investments and activities (including branching and payments of dividends) to those permitted for both savings associations and national banks. Further, within one year of the loss of qualified thrift lender status, a holding company of a savings association that does not convert to a bank charter must register as a bank holding company and will be subject to all statutes applicable to bank holding companies.

      Loans to One Borrower Limitations. The Home Owners Loan Act will generally require that we comply with the limitations on loans to a single borrower applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. The Home Owners Loan Act provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits under one of the following circumstances: for any purpose, in any amount not to exceed $500,000; or to develop domestic residential housing units, in an amount not to exceed the lesser of $30 million or 30% of the savings association’s unimpaired capital and unimpaired surplus, provided other conditions are satisfied.

      Commercial Real Property Loans. Office of Thrift Supervision regulations generally limit the aggregate amount of nonresidential mortgage loans that a federal savings association may make to 400% of total capital.

      Other Regulations. Interest and certain other charges collected or contracted for by ebank are subject to certain federal regulations concerning interest rates which preempt state law in this area. The bank’s loan operations are also subject to certain federal laws applicable to credit transactions, including the following:

•	the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution will be fulfilling its obligation to help meet the housing needs of the community it serves;

•	the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	the Real Estate Settlement Procedures Act, governing certain aspects of residential mortgage loan origination and servicing; and

•	the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

      The deposit operations of ebank are also subject to certain federal laws, including:

•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	the Electronic Funds Transfer Act and Regulation E, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	the Truth-in-Savings Act and Regulation DD, which requires disclosure and imposes certain interest rate disclosure requirements in connection with consumer deposit accounts.

      Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board’s monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments, and deposits through its open market operations in United States government securities, and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Recent Legislation

      USA Patriot Act of 2001. In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains broad anti-money laundering and financial transparency laws and requires various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

      Sarbanes-Oxley Act. On July 30, 2002, the Sarbanes-Oxley Act of 2002 (the “SOA”) was enacted. The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

      The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934 (the “Exchange Act”).

      The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The SOA imposes significant new federal requirements on corporate boards of directors and management, and on the accounting profession.

      The SOA contains provisions which became effective upon enactment on July 30, 2002 and provisions which became effective from within 30 days to one year from enactment. The SEC has been delegated the task of enacting rules to implement various of the provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.

      Other Pending Matters. Additional legislation and administrative actions affecting the financial services industry are being considered and in the future may be considered by the United States Congress, state legislatures (including the Georgia Legislature) and various regulatory agencies, including those referred to above. These matters include FDIC proposals concerning comprehensive deposit insurance reform legislation which is currently under consideration in Congress. We are not able to predict with certainty whether any of such legislation or administrative actions will be enacted or the extent to which the financial services industry in general or the Company and ebank in particular would be affected thereby.

MANAGEMENT

Executive Officers and Directors

      The following table presents information about our executive officers, key employees, and directors as of March 30, 2004 (as well as Kevin W. Link, who was appointed a Class III director effective April 1, 2004):

Name	Age	Position

James L. Box	56	President, Chief Executive Officer, and Class III Director
Gary M. Bremer	64	Class II Director
Wayne W. Byers	47	Chief Financial Officer, Senior Vice President
Gregory J. Corona	49	Class II Director
Michael J. Curasi	53	Senior Credit Officer, Senior Vice President
Walter H. C. Drakeford	59	Class I Director
Terry L. Ferrero	52	Class I Director
Richard D. Jackson	67	Chairman of the Board of Directors, Class III Director
Kevin W. Link	41	Class III Director
Don B. Stout	68	Class II Director

      James L. Box serves as one of our directors and as our president and chief executive officer. Mr. Box has over 30 years experience in the financial services industry. He has held several senior level banking positions at Georgia Federal Bank, First Union National Bank and First Georgia Bank. Most recently, Mr. Box served as president and chief executive officer of Ashford Investment Group, a financial services consulting firm he founded in 1997. From 1993 to 1997, Mr. Box was senior vice president and director of corporate development at First Image Management Company, a subsidiary of First Data Corporation. Mr. Box holds degrees from Jacksonville State University and the University of Alabama — Birmingham. He is also a graduate of the Stonier Graduate School of Banking at Rutgers University. Mr. Box attended the Executive Program at the University of North Carolina — Chapel Hill.

      Gary M. Bremer has been one of our directors since our formation in August 1997. From October 1996 until he retired in July 1998, Mr. Bremer was the chairman of Simione Central Holdings, Inc., a publicly traded information systems and management services company in the home health industry. He also served as Simione Central’s chief executive officer from October 1996 to April 1997. From 1978 until October 1996, Mr. Bremer served as president and chief executive officer of Central Health Holding Company, Inc. and its subsidiary, Central Health Services, Inc. He is the co-founder and a director for the Foundation for Medically Fragile Children, and a member of the board of directors for the Medal of Honor Foundation, a foundation organized by and under the Congressional Medal of Honor Society of America. Until December 1998, Mr. Bremer was a director of Fayette County Bank. Mr. Bremer was also an organizer and is a director of ebank.

      Wayne W. Byers, CCM, CPA, has served as our senior vice president and chief financial officer since December 2000. Mr. Byers served as our financial reporting manager and controller from November 1999 until his promotion to chief financial officer. From 1990 to November 1999, Mr. Byers held management positions in accounting and treasury management with The Prudential Bank and The Prudential Savings Bank, banking units of Prudential Financial, located in Atlanta, Georgia. Mr. Byers is a 1981 graduate of The University of Georgia and earned his master’s degree from Georgia State University in 1984.

      Gregory J. Corona was appointed to our board of directors effective March 1, 2002. Mr. Corona is a principal and the chief financial officer of Paladin General Holdings, LLC, the General Partner of Paladin Capital Partners Fund, L.P. and Paladin Homeland Security Fund, L.P. From April 2000 until August 2002, Mr. Corona was a senior vice president and chief financial officer of enfoTrust Networks, an Atlanta based technology company. Mr. Corona has held numerous senior management positions including president and chief executive officer of International Voyager Media and its successor company, ABARTA

Media, the largest publisher of travel publications and related media in the United States. Mr. Corona also serves as a director of CompuCredit Corporation. Mr. Corona is a 1976 graduate of Michigan State University and earned his master’s degree from the University of Detroit in 1979.

      Michael J. Curasi has served as our Senior Vice President and Senior Credit Officer since October 2002. He joined ebank as a Loan Officer in July of 2002. Mr. Curasi has over 30 years experience as a Commercial Lender, Commercial Loan Manager and Community President. He has served in these capacities at Southeast Bank, SunTrust Bank and Bank of North Georgia. He is a 1972 Graduate of the University of Florida with a degree in Accounting and Finance.

      Walter Drakeford was appointed to our board of directors in May 2001. Mr. Drakeford serves as the managing director of Drakeford & Drakeford, P.A. in Fredericksburg, Virginia, a public accounting firm for which he has worked for over 20 years. Mr. Drakeford holds a finance degree from the University of Berlin and a Masters of Business Administration degree from Head University. He also holds a juris doctorate law degree from Thomas Jefferson School of Law. The board of directors has determined that Mr. Drakeford is an audit committee financial expert as defined by Item 401(e) of Regulation S-B of the Securities Exchange Act of 1934, as amended, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934.

      Terry L. Ferrero has been one of our directors since our formation in August 1997. Since 1999, he has been the Founder and Chairman of the Board of New Magnolia Window and Door Corporation, a manufacturer of vinyl windows and doors located in Baldwin, Georgia. Since 2003, he has been the Founder and President of Gutter Protection Products of America, a distributor of gutter products located in Atlanta, Georgia. Since 1991, Mr. Ferrero has served as president and chief executive officer of American Wholesale Building Supply Company, a wholesale distributor of building supplies in Georgia, Alabama, Florida, South Carolina, and Tennessee. From 1976 until he founded American Wholesale in 1991, Mr. Ferrero was a sales executive with the Building Products Division of United States Steel Corporation. Mr. Ferrero was also an organizer and is a director of ebank.

      Richard D. Jackson was named chairman of our board and appointed to serve as a director of ebank on October 26, 2000. Since 1996, Mr. Jackson has worked as a private business consultant. Prior to his consulting business, Mr. Jackson served as chief operations officer from 1993 to 1994 and vice chairman from 1994 to July 1995 of First Financial Management Corporation. From 1974 to 1992, he served as president and chief executive officer of First Georgia Bank and Georgia Federal Bank. Mr. Jackson has served as a director for Schweitzer — Mauduit International, Inc. since 1995. He has served as a director and a co-chairman of the board of Anacomp, Inc. and as a director and the chairman of the board of Asset Management Outsourcing, Inc.

      Kevin W. Link was appointed to our board of directors effective April 1, 2004. Mr. Link serves as President and CEO of Altius Solutions, LLC, a privately owned company providing management services in Atlanta. He currently serves as the Executive Director of AMIfs, a non-profit banking organization dedicated to promoting research and education for finance executives in financial services companies. Mr. Link has over 19 years of financial services industry experience serving as a consultant to over 200 banks as a previous Associate Partner with Anderson Consulting and Senior Manger with Ernst & Young. Mr. Link is also very active in the local community serving on the Board of The Vinings Club and the Vinings Homeowners Association. In 2003 Mr. Link was selected as Vinings Citizen of the Year. He holds a BA degree from North Carolina State University and is a CPA and CMA.

      Don B. Stout was appointed to our board of directors in December 2000. Mr. Stout served as president and chief executive officer of Cordova Realty, Inc. from January 1994 until 2003. He currently serves as chairman and a member of the board of directors of Cordova Realty II, LLC. Prior to joining Cordova Realty, Inc., Mr. Stout had a 32-year career in banking. From 1982 to 1993, he served in various capacities at Georgia Federal Bank, including senior executive vice president, chief banking officer, and chief operating officer. From 1975 to 1979, he was chief executive officer of Home Savings Bank in Reno, Nevada.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

      Executive Compensation. The following table shows the compensation we paid to our chief executive officer, chief financial officer and senior credit officer of the bank for the years ended December 31, 2003, 2002, and 2001. We did not have any other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2003.

Summary Compensation Table

							Long Term
		Annual Compensation					Compensation Awards

					Other annual		Securities
Name and Principal Position	Year	Salary ($)		Bonus	compensation ($)		Underlying Options (#)

James L. Box	2003	$166,667			$10,527	(1)	0
Chief Executive Officer	2002	$150,000			$9,773	(1)	0
and President	2001	$137,500			$10,608	(1)	0
Wayne W. Byers	2003	$107,417		$10,000	$7,454	(2)	0
Chief Financial Officer	2002	$104,083			$6,429	(2)	5,000
	2001	$96,313			$6,726	(2)	12,500
Michael J. Curasi	2003	$92,083			$4,750	(3)	0
Senior Credit Officer	2002	$35,208	(3)		$1,323	(3)	5,000

(1)	Includes $7,644, $7,602, and $8,412 in personal automobile expenses and $2,883, $2,171, and $2,196 in athletic club dues for the years ended December 31, 2003, 2002, and 2001, respectively.

(2)	Includes $6,361, $6,429 and $6,726 in personal automobile expenses for the years ended December 31, 2003, 2002 and 2001 and $1,093 in athletic club dues for the year ended December 31, 2003.

(3)	Includes $4,750 and $1,323 in personal automobile expenses for the years ended December 31, 2003 and 2002. Mr. Curasi became senior credit officer in November 2002.

Employment Agreements

      In May 2002, we entered into an employment agreement with Mr. Box, our chief executive officer, which includes the following principal terms:

•	Serves as president and chief executive officer of ebank Financial Services, Inc.;

•	Base salary of $150,000, which may be increased by the Board of Directors periodically;

•	Term of one year, which is subject to renewal each year thereafter for additional one year periods until death, disability, termination, or resignation;

•	Opportunity for additional incentive compensation based on criteria to be established by the compensation committee of the board of directors;

•	Participates in retirement, welfare, and other benefit programs;

•	Entitled to life and health insurance;

•	Receives reimbursement for travel and business expenses and a monthly automobile allowance;

•	During his employment with us and for two years following termination of his employment, Mr. Box may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information;

•	Prohibits Mr. Box from disclosing any of our trade secrets during or after his employment;

•	If Mr. Box is terminated without cause (as defined in the employment agreement), the Company must pay Mr. Box severance compensation in an amount equal to 100% of his then-current monthly base salary each month for 24 months from the date of termination, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination.

•	If a change in control (as defined in the employment agreement) occurs, and either (i) Mr. Box terminates his employment for any reason within either 90 days of the occurrence of a change in control or within 90 days of the one year anniversary of the occurrence of a change in control; or (ii) the Company terminates Mr. Box without cause (as defined in the employment agreement) within 90 days of the occurrence of a change in control, then:

(a) the restrictive covenants contained in the employment agreement shall not apply after such termination; and

(b) Mr. Box shall be entitled to the following: (1) any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued through the date of termination; and (2) one lump sum payment in an amount equal to his then current annual base salary multiplied by two; and

•	If Mr. Box terminates his employment within 30 days of a change in control or if the Company terminates Mr. Box without cause within 30 days of a change in control, all of the provisions in (a) and (b) above shall apply, except that Mr. Box shall be entitled to receive a lump sum payment in an amount equal to his then current annual base salary multiplied by three.

      In January 2002, we entered into an employment agreement with Mr. Byers, our chief financial officer, which includes the following principal terms:

•	Serves as chief financial officer of ebank Financial Services, Inc.;

•	Base salary of $100,000 in 2002, which may be increased by the Board of Directors periodically;

•	Term of one year, which is extended automatically for additional one year periods unless either party to the agreement provides the other party with written notice 30 days before the expiration of the current term of its or his intention not to renew the agreement;

•	Opportunity for additional incentive compensation based on criteria to be established by the compensation committee of the board of directors;

•	Participates in retirement, welfare, and other benefit programs;

•	Entitled to life and health insurance;

•	Receives reimbursement for travel and business expenses and a monthly automobile allowance;

•	During his employment with us and for two years following termination of his employment, Mr. Byers may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information;

•	Prohibits Mr. Byers from disclosing any of our trade secrets during or after his employment;

•	If Mr. Byers is terminated without cause (as defined in the employment agreement), the Company must pay Mr. Byers severance compensation in an amount equal to 100% of his then-current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination; and

•	If a change in control (as defined in the employment agreement) occurs, and either (i) Mr. Byers terminates his employment for any reason within either 90 days of the occurrence of a change in control or within 90 days of the one year anniversary of the occurrence of a change in control; or (ii) the Company terminates Mr. Byers without cause (as defined in the employment agreement) within 90 days of the occurrence of a change in control, then:

(a) the restrictive covenants contained in the employment agreement shall not apply after such termination; and

(b) if the change in control resulted in a diminution of duties, required relocation or similar grievous action, Mr. Byers shall be entitled to the following: (1) any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued through the date of termination; and (2) a lump sum payment in an amount equal to his then current annual base salary multiplied by the original full term (as defined in the employment agreement).

      In April 2003, we entered into an employment agreement with Mr. Curasi, our chief credit officer, which includes the same principal terms as Mr. Byers’ employment contract discussed above except as that Mr. Curasi’s base annual salary is $95,000, which may be increased by the Board of Directors periodically.

Director Compensation

      We currently pay our directors $400 for each board meeting attended in person and $200 for attendance via teleconference. In addition, we pay our chairman of the board, Richard D. Jackson, $5,000 per month in director’s fees. In 2003, we also paid $1,200 on behalf of Mr. Jackson for athletic club dues. We typically do not reimburse our directors for out-of-pocket expenses they incur in connection with their attendance at meetings. In the past, we have awarded our directors options to purchase our common stock for their service on the board of directors under our 1998 Stock Incentive Plan. In January 2003, we issued 12,000 options to Mr. Corona.

Option Grants In Last Fiscal Year

      We did not grant any stock options to any named executive officer during the year ended December 31, 2003.

Aggregated Option Exercises and Year-end Option Values

      The following table provides information regarding the value of all unexercised options held by the named executive officers at December 31, 2003. During 2003, none of the named executive officers exercised stock options.

	Number of Unexercised
	Securities Underlying		Value of Unexercised
	Options at Fiscal		In-the-Money Options at
	Year End (#)		Fiscal Year End ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

James L. Box	35,000	0	0	0
Wayne W. Byers	10,001	7,499	0	0
Michael J. Curasi	1,667	3,333	0	0

(1)	Based on the closing price of our common stock of $1.20 on December 31, 2003, none of these options were considered to be in-the-money.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

      We enter into banking and other transactions in the ordinary course of business with our directors and officers and their family members and affiliates. It is our policy that these transactions be on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of their loan application. We intend for all of our transactions with our directors, officers, and other affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

      On December 27, 2001, we entered into an agreement, which was effective January 2, 2002, to purchase all of the outstanding shares of Peachtree Capital Corporation from Caroline O. and Stephen Harless. We appointed Ms. Harless as a director effective March 1, 2002. We paid $400,000 in cash and agreed to issue 76,792 shares of 9% convertible Series B-1 preferred stock and 76,792 shares of 9% convertible Series B-2 preferred stock. The total value of the Series B-1 and Series B-2 preferred stock was $450,000.

      In connection with the Peachtree Capital Corporation transaction, Peachtree Capital Corporation also entered into a consulting agreement with Harless & Associates, CPA, a company wholly owned by Caroline O. and Stephen Harless, for the retention of the services of Ms. Harless as an independent contractor with Peachtree Capital Corporation for a period of two years. Under this agreement, Harless & Associates, CPA was paid an annual sum equal to 30% of Ms. Harless’ gross production for customers of Peachtree Capital Corporation existing on January 2, 2002 and 45% of Ms. Harless’ gross production for customers of Peachtree Capital Corporation added after January 2, 2002. However, Harless & Associates, CPA was entitled to a minimum of $125,000 for each year of the agreement. In the event Harless & Associates, CPA was terminated without cause, Harless & Associates, CPA was to receive a monthly severance payment of $10,416.67 per month through the remainder of the two year agreement. In addition to the foregoing, Harless & Associates, CPA was entitled to a bonus of $25,000 if revenues of Peachtree Capital Corporation exceeded $800,000 during the first year of the agreement and an additional bonus of $50,000 if revenues of Peachtree Capital Corporation exceeded $900,000 during the second year of the agreement.

      Peachtree Capital Corporation entered into a two year employment agreement on a commission only basis with Edmund Harless, the father-in-law of our former director, Ms. Harless. In the event Edmund Harless is terminated without cause, Peachtree Capital Corporation must pay Edmund Harless a sum of $4,166.67 per month through the remainder of the two year agreement.

      Peachtree Capital Corporation agreed to pay Harless, Pittman & Associates, CPA’s, a company in which our former director Ms. Harless and her husband own equity interests, $7,500 a month through December 31, 2003 for its share of office space, equipment and supplies and staff shared with Harless, Pittman & Associates, CPA’s.

      We entered into a definitive agreement, effective as of December 31, 2002, for the sale of all of the outstanding capital stock of Peachtree Capital Corporation to Caroline O. Harless and her husband Steven Harless. In exchange for all of the capital stock of Peachtree Capital Corporation, Caroline O. and Steven Harless, delivered to us (1) 76,792 previously issued shares of our Series B-1 convertible preferred stock valued at $225,000; (2) 76,792 previously issued shares of our Series B-2 convertible preferred stock valued at $225,000; and (3) a cash payment of $578,000. The amount of the consideration was determined based upon arm’s length negotiations. In connection with this transaction, Caroline O. Harless resigned from our Board of Directors effective December 31, 2002.

      From the third quarter of 2000 through January 2002, we conducted three private stock offerings. In the third private placement in January 2002, Walter Drakeford, a director, participated (in his capacity as a trustee for two separate trusts) is such offering on the same terms and conditions as other investors in the three private offerings and invested an aggregate of $200,000.

      In connection with our acquisition of Peachtree Capital Corporation, we issued to Attkisson, Carter & Company, a greater than 5% beneficial owner at that time, 20,307 shares of our common stock as a finder’s fee equal to 7% of the purchase price of the acquisition. Additionally, pursuant to our compensation arrangement with Attkisson, Carter & Company for serving as Dealer Manager and Exchange Agent with respect to the private exchange offer which we conducted in 2003 to holders of our Series A preferred stock, in December 2003 we reset the exercise price for warrants to purchase 126,874 of our common stock previously issued for services rendered in two other private placements from $4.00 per share to $1.75 per share. We also reset the expiration date to three years from the date of expiration of the exchange offer.

      On February 11, 2004, we commenced an offering to raise up to $4 million of new capital through the sale of up to 3,703,704 shares of common stock at a price of $1.08 per share. As of March 30, 2004, the following director and persons beneficially owning more than 5% of our common stock who invested more than $60,000 participated as investors on the same terms and conditions as other investors and have invested the total aggregate amounts as follows: Richard D. Jackson, a director and greater than 5% beneficial owner — $97,419.24; Henry Alperin, a greater than 5% beneficial owner — $75,600.00; and Billy R. Jones — a greater than 5% beneficial owner — $591,335.64. Pursuant to a subscription agreement and letter agreement we entered into with Mr. Jones, Mr. Jones has agreed to purchase in the offering an aggregate amount of our common stock equal to the lesser of (i) that number of shares of common stock which would bring Mr. Jones’ beneficial ownership percentage to no more than 24% (as calculated pursuant to applicable Office of Thrift Supervision rules); or (ii) 1,000,000 shares of common stock valued at an aggregate of $1,080,000.00.

      In connection with the offering we commenced on February 11, 2004, we engaged Jones, Byrd & Attkisson, Inc. to serve as placement agent for purposes of soliciting investor responses and participation in the offering and responding to inquiries concerning the offering, and will reimburse that firm for their reasonable expenses in connection with such engagement. Additionally, we will pay a commission equal to 4% of the subscription price in connection with any subscription directly solicited by Jones, Byrd & Attkisson, Inc. and will pay the same 4% commission to any other eligible NASD member firm named by an investor in their executed subscription agreement as having assisted with their subscription. Ronald L. Attkisson, a principal of Jones, Byrd & Attkisson, Inc., is a greater than 5% beneficial owner of the Company.

PRINCIPAL SHAREHOLDERS

      The following table shows how much of our common stock is owned by our directors, named executive officers, owners of more than 5% of our common stock and our directors and executive officers as a group as of March 30, 2004. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o ebank Financial Services, Inc., 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339.

      The right to acquire column in the table reflects all shares of common stock that each individual has the right to acquire through the conversion of preferred stock or the exercise of warrants or stock options within 60 days of March 30, 2004. Under SEC rules, securities in the right to acquire column are deemed to be outstanding and to be beneficially owned by the person or group holding such securities when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. A person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each of the beneficial owners identified possessed sole voting and investment power with respect to all shares beneficially owned.

		Right to		Shares Beneficially
	Number of	Acquire Within		Owned as a Percentage
Name of Beneficial Owner	Shares Owned	60 Days		of Shares Outstanding

Billy R. Jones	597,243	300,000	(1)	26.00%
NCB Capital Corp. Collateral Account FBO Ronald L. Attkisson	40,276	325,850	(2)	10.53%
Richard D. Jackson	108,406	133,000	(3)	7.35%
Henry Alperin	89,348	127,440	(4)	6.61%
Edgar D. Chapman, Jr.(5)	25,351	190,926		6.47%
Don Stout(6)	59,114	72,000		4.07%
Terry L. Ferrero	28,835	90,857	(7)	3.69%
Gary M. Bremer	48,481	30,857	(8)	2.49%
James L. Box	25,000	35,000	(9)	1.88%
Wayne W. Byers	10,000	15,833	(10)	.82%
Michael J. Curasi	10,000	1,667	(11)	.37%
Walter Drakeford	0	8,000	(12)	.25%
Gregory J. Corona	0	4,000	(13)	.13%
Kevin W. Link(14)	0	0		—
All directors and executive officers as a group (10 persons)	289,836	391,214		17.78%

(1)	Represents 200,000 shares of preferred stock convertible into 200,000 shares of common stock and a currently exercisable warrant to purchase 100,000 shares of common stock. The address of Billy R. Jones is 6001 Liveoak Parkway, Norcross, Georgia 30093.

(2)	Represents 200,000 shares of preferred stock convertible into 200,000 shares of common stock and currently exercisable warrants to purchase 100,000 shares of common stock. Also includes currently exercisable warrants to purchase 25,850 shares of common stock issued directly to Ronald L. Attkisson. The address of Mr. Attkisson is 4739 Paces Ferry Road, Atlanta, Georgia 30327.

(3)	Represents 72,000 shares of preferred stock convertible into 72,000 shares of common stock, a currently exercisable warrant to purchase 36,000 shares of common stock and 25,000 stock options which may be exercised within 60 days of March 30, 2004.

(4)	Represents 84,960 shares of preferred stock convertible into 84,960 shares of common stock and currently exercisable warrants to purchase 42,480 shares of common stock. The address of Henry Alperin is 1 Eagleton Court, Augusta, Georgia 30909.

(5)	Represents 127,284 shares of preferred stock convertible into 127,284 shares of common stock issued directly to Edgar D. Chapman, Jr. Also includes 25,351 shares of common stock and a currently exercisable warrant to purchase 63,642 shares of common stock issued to Fayette Mortgage Corporation, an entity controlled by Mr. Chapman. The address of Mr. Chapman is 216 Woodruff Way, Peachtree City, Georgia 30269.

(6)	Mr. Stout shares voting and investment power with respect to 59,114 shares of common stock held jointly with his wife, 40,000 shares of preferred stock convertible into 40,000 shares of common stock held jointly with his wife, and a currently exercisable warrant to purchase 20,000 shares of common stock held jointly with his wife. Mr. Stout possesses sole voting and investment power with respect to 12,000 stock options, which may be exercised within 60 days of March 30, 2004.

(7)	Represents 40,000 shares of preferred stock convertible into 40,000 shares of common stock, a currently exercisable warrant to purchase 20,000 shares of common stock, a currently exercisable warrant to purchase 22,857 shares of common stock and 8,000 stock options which may be exercised within 60 days of March 30, 2004.

(8)	Includes a currently exercisable warrant to purchase 22,857 shares of common stock and 8,000 stock options, which may be exercised within 60 days of March 30, 2004.

(9)	Includes 35,000 stock options which may be exercised within 60 days of March 30, 2004.

(10)	Includes 15,833 stock options which may be exercised within 60 days of March 30, 2004.

(11)	Includes 1,667 stock options which may be exercised within 60 days of March 30, 2004.

(12)	Includes 8,000 stock options which may be exercised within 60 days of March 30, 2004.

(13)	Includes 4,000 stock options which may be exercised within 60 days of March 30, 2004.

(14)	Mr. Link was appointed a director of the Company effective April 1, 2004.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of March 30, 2004, there were 3,150,298 outstanding shares of common stock and 2,396,800 outstanding shares of 8% cumulative convertible Series A preferred stock. On March 29, 2004, our board of directors approved, subject to shareholder approval at the Company’s 2004 Annual Meeting, a proposal to amend our Articles of Incorporation to increase the total authorized number of shares of our common stock from 10,000,000 to 15,000,000 shares. This proposed amendment will not affect the authorized number of shares of preferred stock.

Common Stock

      Holders of our common stock are entitled to one vote per share on all matters on which they are entitled to vote, including election of directors. Holders of our common stock do not have any cumulative voting, preemptive, conversion, redemption, or sinking fund rights. In the event of our liquidation, dissolution, or winding-up, holders of our common stock will be entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and satisfaction of the liquidation preference of any outstanding preferred stock. Subject to the preference rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably the dividends and other distributions, if any, as our board of directors may declare out of funds legally available for that purpose. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences, and privileges of holders of our common stock are subordinate to the rights of holders of preferred stock.

Preferred Stock

      Our board of directors has the authority under our articles of incorporation, without the approval of or any action by the shareholders, to issue up to 10,000,000 shares of preferred stock. Our board of directors also has the authority to designate the series and any preferences, powers, limitations, and relative rights of each issuance of preferred stock, and these rights may be more favorable than those granted to holders of our common stock. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, could have an adverse effect on the rights of holders of our common stock. For example, the issuance of any preferred stock with greater rights, privileges, and preferences than those applicable to the common stock could adversely affect the voting power, market price, and other rights and privileges of the common stock and could hinder or delay actions which the holders of common stock might desire, such as the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of ebank Financial Services, Inc.

      The following is a brief description of the terms of the 8% cumulative convertible Series A preferred stock. We have filed a complete description of this preferred stock in Articles of Amendment with the Georgia Secretary of State. The following description is qualified in its entirety by reference to the Articles of Amendment.

      Dividends. We are obligated to pay cumulative dividends at a rate of 8% on the Series A preferred stock. The dividends on each share accrue from the date of purchase, whether or not declared. At our option, we may pay these dividends in cash or in additional shares of our common stock. The dividends on the Series A preferred stock will be senior to any dividends we may declare from time to time on the common stock.

      Conversion. One share of Series A preferred stock will be convertible at any time at the option of the holder. In addition, we may require conversion of the Series A preferred stock when the closing price of the common stock equals or exceeds $10.00 per share for 15 consecutive trading days. One share of Series A preferred stock will be convertible into one share of common stock.

      Liquidation. In the event of any liquidation of the company, the holders of Series A preferred stock will be entitled to receive an amount equal to the original issue price of the Series A preferred stock plus all accrued but unpaid dividends on the Series A preferred stock before the holders of common stock are entitled to receive any amount.

      Voting. Holders of Series A preferred stock will not have any voting rights except to the extent required by law.

Warrants

      Warrants Issued in the Private Offerings. In the private offering that closed on June 5, 2001, we issued warrants to purchase 1,000,000 shares of common stock. The warrants are immediately exercisable for $3.50 per share and will terminate on the earlier of five years or 30 days after we notify the holder that the closing price of our common stock has equaled or exceeded $5.00 per share for 20 consecutive days. In two subsequent private offerings that closed on June 26, 2001 and January 28, 2002, respectively, we issued warrants to purchase 195,000 and 20,000 shares of common stock, respectively. These warrants are immediately exercisable for $4.00 per share and terminate on the earlier of five years or 30 days after we notify the holder that the closing price of our common stock has equaled or exceeded $5.50 per share for 20 consecutive days.

      Guarantor Warrants. In consideration for guaranteeing a loan, we granted certain of our directors serving at that time warrants to purchase 159,999 shares of common stock. The warrants are immediately exercisable for $3.00 per share. The warrants expire ten years from the date of grant.

      Other Warrants and Common Stock. We issued a warrant to purchase 3,000 shares of our common stock for $2.50 per share to one individual as compensation for services rendered. As partial payment for the services rendered by Attkisson, Carter & Company (formerly, Attkisson, Carter & Akers) as placement agent in the first two private placements, we issued to Attkisson, Carter & Company and certain of its members warrants to purchase up to 200,000 shares of our common stock at a price of $4.00 per share. In December 2003, pursuant to our compensation arrangement with Attkisson, Carter & Company for serving as Dealer Manager and Exchange Agent with respect to the private exchange offer which we conducted in May and June of 2003 to holders of our Series A preferred stock, we reset the exercise price for 126,874 of these warrants to $1.75 per share of common stock and reset the expiration date to three years from the date of expiration of the exchange offer.

Stock Options

      As of March 30, 2004, options to purchase 212,917 shares of common stock were issued and outstanding. However, only 165,750 of these options had vested as of March 30, 2004.

Anti-takeover Provisions

      Some provisions of our articles of incorporation, our bylaws, and the Georgia Business Corporation Code may be considered to have anti-takeover effects which may hinder or prevent a tender offer, proxy contest, or other attempted takeover that shareholders may consider to be in their best interest. Those provisions might allow the board of directors to defend against an attempted transaction that might otherwise result in payment of a premium over the market price of our common stock. We describe some of these provisions below.

      Special Shareholder Meetings. Our bylaws provide that special meetings of shareholders may be called by our board of directors, our chairman of the board, or our chief executive officer. However, in order for our shareholders to call a special meeting, we must receive a written request from the holders of at least a majority of the votes entitled to be cast on each issue to be presented at the meeting.

      Classified Board of Directors. We have divided our board of directors into three classes of directors serving staggered three-year terms, so that approximately one-third of the board of directors will be elected each year. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, even if a majority of our shareholders believes that such a change would be desirable.

      Number, Term, and Removal of Directors. We currently have eight directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our articles of incorporation provide that shareholders may not remove a director without cause. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When a director submits a resignation that is effective at a future date, a majority of directors then in office, including the director planning to resign, may vote on filling the vacancy.

      Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws contain procedures regulating how shareholders may submit proposals to be considered at shareholder meetings or nominate candidates for election as directors. A shareholder must make his or her proposal or nomination in writing and deliver it to our corporate secretary at least 90 days prior to the meeting. In addition, any director nomination must include biographical information on the person being nominated and a statement that this person has agreed to serve on the board if elected. We may reject any proposal or nomination that is not made in accordance with these procedures. Shareholders interested in making a proposal or director nomination should review a copy of our bylaws, which they may obtain by contacting our corporate secretary or by reviewing the documents filed as exhibits to the registration statement filed for our initial public offering.

Director Liability and Indemnification

      Our articles of incorporation eliminate, with some exceptions, the personal liability of a director to our company or our shareholders for monetary damage for breaches of the director’s duty of care or other duties as a director. This elimination of liability does not apply to:

•	any appropriation, in violation of the director’s duties, of any of our business opportunities;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions; or

•	any transaction from which the director received an improper personal benefit.

      Our articles also provide that if the Georgia law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended law, without further action by the shareholders. These provisions of the articles will limit the remedies available to a shareholder in the event of breaches of any director’s duties to a shareholder or us.

      Our bylaws require us to indemnify and hold harmless any director who was or is a party, or is threatened to be made a party, to any lawsuit or similar proceeding because he or she is or was our director, officer, employee, or agent. The bylaws require indemnification against expenses incurred by the director in the matter. This indemnification does not apply to the matters described above that we have not eliminated liability for.

      The Georgia Code permits a corporation to indemnify officers to the same extent as directors. Our articles of incorporation exonerate our directors from monetary liability to the extent described above, and our bylaws provide the same limitation of liability to our officers.

      In addition to the indemnification rights described above, we are also obligated to reimburse directors and other indemnified parties for expenses, including legal fees, court costs and expert witness fees, incurred by the person in defending against any liabilities and losses, as long as the person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to us any advances made if it is ultimately determined that the person is not entitled to indemnification by us. Any amendment or other modification to the applicable law, our articles of incorporation, or our bylaws as currently provided which limits or otherwise adversely affects the rights to indemnification will apply only to proceedings based upon actions and events occurring after such amendment and, in the case of amendments to our articles or bylaws, delivery of notice thereof to the indemnified parties.

      We hold an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers.

      There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents in which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

General

      We have 3,150,298 shares of common stock outstanding as of March 30, 2004. 1,600,706 of these shares, which are not held by “affiliates” of the Company, as that term is defined in Rule 144(a) under the Securities Act, are freely tradable without restriction in the public market. An additional 584,966 of such shares originally were issued without registration as restricted securities, either as payment of dividends on, or upon conversion of, shares of our Series A preferred stock as discussed below under “The Private Offerings.” All of such shares are now freely tradeable, except for any such shares held by affiliates of the Company, because the underlying shares of Series A preferred have been held by the recipients of such shares for more than two years.

      For purposes of Rule 144, an “affiliate” of an issuer is a person that, directly or indirectly, controls, is controlled by, or is under common control with the issuer. Affiliates of a company generally include its directors, executive officers, and principal shareholders. Our directors and executive officers and persons who might be deemed to be affiliates of ours currently hold 927,355 shares of common stock. In addition, most of our directors and executive officers and persons who might be deemed to be affiliates of ours own additional securities convertible into or exercisable for shares of common stock. Please refer to the Principal Shareholders table on page 68 for additional information on such convertible securities. Securities held by affiliates may be sold without registration only in accordance with Rule 144 or another exemption from registration.

      In general, under Rule 144 an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares that does not exceed the greater of:

•	one percent of the then outstanding shares of our common stock (approximately 31,503 shares at present), or

•	the average weekly trading volume during the four calendar weeks preceding filing of notice of the sale.

      Sales under Rule 144 must also comply with the manner of sale provisions and notice requirements of the rule, and current public information about us must be available. Under Rule 144, persons holding restricted shares must hold the shares for at least one year prior to sale. In the case of restricted shares held by non-affiliates of the Company, Rule 144 generally permits the unrestricted public resale of such shares without complying with the volume restrictions, manner of sale provisions and notice requirements of the rule after the holder has satisfied a two-year holding period calculated in accordance with the provisions of Rule 144(d).

      If this offering is fully subscribed, we will have 5,778,427 shares of common stock outstanding immediately afterwards. This represents an increase of more than 178% over the 2,074,723 shares outstanding prior to the commencement of this offering, and includes all 3,703,704 shares which are the subject of this offering. If the offering is fully subscribed, these offered shares would represent approximately 64.25% of our outstanding common stock following completion of the offering. Other than any shares which are purchased by our directors, executive officers and other major shareholders who may be deemed to be affiliates of the Company, all of whom are subject to restrictions on the timing and manner of their sales as discussed above, all 3,703,704 of these shares may be resold in the public market immediately.

      There are an additional 4,187,716 shares of our common stock issuable in the future as follows:

•	2,396,800 shares are issuable at any time upon conversion of 2,396,800 outstanding shares of our Series A preferred, issued as discussed below under “The Private Offerings.” Under applicable Federal securities laws, the 1,804,800 of these shares not held by our directors, executive officers and other major shareholders who may be deemed affiliates of the Company would be freely tradeable upon issuance, since the holders purchased their preferred shares more than two years ago. All 2,396,800 of these shares also are subject to the registration rights discussed below.

•	1,577,999 shares are issuable pursuant to presently exercisable warrants, issued as described below under “The Private Offerings” and “Warrants.” These shares, while not freely tradeable upon issuance, are subject to the registration rights discussed below.

•	212,917 shares are issuable pursuant to the exercise of options granted to directors and employees under our 1998 Stock Incentive Plan. Of the 212,917 shares subject to outstanding options, 165,750 shares are issuable pursuant to options that presently are exercisable. 34,417 of these shares, including 28,417 of the shares subject to options that are presently exercisable, would be freely tradable upon issuance, as they are subject to options that are not held by our directors or executive officers.

      On March 29, 2004, our board of directors approved, subject to shareholder approval at the Company’s 2004 Annual Meeting, a proposal to amend our Articles of Incorporation to increase the total authorized number of shares of our common stock from 10,000,000 to 15,000,000 shares. This proposed amendment will not affect the authorized number of shares of preferred stock. If the amendment is approved by shareholders at our 2004 annual meeting, the additional 5,000,000 authorized shares of common stock would be available to the Company for issuance from time to time (subject to the satisfaction of any additional shareholder approval requirements under applicable law or regulation) to effect future stock dividends, to raise capital, make strategic acquisitions, enter into strategic alliances, or to adopt additional benefit plans or to reserve additional shares for issuance under any such plans. Management does not have any present plans or proposals regarding any such transactions. However, the board of directors believes the availability of these additional shares would provide the Company with greater flexibility in determining whether to elect to pay any future dividend on its outstanding shares of Series A preferred stock in either cash or additional shares of common stock, pursuant to the terms of the Series A preferred stock.

      Future sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock or impair our ability to raise additional capital. The negative effect on the prevailing market price for our common stock could be even greater if sales of a significant number of shares were to occur over a relatively short period of time. These factors could lead to a decline in the value of your investment in our common stock and could limit your ability to sell any shares that you purchase in the offering at or above the offering price, or at all.

The Private Offerings

      In the private offering that closed on June 5, 2001, we issued 2,000,000 shares of 8% cumulative convertible Series A preferred stock that are immediately convertible into 2,000,000 shares of common stock. We also granted warrants to purchase 1,000,000 shares of common stock for $3.50 per share. In a subsequent private offering that closed on June 26, 2001, we issued 390,000 shares of 8% cumulative convertible Series A preferred stock that are immediately convertible into 390,000 shares of common stock. We also granted warrants to purchase 195,000 shares of common stock for $4.00 per share. In a third private offering in January 2002, we issued 40,000 shares of 8% cumulative convertible Series A preferred stock that are immediately convertible into 40,000 shares of common stock. We also granted a warrant to purchase 20,000 shares of common stock for $4.00 per share. To date, pursuant to the terms of the Series A preferred stock, a total of four holders have converted an aggregate of 33,200 shares of Series A preferred to 33,200 shares of common stock.

      On February 25, 2002, our board of directors declared a common stock dividend accrued on our Series A preferred stock from issuance date through February 28, 2002. The common stock dividend was paid on March 15, 2002 to Series A preferred stock shareholders of record on February 28, 2002. The dividend, which was based on the closing price of our common stock on the record date, resulted in the issuance of 216,675 shares of common stock. On February 24, 2003, the Company’s board of directors declared a dividend accrued on its Series A preferred stock through February 28, 2003. The common stock dividend was paid on March 25, 2003 to Series A preferred stock shareholders of record on February 28, 2003. The dividend, which was based on the closing price of the Company’s common stock on the record date, resulted in the issuance of 332,416 shares of common stock. Additionally, to date an aggregate of 2,675 shares of common stock have been issued upon conversion in payment of the balance of accrued and unpaid dividends with respect to the 33,200 shares of Series A preferred converted to common stock as described above.

      As part of the consideration for our acquisition of Peachtree Capital Corporation in January 2002, we issued 76,792 shares of 9% cumulative convertible Series B-1 preferred stock and 76,792 shares of 9% cumulative convertible Series B-2 preferred stock to the then-current shareholders of Peachtree Capital Corporation. Each share of Series B-1 preferred stock would have automatically converted into one share of common stock on March 7, 2003, subject to adjustments if our common stock traded below $2.93 per share during a prescribed measurement period, or if Peachtree Capital Corporation did not achieve certain targeted levels of revenue. Each share of Series B-2 preferred stock would have automatically converted into one share of common stock in March 5, 2004, subject to adjustments if our common stock traded below $2.93 per share during a prescribed measurement period, or if Peachtree Capital Corporation did not achieve certain targeted levels of revenue. The Series B-1 and Series B-2 preferred stock also contained certain aggregate limitations on the amount of common stock which any single holder could acquire upon conversion of Series B-1 or Series B-2 preferred stock. In connection with the Peachtree Capital Corporation transaction, we issued to Attkisson, Carter & Company 20,307 shares of our common stock as a finder’s fee equal to 7% of the purchase price of the acquisition. All of the previously issued and outstanding shares of the Series B-1 and B-2 preferred stock were cancelled as of December 31, 2002, when we acquired all of those shares of preferred stock as partial consideration for the sale of all of the capital stock of Peachtree Capital Corporation. See “Description of Our Business — General” on page 25.

      These securities are subject to restrictions on transferability and resale, and they may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. These securities will be freely tradable following registration.

Stock Options

      We have also filed a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option plan. As of March 30, 2004, options to purchase 212,917 shares of common stock were issued and outstanding. However, only 165,750 of these options had vested as of March 30, 2004. Shares registered under the Form S-8 registration statement for the stock option plan will be available for sale in the open market, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates.

Additional Warrants

      In consideration for guaranteeing a loan, we also granted certain of our directors serving at that time warrants to purchase 159,999 shares of common stock. These securities are subject to restrictions on transferability and resale, and they may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. Following their registration for resale pursuant to a new resale registration statement which we expect to file as soon as required following the completion of this offering, the shares of common stock underlying the warrants will be freely tradable.

      We issued a warrant to purchase 3,000 shares of our common stock for $2.50 per share to one individual as compensation for services rendered. As partial payment for the services rendered by Attkisson, Carter & Company (formerly, Attkisson, Carter & Akers) as placement agent in the first two private placements, we issued to Attkisson, Carter & Company and certain of its members warrants to purchase up to 200,000 shares of our common stock at a price of $4.00 per share. In December 2003, pursuant to our compensation arrangement with Attkisson, Carter & Company for serving as Dealer Manager and Exchange Agent with respect to the private exchange offer which we conducted in May and June of 2003 to holders of our Series A preferred stock, we reset the exercise price for 126,874 of these warrants to $1.75 per share of common stock and reset the expiration date to three years from the date of expiration of the exchange offer. The warrants are subject to restrictions on transferability and resale, and they may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. Following their registration for resale pursuant to a new resale registration statement which we expect to file as soon as required following the completion of this offering, the shares of common stock underlying the warrants will be freely tradable.

      We cannot predict the effect that the sale of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that substantial amounts of common stock are available for sale, could adversely affect the market price of the common stock and our ability to raise equity capital in the future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

      Effective as of September 16, 2002, Mauldin & Jenkins, LLC resigned as the Company’s independent auditors and the Company engaged Porter Keadle Moore, LLP, as its new independent auditors for the fiscal year ending December 31, 2002.

      The reports of Mauldin & Jenkins, LLC on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      In connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2000 and December 31, 2001, and in the subsequent interim periods, there were no disagreements with Mauldin & Jenkins, LLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Mauldin & Jenkins, LLC, would have caused Mauldin & Jenkins, LLC to make reference to any such matters in their reports. During the fiscal years ended December 31, 2000 and December 31, 2001, and in the subsequent interim periods, there were no “reportable events” to describe as specified in Item 304(a)(1)(iv)(B) of Regulation S-B.

      The Company provided Mauldin & Jenkins, LLC with a copy of the foregoing disclosures. Attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K dated September 17, 2002, is a copy of Mauldin & Jenkins, LLC’s letter dated September 16, 2002, stating its agreement with such statements.

      On September 16, 2002, the Company engaged Porter Keadle Moore, LLP, as its independent auditors for the fiscal year ending December 31, 2002, to audit the Company’s financial statements. As provided in the Company’s Audit Committee Charter, the selection of the new independent auditors was approved by the Audit Committee of the Board. During the Company’s two most recent fiscal years and the subsequent interim period preceding the engagement of Porter Keadle Moore, LLP, the Company did not consult Porter Keadle Moore, LLP, on any matter requiring disclosure under Item 304(a)(2) of Regulation S-B.

LEGAL MATTERS

      Shumacker Witt Gaither & Whitaker, P.C., of Chattanooga, Tennessee has passed upon the validity of the shares of common stock offered under this prospectus for ebank Financial Services, Inc.

EXPERTS

      The audited financial statements for the fiscal years ended December 31, 2002 and December 31, 2003 appearing in this prospectus and registration statement have been audited by Porter Keadle Moore, LLP independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of Porter Keadle Moore, LLP, independent public accountants, as stated in their report and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934, which means we are required to file annual, quarterly, and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website available at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      This amended and restated Prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC under the Securities Act. This amended and restated Prospectus does not contain all of the information contained in the registration statement, certain parts of which we have omitted in accordance with SEC rules. For further information about us and the shares covered by this amended and restated Prospectus, we refer you to the registration statement. Statements contained in this amended and restated Prospectus concerning the provisions of any document are not necessarily complete, and each of those statements is qualified by reference to the copy of that document filed with the SEC.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders

ebank Financial Services, Inc. and Subsidiary

      We have audited the accompanying consolidated balance sheets of ebank Financial Services, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ebank Financial Services, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia

February 11, 2004

ebank FINANCIAL SERVICES, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

ASSETS
Cash and due from banks	$674,730	$891,528
Federal funds sold	7,483,000	5,114,000
Interest-bearing deposits in banks	70,118	627,912

Cash and cash equivalents	8,227,848	6,633,440

Securities available for sale	20,761,358	—
Securities held-to-maturity, fair value of $13,681,193	—	13,638,045
Other securities	450,000	510,000
Mortgage loans held for sale	—	7,820,139

Loans	81,019,662	70,524,884
Less allowance for loan losses	(1,204,754)	(963,301)

Loans, net	79,814,908	69,561,583

Premises and equipment	535,061	630,627
Accrued interest receivable and other assets	1,777,279	2,623,476

Total assets	$111,566,454	$101,417,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$6,336,045	$5,010,384
Interest-bearing	89,151,384	79,567,803

Total deposits	95,487,429	84,578,187
Other borrowings	9,372,444	9,280,053
Accrued interest payable and other liabilities	347,670	1,028,850

Total liabilities	105,207,543	94,887,090

Commitments
Stockholders’ Equity
Series A preferred stock, par value, $.01; 8% cumulative; convertible; 10,000,000 shares authorized; 2,396,800 and 2,410,000 issued and outstanding; accumulated undeclared dividends of $401,874 and $404,088 (liquidation preference $6,025,000)	23,968	24,100
Common stock, par value $.01; 10,000,000 shares authorized; 2,074,723 and 1,728,223 issued and outstanding	20,747	17,282
Capital surplus	19,173,141	19,176,474
Accumulated deficit	(12,717,739)	(12,597,636)
Accumulated other comprehensive loss	(141,206)	(90,000)

Total stockholders’ equity	6,358,911	6,530,220

Total liabilities and stockholders’ equity	$111,566,454	$101,417,310

See Notes to Consolidated Financial Statements.

ebank FINANCIAL SERVICES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2003 and 2002

	2003	2002

Interest income:
Loans	$5,290,772	$5,818,491
Taxable securities	1,009,076	713,619
Federal funds sold	32,609	38,887
Other investments	16,909	24,304
Interest-earning deposits	5,372	9,315

Total interest income	6,354,738	6,604,616

Interest expense:
Deposits	2,038,783	2,337,255
Other borrowings	378,932	366,424

Total interest expense	2,417,715	2,703,679

Net interest income	3,937,023	3,900,937
Provision for loan losses	894,000	321,719

Net interest income after provision for loan losses	3,043,023	3,579,218

Other income:
Mortgage fee income (Maryland)	752,792	2,696,176
Gain on sale of investments	267,167	—
Gain on sale of Peachtree Capital Corporation	—	68,825
Brokerage fees	—	806,479
Service charges and other fees	97,737	93,163
Mortgage fee income (Georgia)	10,209	7,815
Miscellaneous	36,634	—

Total other income	1,164,539	3,672,458

Other expense:
Salaries and employee benefits	2,619,877	3,951,283
Equipment and occupancy expenses	805,301	1,846,511
Professional and other outside services	466,373	1,876,875
Other operating expenses	436,114	566,684

Total other expenses	4,327,665	8,241,353

Net Loss	(120,103)	(989,677)
Undeclared preferred stock dividends arising during the year	(481,300)	(483,138)

Net loss attributable to common stockholders	$(601,403)	$(1,472,815)

Basic and diluted loss per common share	$(0.30)	$(0.89)

See Notes to Consolidated Financial Statements.

ebank FINANCIAL SERVICES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Years Ended December 31, 2003 and 2002

	2003	2002

Net loss	$(120,103)	$(989,677)

Other comprehensive loss, net of income taxes:
Unrealized gains (losses) on securities available for sale:
Transfer of securities from held-to-maturity to available for sale, net of taxes of $31,409	51,333	—
Holding gains (losses) arising during the period, net of taxes of $70,086	63,211	—
Reclassification adjustment for gains included in net loss, net of taxes of $101,417	(165,750)	—

Total other comprehensive loss	(51,206)	—

Comprehensive loss	$(171,309)	$(989,677)

See Notes to Consolidated Financial Statements.

ebank FINANCIAL SERVICES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003 and 2002

							Accumulated
	Preferred Stock		Common Stock				Other	Total
					Capital	Accumulated	Comprehensive	Stockholders’
	Shares	Par Value	Shares	Par Value	Surplus	Deficit	Loss	Equity

Balance, December 31, 2001	2,390,000	$23,900	1,469,450	$14,693	$19,060,376	$(11,607,959)	$(90,000)	$7,401,010
Issuance of Series B-1 and B-2 preferred stock	153,584	1,536	—	—	448,464	—	—	450,000
Issuance of Series A preferred stock	40,000	400	—	—	99,600	—	—	100,000
Dividends on preferred stock	—	—	—	—	(40,613)	—	—	(40,613)
Common stock issued as finder’s fee	—	—	20,307	204	59,296	—	—	59,500
Common stock issued for preferred stock dividends	—	—	218,466	2,185	(2,185)	—	—	—
Conversion of preferred stock	(20,000)	(200)	20,000	200	—	—	—	—
Cancellation of B-1 and B-2 preferred stock	(153,584)	(1,536)	—	—	(448,464)	—	—	(450,000)
Net loss	—	—	—	—	—	(989,677)	—	(989,677)

Balance, December 31, 2002	2,410,000	24,100	1,728,223	17,282	19,176,474	(12,597,636)	(90,000)	6,530,220
Conversion of preferred stock	(13,200)	(132)	13,200	132	—	—	—	—
Common stock issued for preferred stock dividends	—	—	333,300	3,333	(3,333)	—	—	—
Change in unrealized loss on securities available for sale, net of tax	—	—	—	—	—	—	(51,206)	(51,206)
Net loss	—	—	—	—	—	(120,103)	—	(120,103)

Balance, December 31, 2003	2,396,800	$23,968	2,074,723	$20,747	$19,173,141	$(12,717,739)	$(141,206)	$6,358,911

See Notes to Consolidated Financial Statements.

ebank FINANCIAL SERVICES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003 and 2002

	2003	2002

OPERATING ACTIVITIES:
Net loss	$(120,103)	$(989,677)
Adjustments to reconcile net loss to net cash and cash equivalents provided (used) by operating activities:
Gain on sale of investments	(267,167)	—
Gain on sale of Peachtree Capital Corporation	—	(68,825)
Net gain on sale of other real estate owned	(2,135)	—
Net amortization of securities	17,537	15,779
Depreciation and amortization of premises and equipment	250,851	843,110
Provision for loan losses	894,000	321,719
Change in mortgage loans held for sale	7,820,139	(7,820,139)
Change in deferred loan fees and costs	(221,491)	212,545
Change in interest receivable	(233,160)	51,465
Change in interest payable	(33,999)	(54,556)
Net other operating activities	(384,725)	859,600

Net cash and cash equivalents provided (used) by operating activities	7,719,747	(6,628,979)

INVESTING ACTIVITIES:
Purchases of securities held-to-maturity	(14,720,038)	(9,000,000)
Purchases of securities available for sale	(16,555,570)	—
Proceeds from paydowns and maturities of securities held-to-maturity	13,626,320	8,273,681
Proceeds from paydowns and maturities of securities available for sale	3,500,000	—
Proceeds from sale of securities held-to-maturity	3,950,329	—
Proceeds from sale of securities available for sale	3,091,146	—
Proceeds from sale of other securities	156,525	—
Net change in loans	(10,925,834)	4,729,937
Proceeds from sale of Peachtree Capital Corporation	578,000	—
Purchase of Peachtree Capital Corporation	—	(446,750)
Purchase of premises and equipment	(155,285)	(53,671)
Proceeds from sale of other real estate owned	441,347	—

Net cash and cash equivalents provided (used) in investing activities	(17,013,060)	3,503,197

FINANCING ACTIVITIES:
Net increase in deposits	10,909,242	5,456,076
Proceeds from other borrowings	247,444	—
Repayment of other borrowings	(155,053)	(81,927)
Cash dividends on preferred stock	(20,250)	(20,362)
Deferred offering costs	(93,662)	—
Net proceeds from sale of preferred stock	—	100,000

Net cash and cash equivalents provided by financing activities	10,887,721	5,453,787

Net increase in cash and cash equivalents	1,594,408	2,328,005
Cash and cash equivalents at beginning of year	6,633,440	4,305,435

Cash and cash equivalents at end of year	$8,227,848	$6,633,440

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$2,451,714	$2,758,235
Supplemental disclosures of noncash investing and financing activities:
Reclassification of securities to available for sale	$11,553,902	$—
Change in accumulated other comprehensive loss, net of tax	$(51,206)	$—
Conversion of preferred stock to common stock	$132	$200
Common stock issued for preferred stock dividend	$3,333	$2,185
Common stock issued as a finder’s fee	$—	$59,500
Receivable from sale of Peachtree Capital Corporation	$—	$578,000
Cash dividend payable on preferred stock	$—	$(20,250)

See Notes to Consolidated Financial Statements.

ebank FINANCIAL SERVICES, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.     Summary of Significant Accounting Policies

Nature of Business

      ebank Financial Services, Inc. (the “Company”) is a thrift holding company whose business is conducted by its wholly owned subsidiary, ebank (the “Bank”). The Bank is a federally chartered savings bank located in Atlanta, Georgia and is regulated by the Office of Thrift Supervision (“OTS”). The Bank provides a full range of banking services in its primary market area of metropolitan Atlanta. In December 2002, the Board of Directors approved changing the Company’s name from ebank.com, Inc. to ebank Financial Services, Inc.

Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances are eliminated in consolidation. Certain amounts in the 2002 consolidated financial statements have been reclassified to conform to the 2003 presentation.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and the realizability of deferred tax assets.

Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, cash items in process of collection, interest-bearing deposits in banks and federal funds sold. Generally, federal funds sold are sold for one-day periods. Cash flows from loans, deposits and federal funds purchased are reported net.

      The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Securities and Other Securities

      Debt securities are classified as available for sale and recorded at amortized cost. Equity securities and Federal Home Loan Bank stock are reported in other securities. Equity securities with readily determinable fair values are classified as available-for-sale and are recorded at fair value with unrealized gains and losses excluded from operations and reported in other comprehensive income. The Federal Home Loan Bank stock is recorded at cost.

      Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income as earned. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities that are deemed to be other than temporary are reflected in operations as realized losses and establish a new cost basis for the related securities.

Mortgage Loans Held For Sale

      Mortgage loans held for sale are carried at the lower of disaggregate cost or market value. At December 31, 2002, the cost of mortgage loans held for sale approximates the market value.

ebank FINANCIAL SERVICES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans

      Loans are reported at their outstanding unpaid principal balances less deferred loan fees and costs and the allowance for loan losses. Interest income is accrued on the unpaid balance.

      Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the life of the loans.

      The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-collateralized. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loan is returned to accrual status.

      The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

      The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. In order to assist in determining the adequacy of the loan loss allowance, management assigns loan grades and monitors the loan grade accuracy to determine the correctness of the assigned grade. Loans graded 4 and above are reviewed monthly and are included in a monthly classified asset summary report. Other loans with classifications of 3 or below are reviewed at renewal or annually dependent on the maturity date. Management reports the sufficiency of the allowance monthly to the board. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

      A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Premises and Equipment

      Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets (or the shorter of the estimated useful lives or lease terms for leasehold improvements) as follows:

Years

Leasehold improvements	3 to 10
Furniture, fixtures and equipment	3 to 5
Computer software and Internet technology	3 to 5

ebank FINANCIAL SERVICES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized.

Other Real Estate Owned

      Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Fair value is defined as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Any subsequent write-down of other real estate owned is charged directly against earnings. Revenue and expenses from operations are included in net expenses from foreclosed assets.

Income Taxes

      Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

      In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

ebank FINANCIAL SERVICES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advertising Costs

      All advertising costs are expensed as incurred.

Stock Compensation Plans

      Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Accordingly, the Company has recorded no expense in 2003 or 2002 related to its stock options. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided the following pro forma disclosures of net loss and net loss per common share and other disclosures, as if the fair value based method of accounting had been applied.

	Years Ended December 31,

	2003	2002

Net loss attributable to common stockholders
As reported	$(601,403)	$(1,472,815)
Effect of stock option grants	(130,946)	(144,512)

Pro forma	$(732,349)	$(1,617,327)

Basic and diluted loss per share
As reported	$(.30)	$(.89)
Pro forma	$(.37)	$(.97)

      The fair value of each option and warrant grant ($1.02 and $1.63 for 2003 and 2002, respectively) is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,

	2003	2002

Dividend yield	0%	0%
Expected life	10 years	10 years
Expected volatility	0.6551	1.34
Risk-free interest rate	3.80%	4.50%

Loss Per Common Share

      Basic losses per common share are computed by dividing net loss less preferred dividends by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net loss less preferred dividends minus the income effect of potential common shares that are dilutive by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and warrants and convertible preferred stock. Due the net loss in each year, all potential common shares would be anti-dilutive, and therefore, diluted earnings per share is not presented in the consolidated financial statements. The ebank FINANCIAL SERVICES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

weighted-average number of common shares outstanding for 2003 and 2002 were 1,988,598 and 1,663,407, respectively.

Recent Accounting Pronouncements

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities. In December 2003, the FASB issued a revised version of FIN No. 46 to resolve certain questions and confusion related to the application of the original FIN No. 46. The provisions of these interpretations are effective immediately for all variable interest entities created after January 31, 2003 and, for the first fiscal year or interim period beginning after June 15, 2003, for variable interest entities in which an enterprise holds variable interest in that it acquired before February 1, 2003. The Company does not have an interest in a variable interest entity, and therefore, the adoption of these interpretations will not have an impact on the Company’s financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”), which changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150, which is effective for interim periods beginning after June 15, 2003, requires that those instruments be classified as liabilities in statements of financial position. Since the Company has no such instrument, the adoption of SFAS 150 did not have an impact on the Company’s financial position or results of operations.

Comprehensive Income

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Note 2.     Management’s Plan of Operations

      The Company was incorporated on August 22, 1997 to operate as a thrift holding company. The Bank commenced banking operations in August of 1998. Shortly after the opening of the Bank, plans were developed to offer basic Internet banking services. Effective April 20, 1999, the corporate and bank names were changed to “ebank.com, Inc.” and “ebank”, respectively, and the Internet domain name “ebank.com” was acquired. Internet banking services began on June 30, 1999.

      In January of 2000, the Company launched a new business strategy to rapidly expand its Internet banking operations. The Company’s expanded Internet strategy included alliances with several third parties. These alliances were formed to develop: (1) a point of presence network to provide financial services through the Company’s Internet Web site, (2) Internet-enabled ATMs and “smart chip cards” and (3) the formation of partnerships with community banks.

      The Company anticipated immediate and rapid growth and in preparation incurred a substantial amount of expenses in positioning the Company for this growth. To fund the Company’s anticipated growth, the Company commenced a private placement offering in the first quarter of 2000. The private placement offering was not successful. Because the requisite capital could not be raised, the Company was unable to implement the expanded Internet strategy.

      Through December 31, 2003, the Company has incurred accumulated deficits of $12.7 million. Net losses of $120 thousand, $990 thousand, $994 thousand and $6.8 million were recognized for the years ebank FINANCIAL SERVICES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended December 31, 2003, 2002, 2001 and 2000, respectively. For the year ended December 31, 2003, the Company’s cash flow from operating activities was a positive $7.7 million as compared to negative cash flows operating activities of $6.6 million, $1.0 million and $4.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Because of the losses and negative cash flows incurred through 2000, the Company was forced to revise its business strategy and revert to traditional banking services. The Company will continue to use basic Internet services as an available resource in the delivery of the Company’s services.

      In 2000, the Company restructured its senior management team that included the replacement of two senior level executives and obtained a $2,500,000 line of credit to pay expenses incurred related to its expanded Internet strategy. The Company has terminated all third party alliances related to the expanded Internet strategy.

      From 2000 to 2002, the Company raised net proceeds of approximately $5,462,000 from sales of preferred stock, which have been used to repay the $2,500,000 line of credit, inject $1,775,000 of additional capital in the Bank, and fund operations.

      The Company is continuing to pursue its plan of raising additional capital through its presently ongoing public equity offering, private offerings, improving net interest margins, and controlling expenses all towards the near-term goal of profitable operating results and improved financial condition. The Company’s financial statements and disclosures are presented as a going concern.

Note 3.     Securities

      The amortized cost and fair value of securities are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities available for sale
December 31, 2003:
U.S. government and agency securities	$20,488,963	$7,314	$(234,919)	$20,261,358
Corporate securities	500,000	—	—	500,000

	$20,988,963	$7,314	$(234,919)	$20,761,358

Securities held to maturity
December 31, 2002:
U.S. government and agency securities	$10,997,521	$41,086	$(1,302)	$11,037,305
Collateralized mortgage obligations	2,640,524	3,364	—	2,643,888

	$13,638,045	$44,450	$(1,302)	$13,681,193

ebank FINANCIAL SERVICES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Other securities:
December 31, 2003:
Federal Home Loan Bank stock	$450,000	—	—	$450,000

	$450,000	—	—	$450,000

December 31, 2002:
Equity securities available-for-sale	$150,000	—	$(90,000)	$60,000
Federal Home Loan Bank stock	450,000	—	—	450,000

	$600,000	—	$(90,000)	$510,000

      Proceeds from sales of securities available for sale during 2003 were $3,091,146. Gross gains of $39,088 and gross losses of $2,856 were realized on those sales. Proceeds from sale of securities held-to-maturity during 2003 were $3,950,329. A gross gain of $230,935 was realized on that sale.

      In June 2003, management of the Company made the decision that it was in the Company’s best interest to sell certain securities in the held to maturity portfolio. At the end of 2002, management expected interest rates to increase slightly in 2003. The Company’s investment portfolio consisted primarily of Federal Home Loan Bank and other similar fixed rate agency bonds. At the end of 2002 and through the first quarter of 2003, management intended to hold the Company’s investments to maturity and had the capacity to do so. In the first quarter of 2003, the Company purchased approximately $4.7 million in primarily corporate bonds. The Company purchased an additional $500,000 in corporate bonds in early April 2003. It became apparent in the second quarter of 2003, as interest rates continued to fall to historically low levels, that interest rates would likely remain low for a considerable period. Management considered the interest rate environment unique as rates approached 40 year lows. At the end of the second quarter of 2003, management concluded that interest rates would likely remain low for the next eighteen to twenty-four months and decided to restructure the Company’s investment portfolio by selling the corporate bond portion of the Company’s portfolio. As a result, management re-classified the entire portfolio of held to maturity securities to available for sale as of June 30, 2003. Securities with a book value of $11,553,902 were transferred to available for sale and a gross unrealized gain of $82,742 was recorded. The Company will not classify any investment securities as held-to-maturity for at least two years.

      Securities with a carrying value of $2,998,777 and $3,664,594 at December 31, 2003 and 2002, respectively, were pledged to secure Federal Home Loan Bank advances.

      The amortized cost and fair value of debt securities as of December 31, 2003 by contractual maturity are shown below.

	Securities Available for Sale

	Amortized	Fair
	Cost	Value

Due after ten years	$20,488,963	$20,261,358
Corporate securities	500,000	500,000

	$20,988,963	$20,761,358

ebank FINANCIAL SERVICES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuously unrealized loss position at December 31, 2003.

	Less than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government and agency securities	$16,755,789	$234,919	—	—	$16,755,789	$234,919

      At December 31, 2003, unrealized losses in the investment securities portfolio related to debt securities totaled $234,919. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2003 tables above, 15 out of 20 securities issued by U.S. government agencies contained unrealized losses. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

Note 4.     Loans

      The composition of loans is summarized as follows:

	December 31,

	2003	2002

Commercial	$15,500,497	$12,763,826
Real estate — individual	38,152,652	30,416,669
Real estate — commercial	20,946,392	20,657,617
Consumer installment and other	6,528,518	7,016,660

	81,128,059	70,854,772
Deferred loan fees and costs	(108,397)	(329,888)
Allowance for loan losses	(1,204,754)	(963,301)

Loans, net	$79,814,908	$69,561,583

      Changes in the allowance for loan losses are as follows:

	Years Ended December 31,

	2003	2002

Balance, beginning of year	$963,301	$838,650
Provision for loan losses	894,000	321,719
Loans charged off	(653,375)	(209,698)
Recoveries of loans previously charged off	828	12,630

Balance, end of year	$1,204,754	$963,301

      The total recorded investment in impaired loans was $3,182,204 and $1,104,078 at December 31, 2003 and 2002, respectively. The impaired loans had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, totaling $312,112 and $220,814 at December 31, 2003 and 2002, respectively. The average recorded investment in impaired loans for 2003 and 2002 was $2,405,762 and $1,143,373, respectively. Interest income recognized for cash payments ebank FINANCIAL SERVICES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

received on impaired loans was $42,028 and $66,563 for the years ended December 31, 2003 and 2002, respectively.

      In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The Company’s policy is that the interest rates on these loans must be substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year	$2,388,184
Advances	2,472,534
Repayments	(1,952,657)

Balance, end of year	$2,908,061

Note 5.     Premises and Equipment

      Premises and equipment are summarized as follows:

	December 31,

	2003	2002

Leasehold improvements	$243,650	$243,650
Furniture, fixtures and equipment	1,570,477	1,494,863
Computer software and Internet technology	1,406,778	1,327,107

	3,220,905	3,065,620
Accumulated depreciation and amortization	(2,685,844)	(2,434,993)

	$535,061	$630,627

      The Company leases its banking facilities and offices pursuant to operating leases. Rental expense was $299,055 and $548,287 for the years ended December 31, 2003 and 2002, respectively. During 2002, the Company incurred $154,740 in rent expense associated with its Maryland loan production office. The Maryland office was closed November 30, 2002 and there are no future minimum lease payments associated with the operation (see Note 9).

      The future minimum lease payments under the operating leases at December 31, 2003 are as follows:

2004	$284,689
2005	198,388
2006	164,365
2007	164,365
2008	95,880

$907,687

Note 6.     Deposits

      The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $39,325,852 and $25,369,287, respectively. The Company had brokered deposits of ebank FINANCIAL SERVICES, INC.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$32,463,657 and $16,339,801 at December 31, 2003 and 2002, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004	$40,480,019
2005	13,069,509
2006	3,348,999
2007	3,248,504
2008	634,732

$60,781,763

      At December 31, 2003 and 2002, deposits from directors, executive officers and their related interests totaled approximately $1,205,842 and $1,530,000, respectively. These deposits were taken in the normal course of business at market interest rates.

Note 7.     Other Borrowings

      Other borrowings consist of the following:

	December 31,

	2003	2002

Advance from Federal Home Loan Bank, interest payable quarterly at 3.91% until November 7, 2006 when the rate may be converted to the three-month LIBOR, matures November 7, 2011, collateralized by securities and first mortgage loans	$4,000,000	$4,000,000
Advance from Federal Home Loan Bank, interest payable quarterly at 1.69%, matures December 1, 2004, collateralized by securities and first mortgage loans	5,000,000	5,000,000
Note payable from Nexity bank, interest payable quarterly at prime minus 0.50% (3.50% at December 31, 2003), due March 28, 2004, collateralized by common stock of the Bank	125,000	250,000
Note payable from Newnan Coweta Bank, interest payable monthly at 6% due December 10, 2004, collateralized by common stock of the Bank	247,444	—
Capitalized lease obligation, monthly payments of $7,390 including imputed interest at 9%, collateralized by equipment	—	30,053

	$9,372,444	$9,280,053

      Aggregate maturities required on other borrowings at December 31, 2003 are due in future years as follows:

2004	$5,372,444
2011	4,000,000

$9,372,444

      Additionally, at December 31, 2003 the Bank had $2,000,000 available for the purchase of overnight federal funds from a correspondent financial institution.

ebank FINANCIAL SERVICES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8.     Preferred Stock Offerings

      From October 4, 2000 through June 5, 2001, the Company sold, through a private placement memorandum, 500,000 “capital units” at a price of $10.00 per unit. Each capital unit consists of four shares of Series A 8% cumulative convertible preferred stock and a warrant to purchase two shares of common stock for $3.50 per share. Each share of Series A preferred stock is convertible into one share of common stock. The Series A preferred stock is convertible at any time at the option of the holder. In addition, the Company can require conversion of the Series A preferred stock if the closing price of its common stock equals or exceeds $10.00 per share for fifteen consecutive trading days. At the Company’s election, dividends on the Series A preferred stock may be paid in cash or in additional shares of common stock. The warrants terminate on the earlier of five years or thirty days after the Company notifies the holder that the closing price of the Company’s common stock has equaled or exceeded $5.00 per share for twenty consecutive trading days.

      In June 2001, the Company sold, through a private placement memorandum, 97,500 “capital units” at a price of $10.00 per unit. Each capital unit consists of four shares of Series A 8% cumulative convertible preferred stock and a warrant to purchase two shares of common stock for $4.00 per share. Each share of Series A preferred stock is convertible into one share of common stock. The Series A preferred stock is convertible at any time at the option of the holder. In addition, the Company can require conversion for the Series A preferred stock if the closing price of its common stock equals or exceeds $10.00 per share for fifteen consecutive trading days. At the Company’s election, dividends on the Series A preferred stock may be paid in cash or in additional shares of common stock. The warrants terminate on the earlier of five years or thirty days after the Company notifies the holder that the closing price of the Company’s common stock has equaled or exceeded $5.50 per share for twenty consecutive trading days.

      In January 2002, the Company sold, through a private placement memorandum, 10,000 “capital units” at a price of $10.00 per unit. Each capital unit consists of four shares of Series A 8% cumulative convertible preferred stock and a warrant to purchase two shares of common stock for $4.00 per share. Each share of Series A preferred stock is convertible into one share of common stock. The Series A preferred stock is convertible at any time at the option of the holder. In addition, the Company can require conversion for the Series A preferred stock if the closing price of its common stock equals or exceeds $10.00 per share for fifteen consecutive trading days. At the Company’s election, dividends on the Series A preferred stock may be paid in cash or in additional shares of common stock. The warrants terminate on the earlier of five years or thirty days after the Company notifies the holder that the closing price of the Company’s common stock has equaled or exceeded $5.50 per share for twenty consecutive trading days.

      In connection with the sale of the Series A preferred stock, the Company paid to Attkisson, Carter & Company, a greater than 5% beneficial owner that was the broker/dealer serving as placement agent for the first two private offerings, commissions equal to 10% of the sales price for each unit sold by the underwriter (with the exception of units sold to directors and officers of the Company or units sold to investors located by the Company’s directors and officers who purchased at least 50,000 units) plus a $25,000 fee after 50,000 units were sold by the placement agent which totaled $600,000. Additionally, the placement agent received a warrant to purchase 200,000 shares of the Company’s common stock at a price of $4.00 per share, exercisable for a period of five years.

      The Series B-1 and B-2 preferred stock issued in connection with the purchase of Peachtree Capital Corporation, effective January 2, 2002, was cancelled effective December 31, 2002, upon its return in connection with the sale of Peachtree Capital Corporation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the preferred stock issued as of December 31, 2003 follows:

Capital units sold (net of 8,300 units converted )	599,200

Gross proceeds from offerings	$6,075,000
Offering costs including placement agent commission	(612,796)

Net proceeds received from offerings	$5,462,204

Series A Preferred shares issued	2,430,000
Series A Preferred shares converted to common	(33,200)

Series A Preferred shares issued and outstanding	2,396,800

Accumulated undeclared dividends	$401,874

Common stock available for purchase under warrants issued to preferred shareholders	1,215,000
Common stock available for purchase under warrants issued to placement agent	200,000

Total common stock available for purchase under warrants related to Series A preferred	1,415,000

Note 9.     Maryland Loan Production Office

      On September 27, 2002, the Company announced that the Bank would establish a loan production office in Columbia, Maryland on October 1, 2002. The loan production office originated home mortgages and home equity loans and sold them in the secondary market. Although the Columbia office was established on October 1, 2002 as planned, it was discontinued on November 30, 2002, after consultations with the OTS.

Note 10.     Stock Options and Stock Warrants

      In May 1999, the Company’s stockholders approved the 1998 ebank.com, Inc. Stock Incentive Plan (“Plan”), which authorizes the grant of stock options to eligible employees, officers and directors. The Company initially reserved a maximum of 220,000 shares for issuance under the Plan. However, in September 1999, the Plan was amended to provide that the amount of stock subject to the Plan automatically adjusts so that at all times it equals 15 percent of the outstanding shares of stock. Under the Plan, the Company may grant either incentive stock options or nonqualified stock options. The total number of shares issuable as incentive stock options may not exceed 220,000 without stockholder approval.

      The exercise price for the common stock granted as either an incentive stock option or as a nonqualified stock option must be equal to at least 100 percent of the fair market value per share of common stock on the date of grant. Options have a three-year vesting term, and expire ten years after the date of grant. The Board of Directors may, at its discretion, provide that an option not be exercisable, in

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whole or in part, for any periods of time as specified in the option agreements. Summarized information related to the stock options is as follows:

	Years Ended December 31,

	2003		2002

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Under option, beginning of year	216,334	$3.17	214,917	$3.33
Granted	14,500	1.35	35,250	1.63
Terminated	(17,917)	1.81	(33,833)	2.58

Under option, end of year	212,917	3.16	216,334	3.17

Exercisable, end of year	156,084	3.38	94,584	3.56

	Options Outstanding			Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Shares	Contractual	Exercise	Shares	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$10.00	5,667	5 years	$10.00	5,667	$10.00
$1.30 — $3.75	207,250	7 years	2.98	150,417	3.13

Outstanding at end of year	212,917	7 years	3.16	156,084	3.38

      The Company has issued stock warrants to purchase shares of common stock (1) in connection with the sale of preferred stock, (2) in connection with a debt guaranty provided by the Company’s organizing directors, and (3) for payment of services rendered. The warrants generally expire five years from date of grant. During 2003, certain stock warrants were repriced and therefore are subject to variable accounting from the modification date to the date the warrants are exercised, forfeited or expired. No compensation expense was required to be recognized on these warrants as of December 31, 2003. Summarized information related to the stock warrants is as follows:

	Years Ended December 31,

	2003		2002

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Stock warrants issued and exercisable, beginning of year	1,577,999	$3.68	1,557,999	$3.68
Granted in connection with preferred stock offering at an exercise price of $4.00 per share	—	—	20,000	4.00
Stock warrants exchanged	(126,874)	(4.00)	—	—
Stock warrants repriced	126,874	1.75	—	—

Stock warrants issued and exercisable, end of year	1,577,999	3.50	1,577,999	3.68

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.     Income Taxes

      The components of deferred income taxes are as follows:

	December 31,

	2003	2002

Deferred tax assets:
Loan loss allowance	$314,726	$264,750
Unrealized losses on securities available for sale	86,399	—
Net operating loss carryforward	4,246,848	4,334,030
Premises and equipment	53,262	—
Other	124,878	92,582

Total gross deferred tax assets	4,826,113	4,691,362
Valuation allowance	(4,739,714)	(4,665,695)

Deferred tax assets after valuation allowance	86,399	25,667
Deferred tax liabilities related to premises and equipment	—	25,667

Net deferred taxes	$86,399	$—

      At December 31, 2003, the Company has available net operating loss carryforwards of approximately $11,188,000 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2018.

      The future tax consequences of the difference between the financial reporting and tax bases of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset as the realization of the deferred tax assets is dependent on future taxable income.

Note 12.     Commitments

      The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

      The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

      A summary of the Company’s financial instruments whose contract amounts represent credit risk is as follows:

	December 31,

	2003	2002

Commitments to extend credit	$14,588,000	$9,597,000
Standby letters of credit and financial guarantees written	$191,000	$—

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

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The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

      In May 2003, Thacker & Loucks, Inc., d/b/a Thacker & Loucks Financial Services, a Georgia corporation (“Thacker”), filed an action against the Company in the State Court of Fulton County alleging a breach of contract by the Company. The breach of contract alleged by Thacker relates to a Servicing Representative Agreement dated as of August 3, 2001 (the “Agreement”) by and between the Bank and Thacker. Under the Agreement, the Bank agreed to discount from time to time an indeterminate number of certain types of contracts which met the Bank’s underwriting criteria. Pursuant to the terms of the Agreement, in February the Bank provided Thacker with written notice of the Bank’s intention to terminate the Agreement after the expiration of a 180-day notice period.

      The complaint filed by Thacker alleged that the Company failed to approve loans which met or exceeded the underwriting criteria and failed to communicate with Thacker. The complaint filed by Thacker seeks contractual damages in the amount of $3,500,000, plus reasonable attorney’s fees and costs of the litigation.

      Management believes that the Bank has abided by all applicable terms of the Agreement, including those terms related to continuing performance during the notice period prior to termination, and that the claim asserted by Thacker is without merit.

      Thacker filed its original lawsuit against the Company, which was not a party to the Agreement and was therefore the wrong entity. The Company filed its answer in June 2003, denying all claims and informing Thacker that it had sued the wrong entity. Thacker agreed to file a joint consent order dismissing the Company from the action and substituting the Bank, the actual party to the Agreement, as the actual defendant. The consent order stipulated that the Bank would be given an opportunity to file its own answer. This answer was filed in December 2003 and discovery has commenced in the amended action.

      There are no motions pending in this action. The Bank intends to vigorously defend this lawsuit.

Note 13.	Concentrations of Credit Risk

      The Company originates primarily commercial, residential and consumer loans to customers in the metropolitan Atlanta area. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in this area.

      Seventy-three percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 4.

      The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of unimpaired capital and surplus, as defined by OTS regulations, or approximately $1,158,000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14.	Regulatory Matters

      The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, no amounts were available for dividend declaration without regulatory approval.

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, Tier I capital to average assets and Tangible capital to average assets.

      The most recent notice from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain the minimum requirements for total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below.

      The OTS requested in the third quarter of 2003 that the Bank maintain a total risk-based capital ratio of 10.0% or higher (the threshold to be categorized as “well capitalized”) effective September 30, 2003. The OTS based its request on the fact that the proportion of the Bank’s loan portfolio which consists of “non-homogenous” (i.e., nonresidential mortgage) loans is somewhat higher than that of the average thrift institution. At December 31, 2003, the Bank temporarily fell below the requested 10.0% “well capitalized” level for its total risk-based capital ratio, and promptly notified the OTS that its total risk based capital was 9.76% at December 31, 2003. The Bank remained adequately capitalized (above 8%) at December 31, 2003. Since the Company contributed cash to the Bank in the first quarter of 2004, management expects the Bank’s total risk-based capital ratio to be above 10.0% at March 31, 2004. Management believes that this temporary decline in total risk-based capital will not significantly impact the Bank or the Company.

      We believe that, as of December 31, 2003 and 2002, the Bank met all capital requirements to which to which it is subject.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Bank’s actual capital amounts and ratios are presented in the following tables.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2003:
Total Capital to Risk-weighted Assets	$7,372	9.76%	$6,042	8.00%	$7,552	10.00%
Tier I Capital to Risk-weighted Assets	$6,428	8.51%	$3,021	4.00%	$4,531	6.00%
Tier I Capital to Average Assets	$6,428	5.78%	$4,456	4.00%	$5,570	5.00%
Tangible Capital to Average Assets	$6,428	5.78%	$1,671	1.50%	N/A	N/A
As of December 31, 2002:
Total Capital to Risk-weighted Assets	$6,914	9.65%	$5,732	8.00%	$7,166	10.00%
Tier I Capital to Risk-weighted Assets	$6,018	8.40%	$2,866	4.00%	$4,299	6.00%
Tier I Capital to Average Assets	$6,018	5.98%	$4,023	4.00%	$5,029	5.00%
Tangible Capital to Average Assets	$6,018	5.98%	$1,509	1.50%	N/A	N/A

Note 15.	Fair Value of Financial Instruments

      The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold:

      The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair values.

Securities:

      Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair value.

Mortgage Loans Held for Sale:

      The carrying value of mortgage loans held for sale approximated their fair value.

Loans:

      For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar

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credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits:

      The carrying amounts of demand deposits, savings deposits and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings:

      For variable-rate borrowings that reprice frequently, the carrying amount approximates fair value. For fixed rate borrowings, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for similar terms to borrowers of similar credit quality.

Off-Balance Sheet Instruments:

      Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, both the carrying amounts and fair values of these items are insignificant.

Limitations:

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The carrying amounts and estimated fair values of the Company’s financial instruments were as follows:

	December 31, 2003		December 31, 2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash, due from banks, interest-bearing deposits in banks and federal funds sold	$8,227,848	$8,227,848	$6,633,440	$6,633,440
Securities available for sale	20,761,358	20,761,358	—	—
Securities held-to-maturity	—	—	13,638,045	13,681,193
Other securities	450,000	450,000	510,000	510,000
Mortgage loans held for sale	—	—	7,820,139	7,820,139
Loans, net	79,814,908	80,687,737	69,561,583	70,241,491
Financial liabilities:
Deposits	95,487,429	95,833,599	84,578,187	85,000,679
Other borrowings	9,372,444	9,569,645	9,280,053	9,346,867

Note 16.     Supplemental Financial Data

      Components of other expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,

	2003	2002

Other expense:
Supplies and printed forms	$44,607	$122,989
Telecommunications	141,195	125,638
Regulatory and supervisory assessments	83,357	117,224
Credit reports	16,704	115,852
Business tax and insurance premiums	83,109	74,101

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.     Parent Company Financial Information

      The following information presents the condensed balance sheets, statements of operations and cash flows of ebank Financial Services, Inc. as of and for the years ended December 31, 2003 and 2002:

Condensed Balance Sheets

	2003	2002

Assets:
Cash	$18,830	$7,783
Federal funds sold	378,000	115,000

Cash and cash equivalents	396,830	122,783
Investment in subsidiary	6,286,839	6,017,628
Other securities	—	60,000
Other assets	100,662	657,169

Total assets	$6,784,331	$6,857,580

Liabilities:
Other borrowings	$372,444	$250,000
Other liabilities	52,976	77,360

Total liabilities	425,420	327,360
Stockholders’ equity	6,358,911	6,530,220

Total liabilities and stockholders’ equity	$6,784,331	$6,857,580

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Operations

	2003	2002

Income:
Dividends from Peachtree Capital Corporation	$—	$95,155
Gain on sale of Peachtree Capital Corporation	—	68,825
Gain on sale of other securities	6,525	—
Other	3,366	1,071

Total income	9,891	165,051

Expenses:
Interest	10,161	10,582
Salaries and benefits	—	187
Equipment and occupancy expenses	—	55,876
Professional and other outside services	213,407	246,072
Other operating expenses	6,843	68

Total expenses	230,411	312,785

Loss before equity in net income (loss) of subsidiary	(220,520)	(147,734)
Equity in net income (loss) of subsidiary	100,417	(841,943)

Net loss	$(120,103)	$(989,677)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Cash Flows

	2003	2002

OPERATING ACTIVITIES
Net loss	$(120,103)	$(989,677)
Adjustments to reconcile net loss to net cash and cash equivalents provided (used) by operating activities:
Gain on sale of Peachtree Capital Corporation	—	(68,825)
Gain on sale of other securities	(6,525)	—
Equity in net (income) loss of subsidiary	(100,417)	841,943
Depreciation	—	46,767
Net other operating activities	68,035	326,101

Net cash and cash equivalents (used) provided by operating activities	(159,010)	156,309

INVESTING ACTIVITIES
Sale of Peachtree Capital Corporation	578,000	—
Investment in subsidiary	(310,000)	—
Sale of other securities	156,525	—
Reimbursement by the bank for purchases of equipment	—	174,925
Purchase of Peachtree Capital Corporation	—	(446,750)

Net cash and cash equivalents provided (used) by investing activities	424,525	(271,825)

FINANCING ACTIVITIES
Proceeds from other borrowings	247,444	—
Repayment of other borrowings	(125,000)	—
Net proceeds from sale of preferred stock	—	100,000
Deferred offering costs	(93,662)	—
Dividends paid on preferred stock	(20,250)	(20,362)

Net cash and cash equivalents provided by financing activities	8,532	79,638

Net increase (decrease) in cash and cash equivalents	274,047	(35,878)
Cash and cash equivalents at beginning of year	122,783	158,661

Cash and cash equivalents at end of year	$396,830	$122,783

Note 18.	Business Combination and Subsequent Sale of Subsidiary

      Effective January 2, 2002, the Company acquired Peachtree Capital Corporation (“PCC”), a financial planning and securities brokerage firm located in Atlanta, Georgia. In exchange for all the outstanding stock of PCC, the Company paid $400,000 in cash and issued 76,792 shares of the Company’s Series B-1 preferred stock and 76,792 shares of the Company’s Series B-2 preferred stock. The preferred stock was valued at $450,000 and paid a 9% annual dividend payable semi-annually. PCC’s President became a member of the Company’s Board of Directors as part of this acquisition. The Company incurred total costs, including finder’s fee, related to this acquisition of $106,250 and at January 2, 2002, PCC’s only asset was $15,000 deposited with a clearing broker/dealer and PCC had no liabilities. Goodwill of

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$941,250 was recorded for the excess of the purchase price plus acquisition costs over the fair value of the net assets acquired.

      Effective December 31, 2002 the Company sold all of the outstanding capital stock of PCC back to the individuals from whom the Company acquired PCC. In exchange for all the capital stock of PCC, the purchasers delivered to the Company 76,792 previously issued shares of it’s Series B-1 preferred stock valued at $225,000, 76,792 previously issued shares of its Series B-2 preferred stock valued at $225,000 and a cash payment of $578,000. The amount of consideration was determined based upon arm’s length negotiations. Upon the sale, the President of PCC resigned from the Company’s Board of Directors. The operating results of PCC are included in the consolidated statement of operations from January 2, 2002 through December 31, 2002.

      In connection with the purchase of PCC, the Company issued to Attkisson, Carter & Company, a greater than 5% beneficial owner of the Company, 20,307 shares of our common stock as a 7% finders’ fee. There was no brokerage fee in connection with the sale of PCC.

Note 19.	Subsequent Event

      On February 11, 2004, the Company commenced an offering to raise up to $4 million of new capital through the sale of up to 3,703,704 shares of the Company’s common stock at a price of $1.08 per share, subject to a minimum subscription amount of 100 shares for each investor. The offering will terminate 90 days following its commencement (on May 11, 2004), although the Company may extend the offering for one additional 30-day period in its sole discretion.

      The purpose of the offering is to raise up to $4 million of new capital to support the future growth and development of the business of the Bank. If the offering is successful, the Company expects to use approximately $375,000 of the proceeds to repay certain outstanding debt of the Company and to use substantially all of the remaining proceeds as additional regulatory and working capital for the Bank, to support future growth in its deposits and asset base.

      The offering is being conducted solely on a best efforts basis, with no involvement of or purchase commitments from any underwriters. However, the Company has engaged Jones, Byrd & Attkisson, Inc. to serve as placement agent for purposes of soliciting investor responses and participation in the offering and responding to inquiries concerning the offering, and will reimburse that firm for their reasonable expenses in connection with such engagement. A principal of Jones, Byrd & Attkisson, Inc. is a greater than 5% beneficial owner of the Company. Additionally, the Company will pay a commission equal to 4% of the subscription price in connection with any subscription directly solicited by Jones, Byrd & Attkisson, Inc. and will pay the same 4% commission to any other eligible NASD member firm named by an investor in their executed subscription agreement as having assisted with their subscription.